Exhibit 10.11

SECOND MEZZANINE LOAN AGREEMENT

Dated as of February 28, 2006

By and Between

415 GREENWICH MEZZANINE OWNER LLC,

as Borrower,

and

AIG MORTGAGE CAPITAL, LLC,

as Lender

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EXHIBITS

EXHIBIT A		The Land
EXHIBIT B		Organizational Structure
EXHIBIT C		Borrower’s Requisition

SCHEDULES

Schedule I	-	Intentionally Deleted.
Schedule II	-	Litigation
Schedule III	-	Intentionally Deleted.
Schedule IV	-	Borrower’s Chief Executive Office Address and Federal Employer’s Identification Number
Schedule V	-	Intellectual Property
Schedule VI	-	Equipment Leases

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SECOND MEZZANINE LOAN AGREEMENT

THIS SECOND MEZZANINE LOAN AGREEMENT, dated as of February 28, 2006 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and between 415 GREENWICH MEZZANINE OWNER LLC, a Delaware limited liability company (“Borrower”), having its principal place of business at 155 East 55th Street, Suite 6D, New York, New York 10022, and AIG MORTGAGE CAPITAL, LLC, a Delaware limited liability company, having an address at 1999 Avenue of the Stars, 38th Floor, Los Angeles, California 90067 (“Lender”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

WITNESSETH:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents.

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:

I. DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided:

“ACR” shall have the meaning as set forth in Section 2.8.5(c).

“ADA” shall mean the Americans with Disabilities Act of 1992, as amended from time to time.

“ADA and Environmental Indemnity” shall mean that certain Second Mezzanine ADA and Environmental Indemnity Agreement, of even date herewith, executed by Borrower for the benefit of Lender as the same may be amended from time to time.

“Additional Costs” shall have the meaning as set forth in Section 2.2.4(a).

“Advance” or “Advances” shall mean any disbursement of the proceeds of the Mezzanine Loan by Mezzanine Lender pursuant to the terms of the Mezzanine Loan Documents.

“Affiliate” shall mean, as to any Person, any other Person that (i) directly or indirectly, owns more than twenty-five percent (25%) of such Person, (ii) directly or indirectly, is in control of, is controlled by or is under common control with such Person, or (iii) is a director or officer of such Person or of an Affiliate of such Person. As used in this definition the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Contracts” shall mean those contracts with Affiliates of Borrower to be approved by Lender, as the same may be amended from time to time with the consent of Lender.

“Affiliate Debt” shall mean any and all Indebtedness owed by Borrower to an Affiliate of Borrower.

“Affirmation of Payment” shall have the meaning as set forth in Section 2.8.3(b)(ii).

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean One Million and No/100 Dollars ($1,000,000).

“Annual Budget” shall mean the operating and capital budget for the Property setting forth Mortgage Borrower’s and Borrower’s good faith estimate of Gross Revenue, Operating Expenses, and Capital Expenditures for the applicable Fiscal Year.

“Applicable Interest Rate” shall mean either (i) the LIBOR Rate plus the Applicable Spread with respect to any period when the Loan is a LIBOR Loan or (ii) the Reference Rate plus the Applicable Spread with respect to any period when the Loan is a Reference Rate Loan.

“Applicable Spread” shall mean with respect to the LIBOR Rate or the Reference Rate, as applicable, eight and a half percent (8.5%).

“Approvals”, “Approved”, “approval” or “approved” shall mean, as the context so determines, an approval in writing given to the party seeking approval after full disclosure to the party giving approval of all material facts reasonably necessary in order to determine whether approval should be granted.

“Approved Accountant” shall mean Speilman, Koenigsberg and Parker, LLP (provided that no Event of Default has occurred and is continuing) or any independent certified public accountant of recognized standing approved by Lender (which approval shall not be unreasonably withheld, conditioned or delayed).

“Architect’s Contract” shall mean that certain Contract for Architectural Services, dated October 4, 2004, between Mortgage Borrower and Borrower’s Architect, as the same may be amended from time to time with Lender’s reasonable approval.

“Assignment of Condominium Documents” shall mean that certain Second Mezzanine Assignment of Collateral Assignment of Contracts, Condominium Documents and Contract Deposits dated as of the date hereof among Mortgage Borrower, Borrower and Lender, as the same may be amended from time to time.

“Assignment of Contracts” shall mean that certain Second Mezzanine Assignment of Contracts, Licenses and Permits, dated the date hereof, from Mortgage Borrower and Borrower, as assignor, to Lender, as assignee, as the same may be amended from time to time.

“Assignment of Management Agreement” shall mean any assignment of management agreement and subordination of management fees hereafter entered into by Mortgage Borrower and Manager pursuant to Section 7.2, as the same may be amended from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.

“Basle Accord” shall have the meaning as set forth in Section 2.2.4(c).

“Bona Fide Sales Contract” shall mean a bona fide, unconditional contract in the form included in the Offering Plan (except for customary title conditions and rights of rescission required by law, and except that Mortgage Borrower may, in its sole discretion, incorporate a financing contingency for not longer than ninety (90) days) for the sale of a Unit to a Person which is not an Affiliate of Mortgage Borrower, which satisfies the requirements of Section 4.1.40(g)(iii).

“Borrower” shall mean 415 Greenwich Mezzanine Owner LLC, a Delaware limited liability company, together with its permitted successors and permitted assigns.

“Borrower’s Architect” shall mean H. Thomas O’Hara, Architect, PLLC or such other architect licensed in the State of New York, engaged by Mortgage Borrower and approved by Mortgage Lender, in accordance with the terms of the Building Loan Agreement.

“Borrower’s Requisition” shall have the meaning as set forth in Section 2.9.1.

“Borrower’s Sponsor” shall mean Heritage Partners, LLC, a New York limited liability company.

“Budget Line” shall have the meaning as set forth in Section 2.1.14.

“Building” shall have the meaning set forth in the Building Loan Agreement.

“Building Costs” shall mean all costs and expenses of constructing and renovating the Project Improvements (including Hard Costs and Soft Costs) which are Costs of the Improvements.

“Building Loan” shall mean the loan made by Mortgage Lender to Mortgage Borrower pursuant to the Building Loan Agreement in the principal amount of up to the Building Loan Amount.

“Building Loan Advances” shall mean “Advances” under the Building Loan Agreement.

“Building Loan Agreement” shall mean that certain Building Loan Agreement dated as of the date hereof between Mortgage Lender and Mortgage Borrower as the same may be amended from time to time.

“Building Loan Documents” shall have the meaning given to such term in the Building Loan Agreement.

“Building Loan Mortgage” shall have the meaning given to such term in the Building Loan Agreement.

“Building Loan Note” shall have the meaning given to such term in the Building Loan Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday, or a legal holiday on which commercial banks are not open for general business in the State of New York.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Carlton” shall mean Carlton Advisory Services, Inc., and its Affiliates, successors and assigns.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to the Property or any part thereof.

“Claim” shall have the meaning as set forth in Section 10.13(c).

“Closing Date” shall mean the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” shall have the meaning set forth in the Pledge Agreement.

“Commercial Unit” or “Commercial Units” shall mean any Unit or Units designated for commercial use in the Offering Plan.

“Completion Date” shall have the meaning given to such term in the Building Loan Agreement.

“Completion of the Improvements” shall mean the substantial completion (i.e., completion of the Project Improvements other than Punch List Items) of the construction and renovation of the Project Improvements substantially in accordance with all Plans and Specifications, all applicable Legal Requirements, all Permitted Encumbrances, the Condominium Documents and the Building Loan Agreement, and that all utilities necessary to service the Property have been connected and are in operation, such completion to be evidenced to the reasonable satisfaction of Lender and the Construction Consultant; together with the delivery to Mortgage Lender and Lender of a permanent or temporary certificate of occupancy (if subject to any conditions, such conditions being reasonably acceptable to Mortgage Lender and Lender) for the Improvements and evidence that all other Governmental Approvals have been issued and all other applicable Legal Requirements have been satisfied so as to allow the Improvements to be used and operated in accordance with the Mortgage Loan Documents.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condominium Act” shall mean Article 9-B of the New York Real Property Law (339-d et seq.) of the State of New York and all modifications, supplements and replacements thereof and all regulations with respect thereto, now or hereafter enacted or promulgated.

“Condominium Conversion” shall mean the conversion of the Property to a condominium regime of ownership in accordance with the Building Loan Agreement and this Agreement.

“Condominium Documents” shall mean the Offering Plan, Declaration of Condominium, by-laws and rules and regulations of a condominium association and any and all other documentation related to the proper formation and operation of the condominium regime to be established at the Property under New York law and the marketing and sale of condominium Units at the Property, including, without limitation, all contracts of sale for Units (including, without limitation, all agreements with respect to non-refundable and other purchase deposits related thereto), and other sales materials.

“Construction Consultant” shall mean Merritt and Harris, Inc., or such other Person as Mortgage Lender may designate and engage as a replacement to inspect the Improvements and the Property as construction progresses and consult with and to provide advice to and to render reports to Mortgage Lender and Lender, which Person may be, at Mortgage Lender’s and Lender’s option upon notice to Borrower and Mortgage Borrower, either an officer or employee of Mortgage Lender and Lender or consulting architects, engineers or inspectors appointed by Mortgage Lender and Lender.

“Construction Manager” shall mean Triple S Construction and Development Corp., d/b/a J. Stern Construction Group or such other construction manager or general contractor approved by Mortgage Lender in accordance with the terms of the Building Loan Agreement.

“Construction Manager’s Agreement” shall mean that certain guaranteed maximum price contract called the Construction Management Agreement dated January 20, 2006, between Mortgage Borrower and Construction Manager, as the same may be amended from time to time upon Lender’s approval not to be unreasonably withheld, conditioned or delayed.

“Construction Schedule” shall mean the schedule, broken down by trade, of the estimated dates of commencement and completion of the Project Improvements certified by Mortgage Borrower to Lender in a preliminary form as of the date hereof and in a final form approved by the Construction Consultant in accordance with the terms of this Agreement and the Building Loan Agreement prior to the Initial Building Loan Advance, which approval shall not be unreasonably withheld, conditioned or delayed.

“Contract” shall have the meaning as set forth in Section 4.1.40(b).

“Costs of the Improvement” shall mean those items defined as an “improvement” and/or a “cost of improvement” under Section 2 of the Lien Law.

“Counterparty” shall mean each counterparty to, or issuer of, any Interest Rate Cap Agreement other than Borrower or an Affiliate of Borrower.

“Covered Disclosure Information” shall have the meaning as set forth in Section 12.1.6(b).

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including, without limitation, any amounts payable to Lender pursuant to Section 2.2) due to Lender in respect of the Loan under the Note, this Agreement, the Pledge Agreement, the ADA and Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal payments, if any, and scheduled interest payments under the Note.

“Debt Service Funds” shall have the meaning set forth in Section 6.1.1.

“Declaration of Condominium” shall mean that certain declaration of condominium with respect to the Property to be recorded in the City Register’s Office of the County in which the Property is located, as the same may be amended from time to time.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) five percent (5%) above the Applicable Interest Rate.

“Deferred Development Fee” shall mean those fees in the aggregate amount of the $2,005,000 payable by Borrower to Heritage Partners, LLC; provided that such Deferred Development Fee shall only be payable during the term of the Loan if (a) funds are available from the Mezzanine Loan and the Mortgage Loan in an amount necessary for the Completion of the Improvements and (b) Net Sale Proceeds are available in the Deposit Account in an amount necessary to pay off the outstanding balance of the Mezzanine Loan and the Mortgage Loan.

“Development Fee” shall mean those fees in the aggregate amount of $995,000 payable by Mortgage Borrower to Heritage Partners, LLC in connection with advisory services for the development of the Property.

“Disbursement Schedule” shall mean the schedule of the amounts of Advances and Building Loan Advances anticipated to be requisitioned by Borrower each month during the term of the Loan, certified by Borrower to Lender prior to the Initial Building Loan Advance.

“Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents or marketing materials, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.

“Draw Request” shall mean, with respect to each Advance hereunder, Borrower’s Requisition, and documents required by this Agreement to be furnished to Lender as a condition to such Advance.

“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s, and “F-1+” by Fitch, Inc. in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “A+” by Fitch and S&P and “aa3” by Moody’s.

“Environmental Engineer” shall mean Middleton Environmental, Inc., or such other environmental engineering or similar inspection firms reasonably approved by Mortgage Lender.

“ERISA” shall have the meaning as set forth in Section 4.2.11.

“Escrow Agent” shall have the meaning as set forth in Section 4.1.40(e).

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time and including any successor regulation thereto.

“Event of Default” shall have the meaning as set forth in Section 9.1.

“Exchange Act” shall have the meaning as set forth in Section 12.1.6(a).

“Excluded Taxes” means, with respect to Lender or any other recipient of any payment to be made by or on account of any Obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America or any state thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located, and (b) any branch profits taxes imposed by the United States of America or any similar law imposed by any other jurisdiction in which Borrower is located.

“Exit Fee” shall mean an amount equal to one percent (1%) of the Net Sale Proceeds with respect to any release of a Unit or grant of a parking license in the Parking Facility.

“Extended Maturity Date” shall mean March 1, 2009.

“Extension Fee” shall mean an amount equal to twenty-five one-hundredths percent (0.25%) of the then outstanding principal balance of the Loan.

“Extension Period” shall mean a period of twelve (12) consecutive months following the Initial Maturity Date.

“Final Completion” shall mean that, in addition to the Completion of the Improvements, all Punch List Items (other than non-material de minimis matters) shall have been completed substantially in accordance with the Plans and Specifications, all applicable Legal Requirements, the Building Loan Agreement and this Agreement.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“First Mezzanine Borrower” shall mean 415 Greenwich Senior Mezzanine Owner LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“First Mezzanine Collateral” shall mean the “Collateral” under the First Mezzanine Loan Documents.

“First Mezzanine Lender” shall mean SunAmerica Life Insurance Company, an Arizona corporation (in its capacity as the holder of the First Mezzanine Loan), together with its successor and assigns.

“First Mezzanine Loan” shall mean that certain loan in the maximum principal amount of Twenty-Five Million and 00/100 Dollars ($25,000,000.00) of even date herewith made by First Mezzanine Lender to First Mezzanine Borrower.

“First Mezzanine Loan Agreement” shall mean that certain First Mezzanine Loan Agreement dated as of the date hereof between First Mezzanine Lender and First Mezzanine Borrower as the same may be amended from time to time.

“First Mezzanine Loan Default” shall mean an “Event of Default” under the First Mezzanine Loan Documents.

“First Mezzanine Loan Documents” shall mean the First Mezzanine Loan Agreement, together with all other documents and instruments executed and delivered in connection with the First Mezzanine Loan, as such documents may be amended, modified and restated in accordance with their respective terms.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Force Majeure Event” shall mean any event or condition beyond the control of Borrower or Mortgage Borrower, as applicable, including, without limitation, strikes, labor disputes, acts of God, the elements, governmental restrictions, regulations or controls, enemy action, civil commotion, terrorism, fire, casualty, accidents, mechanical breakdowns or shortages of, or inability to obtain, labor, utilities or materials, which causes delay; provided, however, that any lack of funds shall not be deemed to be a condition beyond the control of Borrower and/or Mortgage Borrower, as applicable, and provided, further, that any extension therefor shall not exceed one hundred twenty (120) days.

“Funding Obligations” shall have the meaning as set forth in Section 10.18.

“Funds” shall have the meaning as set forth in Section 6.7.1.

“GAAP” shall mean those generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Approvals” shall mean all approvals, consents, waivers, orders, acknowledgments, authorizations, permits and licenses required under applicable Legal Requirements to be obtained from any Governmental Authority for the construction and/or renovation of the Project Improvements and/or the use, occupancy and operation of the Improvements before the commencement and following completion of construction and renovation, as the context requires, including, without limitation, all land use, landmark, building, subdivision, condominium, zoning and similar ordinances and regulations promulgated by any Governmental Authority having jurisdiction over this issue or matter in question.

“Governmental Authority” shall mean any court, board, agency, commission, office, authority, department, bureau or instrumentality of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence having jurisdiction over Borrower, the Collateral, the First Mezzanine Collateral and the Property, as applicable.

“Gross Revenue” shall mean all revenue derived from the ownership and operation of the Property from whatever source, including, but not limited to, Rents, but excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Mortgage Borrower to any Governmental Authority, non-recurring revenues as reasonably determined by Lender, security deposits (except to the extent such security deposits are properly utilized to offset a loss of Rent), refunds and uncollectible accounts, proceeds of casualty insurance and Awards (other than business interruption or other loss of income insurance related to business interruption or loss of income for the period in question).

“Gross Sale Proceeds” shall mean as to the sale of any Unit and/or the grant by Mortgage Borrower of a parking license, the gross proceeds from the sale of such Unit and/or grant of such parking license, as applicable (after taking into account adjustments for any fees, expenses or transfer taxes of Mortgage Borrower paid by the purchaser of such Unit and/or licensee under such parking license and any mortgage recording tax reimbursement paid by such purchaser, and including any customary closing prorations paid by such purchaser such as real estate taxes in respect of accrual periods from and after the closing).

“Gross-up Amounts” shall have the meaning as set forth in Section 2.2.8.

“Guarantor” shall mean, collectively, Joel Silver, an individual having an address c/o Heritage Partners, LLC, 155 East 55th Street, Suite 6D, New York, New York 10022 and Ethan Eldon, an individual having an address c/o Heritage Partners, LLC, 1350 Broadway, Suite 612, New York, New York 10018.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations from Guarantor in favor of Mortgage Lender dated the date hereof, as the same may be amended from time to time.

“Guaranty of Recourse Obligations” shall mean that certain Second Mezzanine Guaranty of Recourse Obligations from Guarantor in favor of Lender dated as of the date hereof, as the same may be amended from time to time.

“Hard Costs” shall mean those Building Costs which are for labor, materials, equipment, fixtures, bond payments and Insurance Premiums.

“Hazardous Substances” shall have the meaning as set forth in the ADA and Environmental Indemnity.

“Heritage Intercompany Loan” shall mean that certain intercompany loan from Heritage Partners, LLC to Mortgage Borrower in the outstanding principal amount as of the date hereof of $701,512.31.

“Improvements” shall have the meaning set forth in the Mortgage.

“Income Tax Funds” shall have the meaning set forth in Section 6.4.1.

“Income Taxes” shall mean, collectively, all federal, state and local capital gains and/or ordinary income tax payable by Mortgage Borrower or its direct or indirect constituent members with respect to a Unit sale or the grant of a parking license.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, and (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Indemnified Liabilities” shall have the meaning as set forth in Section 10.13(b).

“Indemnified Party” shall have the meaning as set forth in Section 10.13(b).

“Indemnified Persons” shall have the meaning as set forth in Section 12.1.6(b).

“Independent Director” shall have the meaning as set forth in Section 3.1.24(d).

“Independent Manager” shall have the meaning as set forth in Section 3.1.24(d).

“Initial Advance” shall have the meaning as set forth in Section 2.8.1.

“Initial Building Loan Advance” shall mean the “Initial Advance” as defined in the Building Loan Agreement.

“Initial Maturity Date” shall mean March 1, 2008.

“Insurance Premium Funds” shall have the meaning set forth in Section 6.3.1.

“Insurance Premiums” shall have the meaning as set forth in Section 5.1.1(b) of the Building Loan Agreement.

“Intellectual Property” shall have the meaning as set forth in Section 3.1.30.

“Interest Determination Date” applicable to an Interest Period will be the second London Business Day on which dealings in deposits in U.S. dollars are transacted in the London Interbank Market next preceding the first day of such Interest Period.

“Interest Period” shall mean, with respect to any Monthly Payment Date, the period commencing on the first (1st) day of the preceding calendar month and terminating on and including the last day of the preceding calendar month; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period following any Advance shall begin on and include the date of such Advance and shall end on and include the last day of the calendar month in which such Advance was made.

“IRR Lookback Payment” shall mean a payment in an amount which brings the annualized internal rate of return on the Loan to 25%, as determined by Lender (i.e. if Lender loans Borrower $1,000,000 interest-only paid on a monthly basis for a term of two years at a 12% annual interest rate, then the Borrower must pay Lender, in addition to a $1,000,000 balloon payment at the end of two years, a 25% IRR Lookback Payment in the amount of $333,000).

“Land” shall mean the land more particularly described on Exhibit A attached hereto and includes all rights appurtenant thereto, including, without limitation, all development rights, if any, acquired by Mortgage Borrower pursuant to any air rights agreements pertaining thereto.

“Landmark Declaration” shall mean that certain Declaration by Mortgage Borrower dated March 25, 2005 and recorded on June 9, 2005 in the City Register’s Office at Instrument Number 2005000336863, as the same may be amended from time to time.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, treaties, rules, orders, regulations, ordinances, judgments, decrees, injunctions, permits or requirements of Governmental Authorities affecting Mortgage Borrower, First Mezzanine Borrower, Borrower, the Collateral, the First Mezzanine Collateral or the Property or any part thereof or the Leases or the administration thereof or the construction, use, alteration or operation of the Property, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the ADA, Rent Laws and Regulations, the Federal Worker Adjustment and Retraining Notification Act, Chapter 8-A of the Administrative Code of the City of New York, any collective bargaining agreement, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, First Mezzanine Borrower or Mortgage Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall mean AIG Mortgage Capital, LLC, a Delaware limited liability company, together with its successors and assigns.

“Lender’s Extension Option” shall have the meaning as set forth in Section 12.3.

“Lender’s Extension Period” shall have the meaning as set forth in Section 12.3.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Lender (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Maturity Date) in favor of and for the benefit of Lender and entitling Lender to draw thereon in New York, New York, issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution.

“Liabilities” shall have the meaning as set forth in Section 12.1.6(b).

“LIBOR Base Rate” shall mean, for any Interest Period in respect of any LIBOR Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by Lender on the related Interest Determination Date in accordance with the following provisions:

(a) The LIBOR Base Rate will be determined on the basis of offered rates for deposits in U.S. dollars with a maturity of one month which appear on the Reuters Screen LIBOR Page as of 11:00 A.M., London time, on the Interest Determination Date relating to such Interest Period. If at least two (2) such offered rates appear on the Reuters Screen LIBOR Page, the LIBOR Base Rate for such Interest Determination Date will be the arithmetic mean of such offered rates as determined by Lender. If fewer than two offered rates appear, the LIBOR Base Rate for such Interest Determination Date will be determined as if the parties has specified the rate described in (b) below.

(b) With respect to an Interest Determination Date on which fewer than two (2) offered rates for the applicable maturity appear on the Reuters Screen LIBOR Page as specified in (a) above, the LIBOR Base Rate will be determined at approximately 11:00 A.M., New York time, on such Interest Determination Date on the basis of the rates at which deposits in U.S. dollars having the maturity designated in the notice given by Borrower with respect to such Interest Period as provided herein are offered to prime banks in the London Interbank Market by four (4) major banks in the London Interbank Market selected by Lender and in a principal amount equal to an amount that is roughly equivalent to the principal indebtedness secured hereby for a single transaction in such market at such time; Lender’s determination of which banks are major banks in such market shall be deemed conclusive absent manifest error. Lender will request the principal New York office of each of such banks to provide a quotation of its rate. If at least two (2) such quotations are provided, the LIBOR Base Rate for such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two quotations are provided, the LIBOR Base Rate for such Interest Determination Date will be the arithmetic mean of the rates quoted by three (3) major banks in The City of New York selected by Lender at approximately 11:00 A.M., New York City time, on such Interest Determination Date, for loans in U.S. dollars to leading European banks having the applicable maturity and in a principal amount equal to an amount that is roughly equivalent to the principal indebtedness evidenced hereby for a single transaction in such market at such time; Lender’s determination of which banks are major banks in such market shall be deemed conclusive. However, if the banks selected by Lender are not quoting as mentioned in the preceding sentence, the LIBOR Base Rate will be the LIBOR Base Rate in effect hereunder on such Interest Determination Date.

(c) All dollar amounts used in or resulting from such calculation will be rounded to the nearest cent with one-half cent being rounded upwards. Lender’s determination of such rate shall be conclusive and binding on Borrower absent manifest error.

(d) In no event shall the LIBOR Base Rate exceed 4.75% per annum.

“LIBOR Loan” shall mean the Loan or any portion thereof at any time in which the Applicable Interest Rate for the Loan or such portion thereof is calculated with reference to the LIBOR Rate in accordance with the provisions of Article II hereof.

“LIBOR Rate” shall mean, for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by Lender to be equal to the LIBOR Base Rate for such Interest Period.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting the Property, the Collateral, the First Mezzanine Collateral or any portion thereof or Borrower, First Mezzanine Borrower or Mortgage Borrower, or any interest in Borrower, First Mezzanine Borrower or Mortgage Borrower, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances against the Property, the Collateral, the First Mezzanine Collateral or any portion thereof or Borrower, First Mezzanine Borrower or Mortgage Borrower or any interest in Borrower, First Mezzanine Borrower or Mortgage Borrower.

“Lien Law” shall mean the Lien Law of the State of New York.

“Line Items” shall have the meaning as set forth in Section 2.1.14.

“Liquidation Event” shall have the meaning set forth in Section 2.5.2.

“Loan” shall mean, the loan made by Lender to Borrower pursuant to this Agreement in the maximum principal amount of $15,896,000.

“Loan Budget” shall have the meaning as set forth in Section 2.1.14.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Pledge Agreement, the ADA and Environmental Indemnity, the Reserve and Security Agreement, the Guaranty of Recourse Obligations, the Assignment of Contracts, the Assignment of Condominium Documents as well as all other documents now or hereafter executed and/or delivered with respect to the Loan.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks are not open for dealing in U.S. dollars in the London interbank market in London, England.

“Losses” shall have the meaning as set forth in Section 10.13(b).

“Major Contractor” shall mean any contractor hired by Mortgage Borrower, including, without limitation, the Construction Manager (including subsidiaries and affiliates), supplying labor or materials, or both, in connection with the Project Improvements which is for an aggregate contract price equal to or greater than $1,000,000, whether pursuant to one contract or agreement or multiple contracts or agreements, after taking into account all change orders, or which relates to major project elements such as steel, concrete, HVAC systems, windows, doors and other similar items.

“Major Contracts” shall mean any contract with a Major Contractor or Major Subcontractor.

“Major Subcontractor” shall mean any subcontractor supplying labor or materials, or both, in connection with the Project Improvements which is for an aggregate contract price equal to or greater than $1,000,000, whether pursuant to one contract or agreement or multiple contracts or agreements, after taking into account all change orders, or which relates major project elements such as steel, concrete, HVAC systems, windows, doors and other similar items.

“Management Agreement” shall mean any management agreement entered into by Mortgage Borrower and Manager in accordance with Section 7.1 and on terms approved by Lender in its reasonable discretion, pursuant to which such Manager is to provide management and other services with respect to the Property.

“Manager” shall mean a manager, as shall have been approved by Lender in accordance with Section 7.1.

“Maturity Date” shall mean the Initial Maturity Date or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise; provided, however, that if (a) Borrower exercises its right to extend the term of the Loan for the Extension Period or (b) Lender exercises Lender’s Extension Option and, in accordance with the terms of this Agreement, the term of the Loan is so extended, from and after such extension of the term of the Loan, “Maturity Date” shall mean the Maturity Date, as extended by such Extension Period or Lender’s Extension Period, or such earlier date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine Borrower” shall mean, collectively, Borrower and First Mezzanine Borrower.

“Mezzanine Debt Service” shall mean the aggregate of (i) Debt Service and (ii) “Debt Service” as defined in the First Mezzanine Loan Documents.

“Mezzanine Lender” shall mean, collectively, Lender and First Mezzanine Lender.

“Mezzanine Loan” shall mean, collectively, the Loan and the First Mezzanine Loan.

“Mezzanine Loan Documents” shall mean, collectively, all documents evidencing the Loan and the First Mezzanine Loan.

“Minimum Counterparty Rating” shall mean a long-term unsecured debt rating from S&P and Fitch of at least “AA-” and from Moody’s of at least “Aa3”, which rating shall not include a “t” or otherwise reflect a termination risk.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Building Loan, or, if such day is not a Business Day, the immediately succeeding Business Day.

“Mortgage” shall mean, collectively, the Building Loan Mortgage and the Senior Loan Mortgage.

“Mortgage Borrower” shall mean 415 Greenwich Fee Owner LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mortgage Borrower’s Requisition” shall have the meaning given to “Borrower’s Requisition” in the Building Loan Agreement.

“Mortgage Lender” shall mean AIG Mortgage Capital, LLC, a Delaware limited liability company, in its capacity as the holder of the Mortgage Loan, together with its successors and permitted assigns.

“Mortgage Loan” shall mean, collectively, the Building Loan and the Senior Loan.

“Mortgage Loan Agreement” shall mean, collectively, the Building Loan Agreement and the Senior Loan Agreement.

“Mortgage Loan Default” shall mean an “Event of Default” under the Mortgage Loan Documents.

“Mortgage Loan Documents” shall mean, collectively, the Building Loan Documents and the Senior Loan Documents.

“Mortgage Shortfall” shall mean, for each month, as determined by Mortgage Lender on the third (3rd) Business Day of each month, an amount equal to the sum of all expenses, disbursements and Building Loan Advances expected to be paid by Mortgage Lender during such month as described in items Article II of the Building Loan Agreement and Section 4.1.40(iii) of the Building Loan Agreement and Section 4.1.40(iii) of the Senior Loan Agreement (i.e., on account of debt service under the Mortgage Loan, Taxes, Insurance, and

Operating Expenses) to the extent that such amounts have not been paid to Building Loan Borrower and Senior Loan Borrower in accordance with the Building Loan Documents and Senior Loan Documents, as applicable.

“Net Liquidation Proceeds After Debt Service” shall mean, with respect to any Liquidation Event, all amounts paid to or received by or on behalf of Mortgage Borrower or First Mezzanine Borrower in connection with such Liquidation Event, including, without limitation, proceeds of any sale, refinancing or other disposition or liquidation, less (a) Lender’s, First Mezzanine Borrower’s and/or Mortgage Lender’s reasonable costs incurred in connection with the recovery thereof, (b) the costs incurred by Mortgage Borrower or First Mezzanine Borrower in connection with a Restoration of all or any portion of the Property made in accordance with the Mortgage Loan Documents, (c) amounts required or permitted to be deducted therefrom and amounts paid pursuant to the Mortgage Loan Documents to Mortgage Lender, and amounts required or permitted to be deducted therefrom and amounts paid pursuant to the First Mezzanine Loan Documents to First Mezzanine Lender, (d) in the case of a foreclosure sale, disposition or Transfer of the Property in connection with realization thereon following a Mortgage Loan Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (e) in the case of a foreclosure sale, such costs and expenses incurred by Mortgage Lender under the Mortgage Loan Documents as Mortgage Lender shall be entitled to receive reimbursement for under the terms of the Mortgage Loan Documents, (f) in the case of a foreclosure sale, disposition or Transfer of the First Mezzanine Collateral in connection with realization thereon following a First Mezzanine Loan Default, such reasonable and customary costs and expenses of sale or other disposition (including attorneys’ fees and brokerage commissions), (g) in the case of a foreclosure sale, such costs and expenses incurred by First Mezzanine Lender under the First Mezzanine Loan Documents as First Mezzanine Lender shall be entitled to receive reimbursement for under the terms of the First Mezzanine Loan Documents, (h) in the case of a refinancing of the Mortgage Loan or the First Mezzanine Loan, such costs and expenses (including attorneys’ fees) of such refinancing as shall be reasonably approved by Lender or First Mezzanine Lender, as applicable, and (i) the amount of any prepayments required pursuant to the Mortgage Loan Documents, the First Mezzanine Loan Documents and/or the Loan Documents, in connection with any such Liquidation Event.

“Net Proceeds” shall mean all Proceeds payable as a result of a Casualty or a Condemnation to the Property or any portion thereof, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Proceeds.

“Net Sale Proceeds” shall mean, as to the sale of any Unit and/or the grant of any parking license on the Property, the Gross Sale Proceeds from the sale of such Unit and/or the Gross Sale Proceeds from the grant of such parking license minus (a) customary and reasonable closing costs and expenses not to exceed seven percent (7%) of the Gross Sale Proceeds (including transfer taxes, broker fees, marketing agent fees, legal fees and other actual closing costs incurred and paid by Mortgage Borrower and reasonably approved by Mortgage Lender in connection with the sale of such Unit and/or grant of such parking license) and (b) Income Taxes, as reasonably determined by Mortgage Lender (for as long as Mortgage Loan is outstanding, and thereafter Lender), in connection with the sale of such Unit and/or grant of such parking license.

“New Mezzanine Borrower” shall have the meaning as set forth in Section 12.1.2(b) hereof.

“New Mezzanine Loan” shall have the meaning as set forth in Section 12.1.2(b) hereof.

“Note” shall mean that certain Second Mezzanine Loan Note, dated as of the date hereof, in the principal amount of $15,896,000.00, made by Borrower in favor of Lender as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Notice” shall have the meaning as set forth in Section 10.6.

“Obligations” shall mean the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loan, and all other obligations and liabilities of Borrower and Guarantor to Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, or out of or in connection with this Agreement, the Note, the Guaranty of Recourse Obligations and any other Loan Documents and any other document made, delivered or given in connection therewith or herewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees and disbursements of counsel to Lender that are required to be paid by Borrower and/or Guarantor pursuant to the terms of the Loan Documents) or otherwise.

“Offering Plan” shall have the meaning as set forth in Section 4.1.40.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by an authorized officer of the managing member of Borrower.

“Operating Expenses” shall mean all costs and expenses relating to the operation, maintenance and management of the Property, including, without limitation, utilities, repairs and maintenance, Insurance Premiums, Taxes and Other Charges, advertising expenses, payroll and related payroll taxes, equipment lease payments, and a management fee equal to the greater of four percent (4%) of annual rents or the actual management fee but excluding actual Capital Expenditures, depreciation and amortization.

“Operating Income” shall have the meaning as set forth in Section 12.3.

“Organizational Documents” shall mean, as to any Person, its certificate of formation and operating agreement, its partnership agreement and certificate of limited partnership or doing business certificate, as applicable, its articles or certificate of incorporation and by-laws, and/or the other organizational or governing documents of such Person.

Organizational Documents of a Person shall include, to the extent applicable, incumbency certificates, resolutions, certificates of good standing and consents of members, partners or shareholders, as applicable.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Design Professionals” shall mean all architects (other than Borrower’s Architect) and engineers engaged by Mortgage Borrower or Borrower (other than those engaged by Borrower’s Architect) to work on the Project Improvements.

“Parking Facility” shall mean the parking facility to be constructed on the Property.

“Parking Management Agreement” shall mean any parking management agreement entered into by Mortgage Borrower and Parking Manager in accordance with Section 7.4, pursuant to which such Parking Manager is to provide parking management and other services with respect to the Parking Facility.

“Parking Manager” shall mean a parking manager approved by Lender in accordance with Section 7.4, which approval shall not be unreasonably withheld, conditioned or delayed.

“Participant” shall have the meaning as set forth in Section 10.18.

“Payment and Performance Bonds” shall mean dual-obligee payment and performance bonds relating to the Construction Manager’s Agreement issued by Safeco Insurance Company of America or another surety company or companies authorized to do business in the State and in form and content reasonably acceptable to Lender, in each case in an amount not less than the full contract price; together with a dual obligee and modification rider in the form attached as Exhibit T to the Building Loan Agreement.

“Permitted Encumbrances” shall mean, collectively, (i) the Liens and security interests created by the Loan Documents, the Mortgage Loan Documents, and the First Mezzanine Loan Documents, (ii) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (iii) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent, (vi) Leases and Condominium Documents entered into in accordance with the Loan Documents, the First Mezzanine Loan Documents and the Mortgage Loan Documents, and (v) such other Liens as Lender has approved or may approve in writing in Lender’s sole discretion.

“Permitted Transfers” shall have the meaning set forth in Section 8.3.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean materials, furnishings, fixtures, machinery, equipment and all items of tangible and intangible personal property now or hereafter owned by Mortgage Borrower, First Mezzanine Borrower or Borrower, wherever located, and either (i) incorporated or to be incorporated into the Improvements, (ii) used in connection with the construction and/or renovation of the Project Improvements or (iii) to be used in connection with the operation of the Property.

“Plans and Specifications” shall mean the plans and specifications for the Project Improvements prepared by Borrower’s Architect and the Other Design Professionals to be reviewed and approved by Mortgage Lender, First Mezzanine Lender, Lender and the Construction Consultant (which approvals shall not be unreasonably withheld, conditioned or delayed) prior to the Initial Building Loan Advance, as the same may be amended and supplemented from time to time in accordance with the terms of the Building Loan Agreement.

“Pledge Agreement” shall mean that certain Second Mezzanine Pledge and Security Agreement of even date herewith made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Policies” shall have the meaning set forth in the Building Loan Agreement.

“Preliminary Project Report” shall mean the report to be prepared by the Construction Consultant of its review of the Project Cost Budget, the Plans and Specifications, the Construction Schedule, the Disbursement Schedule, the Construction Manager’s Agreement, the Trade Contracts, the Major Contracts, tests and all other reports required by the Construction Consultant prior to the Initial Building Loan Advance.

“Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. § 1701 et seq. and (d) all other Legal Requirements relating to money laundering or terrorism.

“Pro Rata Share” shall mean thirty-eight and sixty-four one hundredths percent (38.64%).

“Proceeds” shall mean: (i) the amount of all insurance proceeds payable as a result of a Casualty to the Property or any portion thereof, or (ii) the amount of the Award payable as a result of a Condemnation to the Property or any portion thereof.

“Project Cost Budget” shall have the meaning as set forth in Section 2.1.14, as the same may be amended from time to time with Lender’s, First Mezzanine Lender’s and Mortgage Lender’s reasonable approval.

“Project Costs” shall mean those Total Project Related Costs that are not Costs of Improvement as well as any Total Project Related Costs that are Costs of Improvement.

“Project Improvements” shall mean the Improvements of the Property as the same will be developed, renovated and constructed in accordance with the Plans and Specifications and all applicable Legal Requirements.

“Project Loan Contingency” shall mean the amount allocated as contingency reserve in the Project Cost Budget for “Soft Costs” of construction.

“Project Loan Costs” shall mean those Project Costs that are to be funded from proceeds of the Loan subject to satisfaction of all applicable conditions to Advances hereunder.

“Property” shall mean the Land, the Improvements now or hereafter erected thereon and all personal property owned or leased by Mortgage Borrower and encumbered by the Building Loan Mortgage and the Senior Loan Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the Granting Clauses of the Building Loan Mortgage and the Granting Clauses of the Senior Loan Mortgage.

“Provided Information” shall mean any and all financial and other information provided at any time by, or on behalf of, Borrower with respect to the Property, Borrower, Mortgage Borrower, First Mezzanine Borrower and/or Guarantor.

“Punch List Items” shall mean, collectively, minor or insubstantial details of construction, decoration, mechanical adjustment or installation, which do not hinder or impede, in any material respect, the use, operation, or maintenance of the Property or the ability to obtain a temporary or permanent certificate of occupancy with respect thereto.

“Rating Agencies” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), and Fitch, Inc. (“Fitch”), and any other nationally-recognized statistical rating agency if and to the extent that any of S&P, Moody’s or Fitch or other nationally-recognized statistical rating agency is actually rating the Securities.

“Re-Dating” shall have the meaning set forth in Section 12.1.4.

“Reference Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Reference Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-sixteenth of one percent (0.0625%). If The Wall Street Journal ceases to publish the “Prime Rate”, Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.

“Reference Rate Loan” shall mean the Loan or any portion thereof at any time in which the Applicable Interest Rate for the Loan or such portion thereof is calculated with reference to the Reference Rate in accordance with the provisions of Article II hereof.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect, including any successor or other Regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulatory Change” shall mean any change after the date of this Agreement in Federal, state or foreign law or regulations (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) applying to a class of banks including Lender or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including Lender of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or government or monetary authority charged with the interpretation or administration thereof.

“Rents” shall mean all rents, moneys payable as damages or in lieu of rent, revenues, deposits that are not the property of Tenants except for Mortgage Borrower’s rights therein (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Mortgage Borrower or its agents or employees from any and all sources arising from or attributable to the Property.

“Requested Advance Date” shall have the meaning set forth in Section 2.9.2.

“Required Equity Funds” shall mean the $14,000,000.00 contributed by Mortgage Borrower in connection with the acquisition of the Property.

“Reserve and Security Agreement” shall mean that certain Reserve and Security Agreement of even date herewith among Lender, First Mezzanine Lender, Mortgage Lender, Borrower, First Mezzanine Borrower, and Mortgage Borrower and acknowledged and agreed to by Midland Loan Services, Inc., as the same may be amended from time to time.

“Residential Unit” or “Residential Units” shall mean any Unit or Units designated for residential use in the Offering Plan.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, and otherwise in accordance with Section 5.3.

“Restoration Threshold” shall mean $5,000,000.

“Reuters Screen LIBOR Page” means the display designated as page “LIBO” on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO Page on the service for the purpose of displaying London interbank offered rates of major banks).

“Second Mezzanine Advance (Mortgage Shortfall)” shall have the meaning set forth in Section 2.1.8(a) hereof.

“Securities” shall have the meaning as set forth in Section 12.1.1.

“Securities Act” shall have the meaning as set forth in Section 12.1.6(a).

“Securitization” shall have the meaning as set forth in Section 12.1.1.

“Senior Loan” shall mean the loan being made by Mortgage Lender to Mortgage Borrower with respect to the Property which is the subject of the Senior Loan Agreement.

“Senior Loan Agreement” shall mean that certain Senior Loan Agreement, dated the date hereof, between Mortgage Lender and Mortgage Borrower, as the same may be amended from time to time.

“Senior Loan Documents” shall have the meaning set forth in the Senior Loan Agreement.

“Senior Loan Mortgage” shall have the meaning as set forth in the Senior Loan Agreement.

“Severed Loan Documents” shall have the meaning as set forth in Section 9.2.1(d).

“Shortfall” shall have the meaning as set forth in Section 2.1.10.

“Soft Costs” shall mean those Total Project-Related Costs which are not Hard Costs, including but not limited to, architect’s, engineer’s, construction manager’s fees, developer’s fees, interest on the Loan, Taxes and Other Charges, Insurance Premiums and such other costs as are set forth in the Project Cost Budget.

“SPC Party” shall have the meaning as set forth in Section 3.1.24(c).

“State” shall mean the State or Commonwealth in which the Property or any part thereof is located.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the Title Company issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Mortgage Lender.

“Surveyor” shall have the meaning set forth in the Building Loan Agreement.

“Tax Funds” shall have the meaning set forth in Section 6.2.1.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies to Mortgage Borrower or an agent or Affiliate of Mortgage Borrower (including a percentage of gross income, revenue or profits) under any Lease now or hereafter affecting all or any part of the Property.

“Title Company” shall mean, collectively, Chicago Title Insurance Company and Commonwealth Land Title Insurance Company.

“Title Insurance Policy” shall have the meaning set forth in the Building Loan Agreement.

“Total Project-Related Costs” shall mean all direct and indirect costs and expenses of constructing and developing the Project Improvements (including, without limitation, Hard Costs and Soft Costs) and operating the same through the Maturity Date of the Loan, the First Mezzanine Loan and the Mortgage Loan.

“Trade Contract” shall mean any agreement (other than the Architect’s Agreement and the Construction Manager’s Agreement) entered into by Mortgage Borrower or by the Construction Manager, in which the trade contractor thereunder agrees to provide labor and/or materials in connection with the construction of the Project Improvements.

“Transfer” shall have the meaning as set forth in the Building Loan Mortgage.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State from time to time.

“UCC Title Insurance Policy” shall mean, with respect to the Collateral, a UCC title insurance policy in the form acceptable to Lender issued with respect to the Collateral and insuring the lien of the Pledge Agreement encumbering such Collateral.

“Unit” or “Units” shall mean each individual condominium unit (including any residential, commercial, or retail unit and any appurtenant interest in the common elements) in the Land and the Improvements created by the submission of the Property to the provisions of the Condominium Act in accordance with the Condominium Documents.

“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. The words

“Borrower shall cause Mortgage Borrower to” or “Borrower shall cause Mortgage Borrower not” or “Borrower shall not permit Mortgage Borrower to” (or words of similar meaning), as used herein, shall mean Borrower shall cause First Mezzanine Borrower to cause Mortgage Borrower to so act or not to so act, as applicable (or that Borrower shall permit the First Mezzanine Borrower to permit Mortgage Borrower to so act or not to so act, as applicable).

II. THE LOAN

Section 2.1 The Loan and Advances.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender agrees to make Advances of the Loan to Borrower from time to time, in accordance with the provisions hereof, during the period from the date hereof to the Maturity Date, and Borrower shall accept the Advances of the Loan from Lender, in an aggregate principal amount of up to FIFTEEN MILLION EIGHT HUNDRED NINETY-SIX THOUSAND AND NO/100 DOLLARS ($15,896,000.00).

2.1.2 No Reborrowings. Any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (i) pay or reimburse itself or Mortgage Borrower for Project Loan Costs actually incurred in connection with the construction and renovation of the Project Improvements if and to the extent that such Project Loan Costs are reflected in the Project Cost Budget, subject to reallocation pursuant to Sections 2.1.6 and 2.1.7 (or other reallocations approved by Lender in its sole discretion) and (ii) pay costs and expenses incurred in connection with the closing of the Loan, the First Mezzanine Loan and the Mortgage Loan, as approved by Lender.

2.1.5 Advances. The Project Cost Budget shall reflect, by category and line item, the purposes and the amounts for which funds to be advanced by Lender under this Agreement are to be used. Lender shall not be required to disburse for any category or line item more than its pro rata share of the amount specified therefor in the Project Cost Budget, subject to Sections 2.1.6 and 2.1.7 (or other reallocations approved by Lender in its sole discretion). Any fees or payments to be made pursuant to the Affiliate Contracts shall only be disbursed hereunder at such times provided under and otherwise in accordance with said Affiliate Contracts (but in no event shall such payments exceed from time to time the amounts allocated therefor in the Project Cost Budget).

2.1.6 Cost Overruns. If Borrower becomes aware of any change in Project Costs which will increase a category or line item of Project Costs reflected on the Project Cost Budget, Borrower shall promptly notify Lender in writing and promptly submit to Lender for its approval a revised Project Cost Budget. Any reallocation of any category or line items in the Project Cost Budget in connection with cost overruns shall be subject to Lender’s approval in Lender’s sole discretion except as set forth in Section 2.1.7. Lender shall have no obligation to make any further Advances unless and until the revised Project Cost Budget so submitted by Borrower is approved by Lender, and Lender reserves the right to approve or disapprove any revised Project Cost Budget in its sole and absolute discretion (except with respect to reallocations in accordance with Section 2.1.7).

2.1.7 Contingency Reserve. (a) Subject to the prior approval of Lender, which shall not be unreasonably withheld, conditioned or delayed, Borrower may revise the Project Cost Budget from time to time to move amounts available under the Soft Costs Budget Line denominated “Contingency” to other Soft Costs Budget Lines. Notwithstanding the foregoing, Borrower shall have the right to move “Contingency” items in accordance with this Section 2.1.7(a) without the consent of Lender so long as any such move shall not exceed three percent (3%) per Line Item with respect to the Soft Costs Budget Line.

(b) Borrower may allocate cost savings actually achieved and verifiable in any Line Item of the Project Cost Budget to other Line Items of the Project Cost Budget with Lender’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Borrower shall have the right to reallocate cost savings actually achieved and verifiable in accordance with this Section 2.1.7(b) without the consent of Lender so long as any such reallocation shall not exceed three percent (3%) per Line Item.

2.1.8 Future Disbursements to Borrower for Second Mezzanine Advances (Mortgage Shortfalls). (a) Provided that Mortgage Lender (or Mortgage Lender’s servicer) shall have certified to Lender by the third (3rd) Business Day of the calendar month in which a Mortgage Shortfall is expected to occur the amount of the Mortgage Shortfall, on the date that is one (1) Business Day prior to the Monthly Payment Date occurring in such calendar month, Lender shall make an additional advance to Mortgage Lender in the amount of Lender’s Pro Rata Share of such Mortgage Shortfall (each such advance, a “Second Mezzanine Advance (Mortgage Shortfall)”).

(b) Any Second Mezzanine Advances (Mortgage Shortfall) shall be deposited directly by Lender with Mortgage Lender at the direction of Mortgage Lender to be applied to those Line Items identified in the Loan Budget to be Advanced by Mortgage Lender.

(c) Lender agrees to make Second Mezzanine Advances (Mortgage Shortfall) whenever a Mortgage Shortfall exists including following the occurrence and during the continuance of an Event of Default.

(d) Borrower shall pay all of Lender’s reasonable costs and expenses (including without limitation reasonable attorneys’ fees and servicing fees) in connection with any Second Mezzanine Advance (Mortgage Shortfall)

(e) Borrower shall not be required to deliver a Draw Request with respect to such Second Mezzanine Advance (Mortgage Shortfall).

(f) Lender shall have the right to make such Second Mezzanine Advances (Mortgage Shortfall) without Borrower’s consent.

2.1.9 Amount of Advances. (a) In no event shall any Advance exceed the Pro Rata Share of the full amount of Project Loan Costs theretofore paid or to be paid with the proceeds of such Advance plus the Pro Rata Share of any Project Loan Costs incurred by Borrower through the date of the Draw Request for such Advance minus the aggregate amount of any Advances previously made by Lender.

(b) No Advance of the Loan by the Lender shall be deemed to be an approval or acceptance by Lender of any work performed thereon or the materials furnished with respect thereto.

2.1.10 Insufficiency of Loan Proceeds. At any time and from time to time during the term of the Loan, Lender shall have the right (but not the obligation) to notify Borrower that, in Lender’s sole but reasonable judgment, (a) the cost of all Total Project-Related Costs that remain unpaid at the time in question exceeds the aggregate undisbursed proceeds of the Mezzanine Loan and the Building Loan plus any sums deposited with Lender pursuant to this Section 2.1.10 (and/or First Mezzanine Lender pursuant to Section 2.1.10 of the First Mezzanine Loan Agreement and/or Mortgage Lender pursuant to Section 2.1.10 of the Building Loan Agreement) and not previously disbursed, or (b) the cost of completing any Line Item in the Project Cost Budget exceeds the remaining undisbursed portion of the Mezzanine Loan and the Building Loan allocated to such Line Item in the Project Cost Budget plus any sums deposited with Lender pursuant to this Section 2.1.10 or under the Building Loan Agreement or the First Mezzanine Loan Agreement to pay for such deficiency and not previously disbursed) (the amount of any such deficiency under clause (a) or (b) being herein referred to as the “Shortfall”). If Lender at any time shall so notify Borrower, Borrower shall, at its option, either individually or in combination (i) within ten (10) Business Days of Lender’s notification as aforesaid, deposit with Lender an amount equal to such Shortfall, which Lender may from time to time apply, or allow Borrower to apply, to such costs; (ii) pay for such costs, as incurred, in the amount of such Shortfall so that the amount of the Loan which remains to be disbursed shall be sufficient to pay the Pro Rata Share of all of the remaining Total Project-Related Costs which are Costs of the Improvement and Borrower shall furnish Lender with such evidence thereof as Lender shall require; (iii) post an irrevocable standby Letter of Credit in the amount of such deficiency, in favor of Lender; (iv) with respect to any Shortfall arising pursuant to clause (b) above, to the extent permitted under Section 2.1.7(a), allocate the Project Loan Contingency to the Shortfall; and (v) with respect to any Shortfall arising pursuant to clause (b) above, to the extent permitted under Section 2.1.7(b), reallocate cost savings from the Project Cost Budget in respect of the Loan (or other reallocations which are approved by Lender, in its sole discretion) in accordance with the terms of this Agreement. Borrower hereby agrees that Lender shall have a lien on and security interest in, for the benefit of Lender, any sums deposited pursuant to clause (i) above and that Borrower shall have no right to withdraw any such sums except (x) for the payment of the aforesaid costs as approved by Lender and (y) to the extent that the obligation to provide any such sum is subsequently satisfied pursuant to clauses (ii) through (v) above. Lender shall have no obligation to make any further Advances of proceeds of the Loan until the sums required to be deposited pursuant to clause (i) above have been exhausted, Borrower has actually paid or caused to be paid such Total Project-Related Costs pursuant to clause (ii) above, or until Borrower has posted an irrevocable standby Letter of Credit pursuant to clause (iii) above, as the case may be, and, in any such case, the Loan is back “in balance”. Any such sums not used as provided in said clause (i) shall be released to Borrower when and to the extent that

Lender reasonably determines that the amount thereof is more than the excess, if any, of the remaining Total Project-Related Costs over the aggregate undisbursed balance of the Building Loan and the Mezzanine Loan, provided, however, that should an Event of Default occur and be continuing, Lender, in its sole discretion, may apply such amounts either to the remaining Total Project-Related Costs or to the immediate reduction of outstanding principal and/or interest under the Note.

2.1.11 Intentionally Reserved.

2.1.12 Required Equity Funds. All Required Equity Funds shall be contributed (i.e., expended by Mortgage Borrower and invested by Mortgage Borrower in the Property) before any Advances shall be made. Lender hereby acknowledges and agrees that the Required Equity Funds have been contributed by Mortgage Borrower to the Property.

2.1.13 Loan Term and Extension Options. (a) The term of the Loan shall commence on the Closing Date and shall end on the Maturity Date.

(b) Borrower shall have an option to extend the term of the Loan until the Extended Maturity Date, with the payment of the Extension Fee, subject to satisfaction of the following conditions: (i) Borrower shall have given Lender written notice of such extension by no later than thirty (30) days prior to the Initial Maturity Date nor any earlier than ninety (90) days prior to the Initial Maturity Date; (ii) no monetary Default and no Event of Default shall have occurred and be continuing, at the time of the delivery of the written extension notice; (iii) Borrower shall have paid all reasonable, out-of-pocket costs and expenses actually incurred by Lender in connection with such extension, including reasonable legal fees and costs; (iv) Completion of the Improvements shall have occurred; (v) if the aggregate outstanding principal amount of the Senior Loan, the Building Loan, this Loan and the First Mezzanine Loan plus any amounts remaining to be advanced under the Building Loan, this Loan and the First Mezzanine Loan exceeds $10,000,000.00, Borrower delivers an Interest Rate Cap Agreement that is standard in commercial lending transactions providing for a notional amount equal to the then outstanding principal balance of the Loan plus any further amounts of the Building Loan to be funded, if any, with a LIBOR Base Rate ceiling equal to four and three-fourths percent (4.75%) per annum from a Counterparty having a Minimum Counterparty Rating for the Extension Period and otherwise satisfying the requirements of Section 4.1.14; and (vi) each of the Building Loan, the Senior Loan and the First Mezzanine Loan, if outstanding, must be concurrently extended to the extent the same remain outstanding.

2.1.14 Preliminary Project Report and Budget. A budget, which details the direct and indirect costs estimated to be incurred by Mortgage Borrower until Completion of the Project Improvements (the “Project Cost Budget”), shall be prepared by Mortgage Borrower and delivered to Lender, First Mezzanine Lender, Mortgage Lender and to the Construction Consultant in a preliminary format on or before the Closing Date and in a final format on or before the date of the Initial Building Loan Advance. Mortgage Lender shall cause the Construction Consultant to prepare, at Borrower’s cost and expense, the Preliminary Project Report. After reviewing the Preliminary Project Report, Mortgage Lender, First Mezzanine Lender, and Lender shall prepare a detailed budget for the Mortgage Loan and the Mezzanine Loan (the “Loan Budget”). Each category of direct and indirect cost (the “Line Items” or

“Budget Line”) shall be delineated in the Project Cost Budget and in the Loan Budget with those that are approved as Soft Costs to be disbursed out of proceeds of the Loan or the First Mezzanine Loan, or as Building Costs to be disbursed out of Building Loan proceeds subject to satisfaction of all applicable conditions to Building Loan Advances under the Building Loan Agreement and Advances under this Agreement and the First Mezzanine Loan Agreement, being so indicated.

Section 2.2 Interest Rate.

2.2.1 Interest. (a) The outstanding principal amount of the Loan shall bear interest, as provided below, at the Applicable Interest Rate from time to time in effect based upon the LIBOR Rate or, when specifically so provided in this Agreement, the Reference Rate.

(b) Accrued interest on the Loan shall be payable in arrears monthly on each Monthly Payment Date during the term of the Loan; provided, that interest payable at the Default Rate following an Event of Default shall be payable from time to time on demand of Lender. In any event, upon the payment or prepayment of any principal of any portion of the Loan, accrued, unpaid interest on the principal amount so paid or prepaid shall be due and payable.

2.2.2 Computations. Interest on the Loan shall be computed on the basis of a year of 360 days and actual days elapsed occurring in the period for which payable.

2.2.3 Certain Notices. Notices by Borrower to Lender of borrowings hereunder and optional prepayments of the Loan shall be effective only if received by Lender in writing or telephonically not later than 10:00 A.M. New York, New York time (and if telephonically, also confirmed in writing by 5:00 p.m. New York, New York time) on the number of days prior to the date of the relevant occurrence specified below:

Notice	Prior Notice Requirements
Borrowing	10 Business Days

Optional Prepayment	7 days

Each notice of optional prepayment shall specify the amount of the Loan to be prepaid, the date of prepayment (which shall be a Business Day) and such other details as Lender may reasonably request.

2.2.4 Additional Costs. (a) If interest is based on a LIBOR Rate, Borrower shall pay to Lender from time to time, within ten (10) days after written demand therefor by Lender, such amounts as Lender may reasonably determine to be sufficient to compensate Lender for any actual costs that Lender reasonably determines are attributable to its making or maintaining of any portion of the Loan as a LIBOR Loan or its obligation to make any portion of the Loan as a LIBOR Loan hereunder, or any reduction in any amount receivable by Lender hereunder in respect of a LIBOR Loan or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from and limited to the amounts necessary to compensate Lender for any Regulatory Change (I) which affects similarly situated banks or financial institutions generally with respect to LIBOR loans and is not applicable to Lender primarily by reason of Lender’s particular conduct or condition and (II) which:

(i) changes the basis of taxation of any amounts payable to Lender under this Agreement or the Note (other than Excluded Taxes); or

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Lender (including, without limitation, any such deposits referred to in the definition of “LIBOR Base Rate”), or any commitment of Lender (including, without limitation, the commitment of Lender hereunder); or

(iii) imposes any other condition affecting this Agreement or the Note (or any of such extensions of credit or liabilities referred to in subdivision (ii) above).

Notwithstanding anything to the contrary contained in this Section 2.2.4, Additional Costs may be imposed on Borrower by Lender only if such Additional Costs are generally being imposed by Lender on similarly situated borrowers (as reasonably determined by Lender).

(b) Without limiting the effect of the provisions of clause (a) of this Section 2.2.4 (but without duplication), in the event that, by reason of any Regulatory Change which affects similarly situated banks or financial institutions generally and is not applicable to Lender primarily by reason of Lender’s particular conduct or condition, Lender incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of Lender that includes deposits by reference to which the LIBOR Rate is determined as provided in this Agreement or a category of extensions of credit or other assets of Lender that includes any portion of the Loan based on the LIBOR Rate hereunder, then, if Lender so elects by notice to Borrower, the obligation of such Lender to make or continue the portion of the Loan based on the LIBOR Rate hereunder shall be suspended effective on the last day of the then current Interest Period, until such Regulatory Change ceases to be in effect and the portion of the Loan based on the LIBOR Rate hereunder shall, during such suspension, bear interest at the Reference Rate plus the Applicable Spread.

(c) Without limiting the effect of the foregoing provisions of this Section 2.2.4 (but without duplication), Borrower shall pay to Lender from time to time on request such amounts as Lender may reasonably determine to be necessary to compensate Lender (or, without duplication, the bank holding company of which Lender is a subsidiary) for any costs that it determines are attributable to the maintenance by Lender (or such bank holding company of Lender), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law) of any Governmental Authority (i) following any Regulatory Change or (ii) implementing any risk-based capital guideline or other requirement (whether or not having the force of law) applying to a class of banks including Lender, hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including, without limitation, the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of the commitment to lend or the Loan (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of Lender (or such bank holding company of Lender) to a level below that which Lender (or such bank holding company of Lender) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 2.2.4(c), “Basle Accord” shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

(d) Lender shall notify Borrower of any event occurring after the date of this Agreement of which Borrower has knowledge entitling Lender to compensation under clause (a) or (c) of this Section 2.2.4 as promptly as practicable, and shall designate a different lending office for the Loan if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable opinion of Lender, be materially disadvantageous to Lender. Lender shall furnish to Borrower a certificate setting forth the basis and amount of each request by Lender for compensation under clause (a) or (c) of this Section 2.2.4. Determinations and allocations by Lender for purposes of this Section 2.2.4 of the effect of any Regulatory Change pursuant to clause (a) or (b) of this Section 2.2.4, or of the effect of capital maintained pursuant to clause (c) of this Section 2.2.4, on its costs or rate of return of maintaining the Loan or its obligation to make such Loan, or on amounts receivable by it in respect of the Loan, and of the amounts required to compensate Lender under this Section 2.2.4, shall constitute prima facie evidence thereof absent manifest error. Lender shall confirm to Borrower at the time it makes any claim under this Section 2.2.4 that the methods of determination and allocation used by it in determining the amount of such claim are reasonably consistent with Lender’s treatment of customers similar to Borrower (as reasonably determined by Lender). In the event Lender makes a request for compensation under clause (a) or (c) of this Section 2.2.4, Borrower shall, upon payment of the amount of compensation so requested, have the right to prepay the Loan in full (without any prepayment penalty or fee or exit fee) on the last day of any then current Interest Period or the next two succeeding Interest Periods with respect to which such compensation has been requested.

2.2.5 LIBOR Rate. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any LIBOR Base Rate for any Interest Period, Lender reasonably determines that quotations of interest rates for the relevant deposits referred to in the definition of “LIBOR Base Rate” are not available then Lender shall give Borrower prompt notice thereof and, so long as such condition remains in effect, Lender shall be under no obligation to make any such LIBOR Loan, or if any portion of the Loan is already outstanding as a LIBOR Loan, such portion shall, commencing immediately after the end of the then current Interest Period, bear interest at the Reference Rate plus the Applicable Spread. Lender shall promptly notify Borrower upon the cessation of any facts and circumstances which resulted in suspension under this Section 2.2.5, whereupon the Loan or any portion thereof shall be reinstalled as a LIBOR Loan.

2.2.6 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for Lender to honor its obligation to make or maintain the Loan, then Lender shall promptly notify Borrower thereof and Lender’s obligation to make the Loan shall be suspended until such time as Lender may again make the Loan and Borrower shall, if required by applicable law, upon the request of Lender, prepay any outstanding portion of the Loan together with accrued interest thereon, but without any prepayment premium or fee or Exit Fee or other compensation to Lender pursuant to Section 2.2.7. Notwithstanding the foregoing, Lender shall, as promptly as practicable, designate a different lending office for the Loan if doing so would enable it to lawfully honor its obligation to make or maintain the Loan.

2.2.7 Compensation. Borrower shall pay to Lender, upon the written request of Lender, such amount or amounts as shall be sufficient (in the reasonable opinion of Lender) to compensate it for any loss, cost or expense that Lender reasonably determines is attributable to:

(a) any payment or prepayment (mandatory or optional) of the principal of a LIBOR Loan for any reason (including, without limitation, the acceleration of the maturity of the Loan pursuant to Section 9.1) on a date other than a Monthly Payment Date; or

(b) any failure by Borrower for any reason to borrow or to prepay a LIBOR Loan on the date for such borrowing or prepayment specified in the relevant notice of borrowing or notice of prepayment under any provision hereof.

Lender will furnish to Borrower a certificate setting forth the basis and amount of each request by Lender for compensation under this Section 2.2.7, which certificate shall provide reasonable detail as to the calculation of such loss, cost or expense. Absent manifest error, such certificate shall constitute prima facie evidence of the amount of such loss, cost or expense, which shall be calculated by Lender on a reasonable and customary basis, consistent with the basis on which such calculations are then being made by similarly situated banks or financial institutions generally.

2.2.8 Withholding Taxes. Borrower agrees to pay to Lender such additional amounts (collectively, the “Gross-up Amounts”) as are necessary in order that the net payment of any amount due hereunder or under any of the other Loan Documents to Lender, after deduction for or withholding of any present or future tax imposed by the United States (subject to the provisions of this Section 2.2.8), excluding Excluded Taxes of Lender, will be the amount that would have been required to be paid hereunder in the absence of such deduction or withholding. Any assignee of Lender and any Participant shall provide Borrower, on the effective date of the applicable assignment or participation with a form prescribed by the United States Internal Revenue Service (currently, Form W-9, Form W-8ECI or Form W-8BEN) certifying an exemption from United States withholding taxes with respect to all payments to be made to it under this Agreement and any other Loan Document at the date of such certificate, and if any assignee of Lender or any Participant, fails to provide Borrower with the prescribed form referred to in the preceding sentence, indicating that such payments are not subject to United States withholding tax or are subject to such tax at a rate reduced to zero by an applicable tax treaty, Borrower may withhold taxes from payments to or for the account of such assignee or Participant at the applicable statutory rate and shall not be obligated to pay any additional amounts described in the first sentence of this Section in respect of the Loan; provided, that this sentence shall be inapplicable to Lender, any assignee of Lender and any Participant in the event that Lender, any assignee of Lender and any Participant is not able to make the certification set forth in such prescribed form as a result of a change in United States federal income tax law, regulation or judicial or administrative interpretation occurring after the date hereof, or, as to any assignee of any Lender or Participant, after the effective date of the applicable assignment or participation, or of an amendment, modification or revocation of an applicable tax treaty or a change in any official position regarding the application or interpretation thereof, in each case, occurring after the date hereof or, as to any assignee of any Lender or Participant, after the effective date of the applicable assignment or participation; provided, however, that if Lender, any assignee of Lender and any Participant, as applicable, has knowledge of such change, Lender, any assignee of Lender and any Participant, as applicable, shall make reasonable efforts to provide Borrower with any form that reduces the applicable withholding tax rate below the statutory rate. In addition, Lender, any assignee of Lender and any Participant agrees that, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, and it has knowledge that the previous certification is obsolete or inaccurate in any material respect, it will make reasonable efforts to provide Borrower with a new form to confirm or establish a continued exemption from or, if the last proviso of the preceding sentence applies, reduction in withholding tax with respect to payments made to it under this Agreement. In the event that Borrower is obligated to pay any additional amounts described in the first sentence of this Section in respect of the Loan, Lender shall make commercially reasonable efforts to change the jurisdiction of its lending office if, in the reasonable judgment of Lender, doing so would eliminate or reduce Borrower’s obligation to pay such additional amounts and would not be disadvantageous to Lender.

Section 2.3 Usury Savings.

2.3.1 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.4 Loan Payments.

2.4.1 Payment Before Maturity Date. Borrower shall make a payment to Lender of interest only at the Applicable Interest Rate accruing on the outstanding principal balance of the Loan (a) on the date hereof for the Interest Period ending on March 1, 2006, and (b) on each Monthly Payment Date thereafter for each related Interest Period to and including the Maturity Date; each payment to be calculated in the manner set forth in Section 2.2.2. Borrower’s obligations with respect to the interest payment due on each Monthly Payment Date shall be deemed satisfied to the extent sufficient Debt Service Funds are on deposit to satisfy such obligations (and all other obligations to be satisfied from the Debt Service Funds) on each Monthly Payment Date.

2.4.2 Payment on Maturity Date. Borrower shall pay to Lender the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Pledge Agreement and the other Loan Documents on the Maturity Date.

2.4.3 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents is not paid by Borrower within five (5) days of the date on which such payment is due (other than a payment due on the Maturity Date, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Pledge Agreement and the other Loan Documents.

2.4.4 Interest Rate and Payment After Default. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan shall accrue interest at the Default Rate, calculated with respect to any monetary Default from the date the Default occurred which led to such an Event of Default without regard to any grace or cure periods contained herein and with respect to any other Default from the date that the same became an Event of Default.

2.4.5 Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at the Lender’s officer set forth above, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately succeeding Business Day.

2.4.6 IRR Lookback Payment. Prior to the satisfaction of the Loan, Borrower shall be required to pay to Lender the IRR Lookback Payment.

Section 2.5 Prepayment.

2.5.1 Permitted Prepayments. (a) The principal balance of the Note may not be prepaid in whole or in part except as otherwise expressly permitted in this Agreement.

(b) Borrower shall partially prepay the Loan in connection with the sale of Units and/or grants of parking licenses as provided in Section 4.1.40(i) hereafter and Borrower shall be required to pay all other sums due hereunder with respect to the sale of Units and/or grant of parking licenses.

(c) No principal amount repaid may be reborrowed.

(d) Borrower agrees to indemnify and hold Lender harmless from and against all actual loss, cost or expense which Lender may sustain or incur as a consequence of (i) default by Borrower in prepayment of the Loan and accrued interest thereon after having given notice that prepayment will occur on a Monthly Payment Date, including, but not limited to, any such actual loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Loan, and all such sums shall be deemed Obligations secured by said mortgage; or (ii) payment upon acceleration or otherwise of any portion of the Loan on a date which is not the last day of an Interest Period. This indemnification shall survive the payment of the outstanding principal sum of the Loan. The certificate of Lender as to any additional amounts payable pursuant to this clause (d) shall, absent manifest error, be final, conclusive and binding upon Borrower. Notwithstanding the foregoing, if Net Sale Proceeds are received by Lender on a date other than a Monthly Payment Date such Net Sale Proceeds shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date.

(e) If the Loan shall become payable in full due to the occurrence of an Event of Default or any other event giving rise to the Lender’s right to accelerate payment pursuant to the Loan Documents, then Borrower shall pay Lender a prepayment charge as calculated below with respect to that portion of the indebtedness being prepaid or paid, as the case may be: (1) a prepayment charge equal to an amount representing the present value (if such sum was invested in United States Treasury obligations) of the difference between (A) the yield which would have resulted through the last day of the then current Interest Period had the indebtedness not been prepaid and (B) the yield which would have resulted through the last day of the then current Interest Period if the amount prepaid were invested in United States Treasury obligations selected by the holder of the Loan having maturity dates closest to the last day of the then current Interest Period, (2) all accrued and unpaid interest on the Loan, and (3) all other charges, fees, costs and expenses owed by Borrower under the Loan Documents. Borrower acknowledges that imposing a prepayment charge which is, in fact, the present value of the difference between the interest which would have been earned under the Loan and the interest which may be earned on certain United States Treasury obligations is reasonable because the availability to Lender of investments comparable to the Loan (taking into account the quality of the security and of Borrower) is highly speculative.

2.5.2 Liquidation Events. (a) In the event of (i) any Casualty to all or any portion of the Property, (ii) any Condemnation of all or any portion of the Property, (iii) a Transfer of the Property or the First Mezzanine Collateral, (iv) any refinancing of the Property or the Mortgage Loan or the First Mezzanine Loan or (v) the receipt by Mortgage Borrower of any excess proceeds realized under its owner’s title insurance policy after application of such proceeds by Mortgage Borrower to cure any title defect (each, a “Liquidation Event”), Borrower shall cause the related Net Liquidation Proceeds After Debt Service to be deposited with Lender. On each date on which Lender actually receives a distribution of Net Liquidation Proceeds After Debt Service, Borrower shall prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Liquidation Proceeds After Debt Service. Any amounts of Net Liquidation Proceeds After Debt Service in excess of the

Debt shall be paid to Borrower. Any prepayment received by Lender pursuant to this Section 2.5.2 on a date other than a Monthly Payment Date shall be held by Lender as collateral security for the Loan in an interest bearing account, with such interest accruing to the benefit of Borrower, and shall be applied by Lender on the next Monthly Payment Date.

(b) Borrower shall promptly notify Lender of any Liquidation Event once Borrower has knowledge of such event. Borrower shall be deemed to have knowledge of (i) a sale (other than a foreclosure sale) of the Property on the date on which a contract of sale for such sale is entered into by Mortgage Borrower, and a foreclosure sale, on the date notice of such foreclosure sale is given to Mortgage Borrower, and (ii) a refinancing of the Property or the First Mezzanine Loan, on the date on which a commitment for such refinancing has been entered into by Mortgage Borrower or First Mezzanine Borrower, as applicable. The provisions of this Section 2.5.2 shall not be construed to contravene in any manner the restrictions and other provisions regarding refinancing of the Mortgage Loan, the First Mezzanine Loan or Transfer of the Property set forth in this Agreement, the other Loan Documents, the First Mezzanine Loan Documents and the Mortgage Loan Documents.

(c) In each instance of prepayment under this Section 2.5.2, Borrower shall be required to pay all other amounts then due hereunder and no principal amount repaid may be reborrowed.

2.5.3 Prepayments Generally. In connection with any prepayment pursuant to Section 2.5.1 or Section 2.5.2 Borrower shall pay to Lender, simultaneously with such prepayments all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period ending prior to the Monthly Payment Date next occurring following the date of such prepayment.

2.5.4 Intentionally Deleted.

2.5.5 Miscellaneous. (a) The making of an Advance by Lender shall not constitute Lender’s approval or acceptance of the construction theretofore completed. Lender’s inspection and approval of the Plans and Specifications, the construction and renovation of the Project Improvements, or the workmanship and materials used therein, shall impose no liability of any kind on Lender, the sole obligation of Lender as the result of such inspection and approval being to make the Advances if and to the extent, required by this Agreement.

Section 2.6 Payments Not Conditional.

2.6.1 Payments Not Conditional. All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

Section 2.7 Conditions Precedent to the Closing of the Loan. The obligation of Lender to close the Loan shall be subject to the following conditions precedent, all of which conditions precedent must be satisfied prior to or on the Closing Date:

2.7.1 Payment of Fees. Payment by Borrower of all fees and expenses required by this Agreement, to the extent due and payable, including, without limitation, Lender’s reasonable attorneys’ fees and expenses, all origination fees, and brokerage commissions.

2.7.2 Loan Documents. The Loan Documents, in form and substance satisfactory to Lender, shall have been duly executed and delivered by the parties thereto and shall be in full force and effect, and Lender shall have received the originals or fully executed counterparts thereof.

2.7.3 Searches. Lender shall have received UCC, judgment, lien, bankruptcy and litigation searches with respect to the Property, Borrower, and Mortgage Borrower, which searches shall evidence the absence of any material litigation, judgments, bankruptcies or liens other than such matters as shall be satisfied, released or adequately insured over to Lender’s reasonable satisfaction.

2.7.4 Other Insurance. Borrower shall have delivered Policies of insurance (or certificates thereof) required by Section 5.1 of this Agreement or any other Loan Document.

2.7.5 Evidence of Sufficiency of Funds. Borrower shall have provided evidence satisfactory to Lender that the proceeds of the Loan plus the Building Loan Funds, Senior Loan Funds, and the First Mezzanine Loan funds will be sufficient to cover all Total Project-Related Costs reasonably anticipated to be incurred and to satisfy the Obligations of Borrower to Lender and under this Agreement.

2.7.6 Loan Budget. Lender shall have received the Loan Budget which shall have been prepared by Lender and the Construction Consultant in accordance with the terms of the Building Loan Agreement.

2.7.7 Environmental Report. Lender shall have received an environmental assessment report or reports prepared by the Environmental Engineer in form, scope and substance satisfactory to Lender, which report or reports shall indicate a condition of the Property in all respects satisfactory to Lender in its sole discretion and upon which report or reports Lender is expressly entitled to rely.

2.7.8 Survey. Borrower shall have delivered a survey prepared in accordance with Lender’s survey requirements, certified by the Surveyor, which survey shall be in form and substance satisfactory to Lender.

2.7.9 Affiliated Contracts. Borrower shall have delivered copies of all executed Affiliate Contracts, each certified by Borrower.

2.7.10 Offering Plan. In accordance with Section 4.1.40 hereof, Borrower shall have delivered copies of the Offering Plan and any other Condominium Document prepared and to be prepared by Mortgage Borrower, each certified by Borrower, each in form and substance reasonably satisfactory to Lender.

2.7.11 Leases. Borrower shall have delivered copies of all Leases, if any, relating to the Property, each certified by Borrower.

2.7.12 Organizational Documents. Borrower shall have delivered certified copies of Borrower’s Organizational Documents.

2.7.13 UCC Title Policy. A UCC Title Insurance Policy issued by a title company acceptable to Lender and dated as of the Closing Date, with reinsurance and direct access agreements acceptable to Lender. Such UCC Title Insurance Policy shall (i) provide coverage in amounts satisfactory to Lender, (ii) insure Lender that the Pledge Agreement and the documents executed and delivered in connection therewith creates a valid lien on the Collateral of the requisite priority, free and clear of all exceptions from coverage other than Permitted Encumbrances and standard exceptions and exclusions from coverage (as modified by the terms of any endorsements), (iii) contain such endorsements and affirmative coverages as Lender may reasonably request, and (iv) name Lender as the insured. The UCC Title Insurance Policy shall be assignable. Lender also shall have received evidence that all premiums in respect of such UCC Title Insurance Policy have been paid.

2.7.14 Legal Opinions. Lender shall have received opinions in form and substance satisfactory to Lender and Lender’s counsel from counsel satisfactory to Lender as to such matters as Lender shall reasonably request (including, without limitation, land use and zoning maters and nonconsolidation matters).

Section 2.8 Conditions Precedent to Disbursement of Loan Proceeds.

2.8.1 Conditions of Initial Advance. The obligation of Lender to make the Initial Advance of the Loan, other than the Advance of Loan Proceeds on the Closing Date (the “Initial Advance”) shall be subject to the following conditions precedent, all of which conditions precedent must be satisfied prior to the Initial Advance:

(a) Payment of Fees. Payment by Borrower of all fees and expenses required by this Agreement, to the extent due and payable.

(b) Other Contracts. Borrower shall have delivered to Lender, to the extent not delivered on or prior to closing, copies of all executed subcontracts and executed contracts for the Property, in each case certified by Borrower as correct and complete.

(c) Deliveries. Lender shall have received:

(i) Affirmation of Payment. An Affirmation of Payment in the form set forth in Exhibit E to the Building Loan Agreement

(ii) Draw Request. A Draw Request complying with the provisions of this Agreement which shall constitute Borrower’s representation and warranty to Lender that: (A) all the representations and warranties contained in Article III of this Agreement continue to be true and correct in all material respects, (B) no Default or Event of Default shall have occurred and be continuing hereunder, and (C) Borrower continues to be in compliance in all material respects with all of the other terms, covenants and conditions contained in this Agreement;

(iii) Evidence of Sufficiency of Funds. Evidence satisfactory to Lender that the undisbursed proceeds of the Building Loan and the Mezzanine Loan, as applicable, will be sufficient to cover all Project Costs reasonably anticipated to be incurred, and to satisfy the Obligations of Borrower to Lender under this Agreement;

(iv) Searches. Lender shall have received New York County level and New York State level UCC, judgment, lien, bankruptcy and litigation searches with respect to the Property, Borrower, and Mortgage Borrower, to the extent applicable, which searches shall evidence the absence of any material litigation, judgments, bankruptcies or liens other than such matters as shall be satisfied, released or adequately insured over to Lender’s reasonable satisfaction;

(v) Loan Budget. The Loan Budget in form approved by Mortgage Lender and the Construction Consultant.

(vi) Disbursement Schedule. The Disbursement Schedule in accordance with this Agreement.

(d) Certification Regarding Chattels. Lender shall have received a certification from the Title Company or other service satisfactory to Lender or counsel satisfactory to Lender (which shall be updated from time to time at Borrower’s expense upon request by Lender in connection with future Advances) that a search of the public records disclosed no significant or material changes since the Closing Date including no judgment, UCC or tax liens affecting Borrower or Guarantor, the Property or the Personal Property, and no conditional sales contracts, chattel mortgages, leases of personalty, financing statements (other than those in favor of Lender) or title retention agreements which affect the Property.

(e) Notices. All notices required by any Governmental Authority or by any applicable Legal Requirement to be filed prior to commencement of construction of the Project Improvements shall have been filed.

(f) Performance; No Default. Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it at or prior to the date of the Initial Advance, and on the date of the Initial Advance, there shall exist no Default or Event of Default.

(g) Representations and Warranties. The representations and warranties made by Borrower and Guarantor in the Loan Documents or otherwise made by or on behalf of Borrower or Guarantor in connection therewith or after the date thereof shall have been true and correct in all material respects on the date on which made and shall continue to be true and correct in all material respects on the date of the Initial Advance.

(h) Intentionally Deleted.

(i) No Damage. The Improvements shall not have been injured or damaged by fire, explosion, accident, flood or other casualty, unless there are insurance proceeds sufficient in the reasonable judgment of Lender to effect the satisfactory restoration of the Improvements and to permit the Completion of the Improvements prior to the Completion Date.

(j) Timing. The Initial Advance shall be made upon satisfaction of the foregoing conditions set forth in this Section 2.8.1 and approval by Lender and the Construction Consultant, in accordance with this Agreement and the Building Loan Agreement, of the Loan Budget, the Project Cost Budget, and the schedule for timing of construction of the Project Improvements and payment of the expenses related thereto.

(k) Other Documents. Such other documents and certificates as Lender or its counsel may reasonably require.

(l) First Mezzanine Lender Advance. Lender shall have received confirmation that First Mezzanine Lender is prepared to fund its pro rata percentage of the applicable related Advance in accordance with the conditions contained in Section 2.8.1 of the First Mezzanine Loan Agreement.

2.8.2 Intentionally Deleted.

2.8.3 Conditions of Subsequent Advances. The obligation of Lender to make any Advance after the Initial Advance shall be subject to the following conditions precedent:

(a) Prior Conditions Satisfied. All conditions precedent to the Initial Advance and any prior Advance (in the same manner in which they were satisfied for the Initial Advance or prior Advance, as applicable, and without reimposing any one-time requirement) shall continue to be satisfied as of the date of such subsequent Advance.

(b) Deliveries. Lender shall have received:

(i) Affirmation of Payment. An Affirmation of Payment in the form set forth in Exhibit E to the Building Loan Agreement.

(ii) Draw Request. A Draw Request complying with the provisions of this Agreement which shall constitute Borrower’s representation and warranty to Lender that: (A) all the representations and warranties contained in Article III of this Agreement continue to be true and correct in all material respects, (B) no Default or Event of Default shall have occurred and be continuing hereunder, and (C) Borrower continues to be in compliance in all material respects with all of the other terms, covenants and conditions contained in this Agreement;

(iii) Evidence of Sufficiency of Funds. Evidence satisfactory to Lender that the undisbursed proceeds of the Building Loan and the Mezzanine Loan, as applicable, will be sufficient to cover all Building Costs reasonably anticipated to be incurred, and to satisfy the Obligations of Borrower to Lender under this Agreement;

(iv) Searches. Lender shall have received New York County level and New York State level UCC, judgment, lien, bankruptcy and litigation searches with respect to the Property, Borrower, and Mortgage Borrower, to the extent applicable, which searches shall evidence the absence of any material litigation, judgments, bankruptcies or liens other than such matters as shall be satisfied, released or adequately insured over to Lender’s reasonable satisfaction;

(v) Loan Budget. The Loan Budget in form approved by Mortgage Lender and the Construction Consultant.

(c) Performance; No Default. Borrower shall have performed and complied with all terms and conditions herein required to be performed or complied with by it at or prior to the date of such Advance, and on the date of such Advance there shall exist no Event of Default.

(d) Representations and Warranties. The representations and warranties made by Borrower and Guarantor in the Loan Documents or otherwise made by or on behalf of Borrower or Guarantor in connection therewith after the date thereof shall have been true and correct in all material respects on the date on which made and shall also be true and correct in all material respects on the date of such Advance.

(e) No Damage. The Improvements shall not have been injured or damaged by fire, explosion, accident, flood or other casualty, unless there are insurance proceeds sufficient in the reasonable judgment of Lender to effect the satisfactory restoration of the Improvements and to permit the Completion of the Improvements prior to the Completion Date.

(f) Other Documents. Such other documents and certificates as Lender or its counsel may reasonably require.

(g) First Mezzanine Lender Advance. Lender shall have received confirmation that First Mezzanine Lender is prepared to fund its pro rata percentage of the applicable related Advance in accordance with the conditions contained in Section 2.8.3 of the First Mezzanine Loan Agreement.

2.8.4 Conditions of Final Advance. In addition to the conditions set forth in Section 2.8.3 above, Lender’s obligation to make the final Advance pursuant to this Agreement shall be subject to receipt by Lender of the following:

(a) Payment of Costs. Evidence reasonably satisfactory to Lender that all sums due in connection with the construction of the Project Improvements have been paid in full (or will be paid out of the funds requested to be advanced) and that no party claims or has a right to claim any statutory or common law lien arising out of the construction of the Project Improvements or the supplying of labor, material, and/or services in connection therewith.

(b) Other Documents. Such documents, letters, affidavits, reports and assurances, as Lender, Lender’s counsel and the Construction Consultant may reasonably require.

(c) Searches. Lender shall have received New York County level and New York State level UCC, judgment, lien, bankruptcy and litigation searches with respect to the Property, Borrower, and Mortgage Borrower, to the extent applicable, which searches shall evidence the absence of any material litigation, judgments, bankruptcies or liens other than such matters as shall be satisfied, released or adequately insured over to Lender’s reasonable satisfaction;

(d) First Mezzanine Lender Advance. Lender shall have received confirmation that First Mezzanine Lender is prepared to fund its pro rata percentage of the applicable related Advance in accordance with the conditions contained in Section 2.8.4 of the First Mezzanine Loan Agreement.

2.8.5 Covenant to Deliver Certificates, Approvals and Reports in Connection with Each Building Loan Advance. Borrower hereby covenants and agrees that, in connection with each draw request delivered by Mortgage Borrower to Mortgage Lender in connection with a Building Loan Advance, Borrower shall deliver the following documents to Lender (to the extent that the same are then being delivered by Mortgage Borrower to Mortgage Lender):

(a) Construction Consultant Certificate. The draw request for each Building Loan Advance shall be accompanied by a certificate or report of the Construction Consultant to Lender based upon a site observation of the Property made by the Construction Consultant not more than thirty (30) days prior to the date of such draw, in which the Construction Consultant shall in substance: (i) verify that the portion of the Project Improvements completed as of the date of such site observation has been completed substantially in accordance with the Plans and Specifications; and (ii) state its estimate of (1) the percentages of the construction of the Project Improvements completed as of the date of such site observation on the basis of work in place as part of the Project Improvements and the Project Cost Budget, (2) the Building Costs actually incurred for work in place as part of the Improvements as of the date of such site observation, (3) the sum necessary to complete construction of the Project Improvements in accordance with the Plans and Specifications; and (4) the amount of time from the date of such inspection that will be required to achieve Completion of the Improvements.

(b) ACR. In connection with each Building Loan Advance after the initial Building Loan Advance, anticipated cost report (“ACR”) in the form set forth in Exhibit I to the Building Loan Agreement by the Construction Manager which sets forth the anticipated costs to complete construction of the Project Improvements, after giving effect to costs incurred during the previous month and any anticipated change orders;

(c) Government Approvals. In connection with each Building Loan Advance, evidence that all Government Approvals necessary as of such point in construction for the construction of the Project Improvements as contemplated by the Plans and Specifications have been obtained, including without limitation, a final and full building permit and that Borrower shall have complied with all Legal Requirements, including all land use, building, subdivision, zoning and similar ordinances and regulations promulgated by any Governmental Authority and applicable to the construction of the Project Improvements and to permit construction to continue to progress to the stage of completion at which work is then proceeding at the Property and to permit the Completion of the Improvements prior to the Completion Date.

(d) Completion of Improvements. In connection with the final Building Loan Advance, evidence satisfactory to Lender of the Completion of the Improvements.

(e) Approval by Construction Consultant. In connection with the final Building Loan Advance, notification from the Construction Consultant that the Completion of the Improvements has occurred.

(f) Certificate. In connection with the final Building Loan Advance, certificate of Borrower’s Architect substantially in the form of Exhibit F-2 to the Building Loan Agreement.

(g) Final Survey. In connection with the final Building Loan Advance, a final Survey acceptable to Lender showing the as-built location of the completed Improvements (all of which shall be within lot lines of the Land and in compliance with all set-back requirements) and all easements appurtenant thereto.

(h) Condominium. In connection with the final Building Loan Advance, evidence reasonably satisfactory to Lender that the requirements set forth under Section 4.1.40(a) through (g) have been fully satisfied.

(i) “As-Built” Plans and Specifications. In connection with the final Building Loan Advance, a full and complete set of “as built” Plans and Specifications certified to by Borrower’s Architect.

2.8.6 Additional Searches. In addition to any searches required pursuant to Sections 2.8.1, 2.8.3, and 2.8.4, Lender may at any time request additional UCC, judgment, lien, bankruptcy and litigation searches with respect to the Property, Borrower, and Mortgage Borrower; provided, however, that any such request shall not be made more than four (4) times in any calendar year and that no Advance shall be conditioned upon Lender’s receipt of the searches.

2.8.7 No Reliance. All conditions and requirements of this Agreement are for the sole benefit of Lender and no other person or party (including, without limitation, the Construction Consultant, the Construction Manager and subcontractors (including, without limitation, Major Contractors and Major Subcontractors) and materialmen engaged in the construction of the Improvements) shall have the right to rely on the satisfaction of such conditions and requirements by Borrower. Lender shall have the right, in its sole and absolute discretion, to waive any such condition or requirement.

Section 2.9 Method of Disbursement of Loan Proceeds.

2.9.1 Draw Request to Be Submitted to Lender. At such time as Borrower shall desire to obtain an Advance (the date of such Advance being required to be a London Business Day), Borrower shall complete, execute and deliver to Lender a Borrower’s Requisition in the form attached hereto as Exhibit C (“Borrower’s Requisition”). Each Borrower’s Requisition shall be for Advances for Soft Costs and shall be accompanied by:

(a) a completed and itemized Application and Certificate for Payment (AIA Document No. G702) attached to the Building Loan Agreement as Exhibit M or similar form approved by Lender;

(b) if applicable, a written request of Borrower for any necessary changes in the Plans and Specifications, the Project Cost Budget, the Disbursement Schedule or the Construction Schedule;

(c) copies of all executed change orders, contracts and subcontracts, and, to the extent requested by Lender, of all inspection or test reports and other documents relating to the construction of the Project Improvements not previously delivered to Lender; and

(d) such other information, documentation and certification as Lender shall reasonably request.

2.9.2 Procedure of Advances. (a) Each Draw Request shall be submitted to Lender at least ten (10) Business Days prior to the date of the requested Advance (the “Requested Advance Date”), and no more frequently than monthly. Lender shall make the requested Advance on the Requested Advance Date so long as all conditions to such Advance are satisfied or waived.

(b) Not later than 11:00 A.M. New York City time, on the Requested Advance Date, Lender shall make such Advance available to Borrower in accordance with the terms of this Section 2.9.

2.9.3 Funds Advanced. Each Advance shall be made by Lender by wire transfer to such checking account of Borrower as specified to Lender in writing, except to the extent any such Advance is for Taxes, Insurance Premiums or interest on the Mortgage Loan, which such Advances shall be paid by Lender to Mortgage Lender. All proceeds of all Advances shall be used by Borrower only for the purposes for which such Advances were made. Borrower shall not commingle such funds with other funds of Borrower. Lender shall be obligated only to fund its Pro-Rata Share of any Advance.

2.9.4 Intentionally Deleted.

2.9.5 One Advance Per Month. Lender shall have no obligation to make Advances more often than once in each calendar month except that Lender, in its sole discretion, shall have the right but not the obligation, to make additional Advances per month for interest, fees and expenses due under the Loan Documents.

2.9.6 Advances Do Not Constitute a Waiver. No Advance shall constitute a waiver of any of the conditions of Lender’s obligation to make further Advances nor, in the event Borrower is unable to satisfy any such condition, shall any Advance have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default hereunder.

2.9.7 Trust Fund Provisions. All proceeds advanced hereunder shall be subject to the trust fund provisions of Section 13 of the Lien Law.

2.9.8 Advances After Maturity Date. Notwithstanding anything contained herein to the contrary, Lender shall have no obligation to make any Advance after the Maturity Date.

III. REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower Representations.

Borrower represents and warrants as of the date hereof that:

3.1.1 Organization. Borrower is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business and is duly qualified in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification. Borrower has taken all necessary action to authorize the execution, delivery and performance by it of this Agreement and the other Loan Documents to which it is a party, and has the power and authority to execute, deliver and perform under this Agreement, the other Building Loan Documents to which it is a party and all the transactions contemplated hereby.

3.1.2 Proceedings. This Agreement and the other Loan Documents to which Borrower is a party have been duly authorized, executed and delivered by Borrower and constitute a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and the performance of its Obligations hereunder and thereunder will not conflict with any provision of any law or regulation to which Borrower is subject, or conflict with, result in a breach of, or constitute a default under, any of the terms, conditions or provisions of any of Borrower’s organizational documents or any agreement or instrument to which Borrower is a party or by which it is bound, or any order or decree applicable to Borrower, or result in the creation or imposition of any lien on any of Borrower’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. Except as expressly set forth and described on Schedule II to the Building Loan Agreement, there is no action, suit, proceeding or, to Borrower’s knowledge, investigation pending or, to Borrower’s knowledge, threatened against Borrower, Mortgage Borrower, First Mezzanine Borrower and/or Guarantor in any court or by or before any other Governmental Authority, or labor controversy affecting Borrower, Mortgage Borrower, First Mezzanine Borrower, Guarantor or any of their respective properties, businesses, assets or revenues, which would reasonably be expected to (i) materially and adversely affect the ability of Borrower to carry out the transactions contemplated by this Agreement, (ii) materially and adversely affect the value of the Property, the Collateral or the First Mezzanine Collateral, (iii) impair in any material respect the use and operation of the Property or (iv) impair Borrower’s, Mortgage Borrower’s, First Mezzanine Borrower’s and/or Guarantor’s ability to pay its obligations in a timely manner.

3.1.5 Governmental Orders. None of Borrower, Mortgage Borrower and First Mezzanine Borrower are in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of Borrower, Mortgage Borrower, First Mezzanine Borrower or their respective properties (or collateral) or might have consequences that would materially and adversely affect their performance under this Agreement, the other Loan Documents, the Mortgage Loan Documents or the First Mezzanine Loan Documents (as applicable).

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority or other Person is required for the execution and delivery by Borrower of, or compliance by Borrower with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby and thereby, other than those which have been obtained by Borrower and other than those to be obtained during construction/renovation of the Property as contemplated by this Agreement.

3.1.7 Title. Borrower is the record and beneficial owner of, and has good and marketable title to the Collateral, free and clear of all Liens whatsoever except the Liens created by the Loan Documents. The Pledge Agreement, together with the Uniform Commercial Code financing statements relating to the Collateral, will create a valid first priority lien on, and security interest in and to, the Collateral, all in accordance with the terms thereof. There are no mechanics’, materialmen’s or other similar liens or claims which have been filed for work, labor or materials affecting the Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage. None of the Permitted Encumbrances, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage Loan Documents, the First Mezzanine Loan Documents, this Agreement and the other Loan Documents, materially and adversely affect the value of the Property, the Collateral or the First Mezzanine Collateral, impair in any material respect the use or operations of the Property or the Collateral, or impair in any material respect Borrower’s ability to perform its Obligations under the Loan Documents in a timely manner.

3.1.8 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA and (d) transactions by or with Borrower are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans.

3.1.9 Compliance. Borrower and the Property and the use thereof as of the date this representation is being made or deemed remade comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of Borrower. None of Borrower, Mortgage Borrower and First Mezzanine Borrower has committed any act which might reasonably be expected to give any Governmental Authority the right to cause Mortgage Borrower to forfeit the Property or Borrower to forfeit its interest in Mortgage Borrower or, in each case, any part thereof or any monies paid in performance of Borrower’s Obligations under any of the Loan Documents. As of the date of the Initial Building Loan Advance, all necessary action shall have been taken to permit construction of the Project Improvements according to the Plans and Specifications and full use of the Improvements for their intended purpose under applicable Legal Requirements. When completed according to the Plans and Specifications and when the applicable Condominium Documents have been filed with the New York Department of Law and accepted for filing as required to permit the sale of Units, the Project Improvements will comply with all applicable Legal Requirements. As of the date this representation is being made or deemed remade, Mortgage Borrower has all necessary certificates, licenses, authorizations, registrations, permits and/or approvals necessary for the construction of the Project Improvements or any part thereof or the commencement or continuance of construction thereon, as the case may be, including but not limited to, where appropriate, all required environmental permits, all of which as of the date of the signing hereof are in full force and effect and not, to the knowledge of Borrower, subject to any revocation, amendment, release, suspension, forfeiture or the like. Mortgage Borrower has obtained all Governmental Approvals from, and has given all such notices to, and has taken all such other actions with respect to such Governmental Authority as may be required under applicable Legal Requirements for the construction of the Project Improvements. Except for any matters previously disclosed to Lender in writing, including by way of the title report delivered by Mortgage Borrower to Mortgage Lender in connection with the closing under the Mortgage Loan Documents, Borrower has no knowledge of any violations or notices of violations of any Legal Requirements relating to Borrower, First Mezzanine Borrower, Mortgage Borrower, Guarantor and/or the Property other than those immaterial violations which will be cured by the Completion of the Improvements.

3.1.10 Financial and Other Information. To Borrower’s knowledge, all financial data, including, without limitation, the statements of cash flow and income and operating expense, if any, that have been delivered to Lender in respect of the Property, Borrower, Mortgage Borrower and First Mezzanine Borrower (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property, Borrower, Mortgage Borrower and First Mezzanine Borrower as of the date of such reports, and (iii) have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. None of Borrower, First Mezzanine Borrower or Mortgage Borrower have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on the Property or the operation thereof, except as referred to or reflected in said financial statements. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, Mortgage Borrower, First Mezzanine Borrower, the Collateral, the First Mezzanine Collateral, or the Property from that set forth in said financial statements. All documents furnished to Lender by or on behalf of Borrower, as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan Documents, are true, correct, complete in all material respects and accurately represent the matters to which they pertain as of the dates made and there have been no materially adverse changes with respect to such matters since the respective dates thereof. In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Collateral, the First Mezzanine Collateral, the Property, Borrower, First Mezzanine Borrower or Mortgage Borrower or their respective business, operations or condition (financial or otherwise).

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Intentionally Deleted.

3.1.13 Intentionally Deleted.

3.1.14 Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

3.1.16 Intentionally Deleted.

3.1.17 Insurance. Borrower has obtained and delivered to Lender or caused Mortgage Borrower to obtain or deliver to Lender original or true and correct copies of all of the certificates of insurance, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. Borrower shall deliver to Lender original or true and correct copies of the Policies within sixty (60) days of the Closing Date. No claims relating to the Property have been made under any of the Policies, and neither Borrower nor, to Borrower’s knowledge, any Person (including, without limitation, Mortgage Borrower) has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. All permits, licenses and approvals required for the construction and/or renovation of the Project Improvements pursuant to the Plans and Specifications certificates required by the Landmarks Preservation Commission of New York City have been obtained and are in full force and effect. Prior to the Initial Building Loan Advance, all permits, licenses and approvals, including, without limitation, building permits and landmarks approvals required by any Governmental Authority for the construction and/or renovation of the Project Improvements pursuant to the Plans and Specifications, will have been obtained and shall be in full force and effect.

3.1.19 Intentionally Deleted.

3.1.20 Physical Condition. Neither the Property nor any portion thereof is now damaged or injured as a result of any fire, explosion, accident, flood or other casualty. There are no proceedings pending, or, to the best of Borrower’s knowledge, threatened, to acquire by power of condemnation or eminent domain, the Property, or any interest therein, or to enjoin or similarly prevent the construction or use of the Improvements. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Intentionally Deleted.

3.1.22 Leases. The Property is not subject to any Leases.

3.1.23 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes, taxes on personal property or other amounts in the nature of transfer or debt taxes required to be paid under applicable Legal Requirements in connection with the transfer of the Collateral to Borrower have been paid. All recording, stamp, intangible, personal property or other similar taxes required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Pledge Agreement, have been paid or are being paid simultaneously herewith. All taxes and governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or under the Mortgage Loan Documents.

3.1.24 Single Purpose. (a) Borrower hereby represents and warrants to, and covenants that, once the date of Borrower’s formation and until the date hereof, Borrower has operated as a single purpose entity and has complied with all provisions of Borrower’s limited liability company operating agreement, including, without limitation, the special purpose provisions contained in Section 9(j) of such agreement.

(b) Borrower hereby represents and warrants, and covenants that, as of the date hereof and until such time as the Debt shall be paid in full, Borrower, Mortgage Borrower and First Mezzanine Borrower:

(i) do not own and will not own any asset or property other than operation of its property or its ownership interests in Mortgage Borrower or First Mezzanine Borrower or the Property, as applicable;

(ii) do not and will not engage in any business other than the ownership of the Collateral, the First Mezzanine Collateral or the Property, as applicable, and will conduct and operate its business as presently proposed to be conducted and operated, subject to expanded operations and management in connection with the Condominium Documents;

(iii) except for capital contributions and capital distributions permitted under the terms of this Agreement and properly reflected on the books of records of Borrower, First Mezzanine Borrower and/or Mortgage Borrower and, with respect to Mortgage Borrower, the Heritage Intercompany Loan, the Development Fee, and the Deferred

Development Fee, have not and will not enter into any contract or agreement with any Affiliate, any constituent party or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arm’s-length basis with third parties other than any such party;

(iv) have not incurred and will not incur any Indebtedness, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation) other than (A) the Loan, with respect to Borrower, the First Mezzanine Loan, with respect to First Mezzanine Borrower, and the Mortgage Loan, with respect to Mortgage Borrower, (B) with respect to Mortgage Borrower, the Heritage Intercompany Loan and (C) liabilities incurred in the ordinary course of Borrower’s business in amounts not to exceed in the aggregate $2,000,000.00, (when combined with liabilities of Mortgage Borrower and Second Mezzanine Borrower incurred in the ordinary course of their respective businesses), which liabilities are not more than sixty (60) days past the date incurred, are not evidenced by a note and are paid when due; and no Indebtedness other than the Debt may be secured (subordinate, pari passu or otherwise) by the Collateral, the First Mezzanine Collateral or the Property, as applicable;

(v) have not made and will not make any loans or advances to any third party (including any Affiliate or constituent party), and shall not acquire obligations or securities of its Affiliates;

(vi) are and will remain solvent and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from their respective assets as the same shall become due;

(vii) have done or have caused to be done and will do all things necessary to observe organizational formalities and preserve each of their existence, and will not, nor will permit any constituent party to, amend, modify or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, certificate of formation, operating agreement or other organizational documents of such constituent party without the prior consent of Lender;

(viii) will maintain all of its books, records, financial statements and bank accounts as official records, separate from those of its Affiliates and any constituent party and will not permit its assets to be listed as assets on the financial statement of any entity; provided, however, that Borrower’s, Mortgage Borrower’s and First Mezzanine Borrower’s assets may be included in a consolidated financial statement of its Affiliate provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of the Borrower, Mortgage Borrower and/or First Mezzanine Borrower from such Affiliate and to indicate that Borrower’s, Mortgage Borrower’s and/or First Mezzanine Borrower’s assets and credit, as applicable, are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (b) such assets shall also be listed on the Borrower’s, Mortgage Borrower’s and/or First Mezzanine Borrower’s own separate balance sheet;

(ix) will be, and at all times will hold themselves out to the public as, legal entities separate and distinct from any other entity (including any Affiliate or any constituent party), shall correct any known misunderstanding regarding their status as separate entities, shall conduct business in their own name, shall not identify themselves or any of their Affiliates as a division or part of the other and shall maintain and utilize a separate telephone number and separate stationery, invoices and checks bearing their own name;

(x) will maintain adequate capital and a sufficient number of employees for the normal obligations reasonably foreseeable in a business of their respective size and character and in light of their respective contemplated business operations;

(xi) will not seek or effect nor permit any constituent party to seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of any of them;

(xii) will not commingle their respective funds and other assets with those of any Affiliate or constituent party or any other Person, and will hold all of their respective assets in its own name;

(xiii) has and will maintain their respective assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify their respective individual assets from those of any Affiliate or constituent party or any other Person;

(xiv) will not guarantee or become obligated for the debts of any other Person and does not and will not hold themselves out to be responsible for or have their respective credit available to satisfy the debts or obligations of any other Person;

(xv) will not permit any Affiliate or constituent party independent access to their respective bank accounts;

(xvi) if they respectively employ any employees of their own, will pay the salaries of any such employees from their own respective funds;

(xvii) will compensate each of their own consultants and agents from their funds for services provided to them and pay from their own assets all obligations of any kind incurred, including shared overhead expenses;

(xviii) will not pledge each of their assets to secure the obligations of any other Person;

(xix) will not form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity other than, with respect to Borrower, First Mezzanine Borrower or Mortgage Borrower;

(xx) will allocate fairly and reasonably any overhead expenses that are shared with any affiliate, including for shared office space and for services performed by any employee of an affiliate;

(xxi) will file their own respective tax returns, except to the extent Borrower, Mortgage Borrower or First Mezzanine Borrower is a “disregarded entity” for tax purposes;

(xxii) will cause the managers, agents and other representatives of the Borrower, First Mezzanine Borrower and/or Mortgage Borrower, as applicable to act at all times with respect to the First Mezzanine Borrower, Mortgage Borrower and/or Borrower, as applicable in furtherance of the foregoing and in the best interests of the Borrower, First Mezzanine Borrower and Mortgage Borrower; and

(xxiii) will not buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities).

(c) (i) If Borrower is a limited partnership or a limited liability company, (other than a single member limited liability company), each general partner or managing member (each, an “SPC Party”) shall be a corporation whose sole asset is its interest in Borrower and each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 as if such representation, warranty or covenant was made directly by such SPC Party. Upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall immediately appoint a new SPC Party whose articles of incorporation are substantially similar to those of such SPC Party and deliver a new non-consolidation opinion to the Rating Agency or Rating Agencies, as applicable, with respect to the new SPC Party and its equity owners.

(ii) If Borrower is a single member Delaware limited liability company, Borrower shall have at least two springing members, each of which, upon the dissolution of such sole member or the withdrawal or the disassociation of the sole member from Borrower, shall immediately become a member of Borrower.

(d) Borrower shall at all times cause there to be at least one (1) duly appointed member of the board of directors or independent managers who is provided by a nationally recognized company that provides professional independent directors (each, an “Independent Director”) and professional independent managers (each, an “Independent Manager”) of Borrower or any such SPC Party who shall not have been at the time of such individual’s appointment or at any time while serving as a director of such SPC Party or Borrower, and may not have been at any time during the preceding five (5) years (i) a stockholder, director (other than as an Independent Director), officer, member, trustee, employee, partner, attorney or counsel of such SPC Party, Borrower or any Affiliate of either of them, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with such SPC Party, Borrower or any Affiliate of either of them, (iii) a Person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family by blood or marriage of any such stockholder, director, officer, member, trustee, employee, partner, creditor, customer, supplier or other Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

(e) Borrower shall not cause or permit the board of directors of any SPC Party and Borrower to take any action which, under the terms of any certificate of incorporation, by-laws or any voting trust agreement with respect to any common stock or under any organizational document of Borrower or SPC Party, requires a vote of the board of directors of each SPC Party and Borrower unless at the time of such action there shall be at least two members who are each an Independent Director.

3.1.25 Tax Filings. To the extent required, Borrower has filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed as of the date hereof and has paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower. Borrower believes that its tax returns properly reflect the income and taxes of Borrower for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. Borrower has (a) not entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its Obligations under the Loan Documents. Giving effect to the Loan, to the best of Borrower’s knowledge, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. To the best of Borrower’s knowledge, fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Affiliate Debt. There is no Affiliate Debt owed or outstanding except for the Heritage Intercompany Loan. At Lender’s request, Borrower agrees to deliver to Lender a subordination and standstill agreement, in form reasonably satisfactory to Lender, from Heritage Partners, LLC with respect to the Heritage Intercompany Loan.

3.1.29 Offices; Location of Books and Records. The chief executive office or chief place of business and the jurisdiction of organization (as such terms are used in Revised Article 9 of the UCC as in effect in the State of New York from time to time) of Borrower is set forth on Schedule IV or as otherwise described in a notice from Borrower to Lender, together with the organization number assigned to Borrower in such jurisdiction and Borrower’s federal employer identification number. Borrower’s books of accounts and records are located at its chief executive office or its chief place of business.

3.1.30 Trade Name; Other Intellectual Property. Borrower owns and possesses or licenses (as the case may be) all such patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, websites, domain names and copyrights, as more particularly described on Schedule V, as Borrower considers necessary for the conduct of its business as now conducted without, individually or in the aggregate, to Borrower’s knowledge, any infringement upon rights of other Persons, in each case except as could not reasonably be expected to (i) materially and adversely affect the value of the Property, (ii) impair the use and operation of the Property or (iii) impair Borrower’s ability to pay its obligations in a timely manner, and, except for those marks described on Schedule V, there is no individual patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right or copyright the loss of which would, to Borrower’s belief, (x) materially and adversely affect the value of the Property, (y) impair the use and operation of the Property or (z) impair Borrower’s ability to pay its obligations in a timely manner (collectively, the “Intellectual Property”).

3.1.31 Construction Manager’s Agreement. As of the date of the Initial Advance (i) the Construction Manager’s Agreement shall be in full force and effect; (ii) Borrower and Construction Manager shall be in full compliance with their respective obligations under the Construction Manager’s Agreement; (iii) the work to be performed by Construction Manager under the Construction Manager’s Agreement shall be the work called for by the Plans and Specifications; and (iv) all work on the Project Improvements theretofore completed shall have been completed substantially in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects. Borrower shall from time to time, upon request by Lender, use reasonable efforts to cause Construction Manager to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

3.1.32 Access. All curb cuts and driveway permits shown on the Plans and Specifications or otherwise necessary for access to the Property are existing or have been or will be fully approved by the appropriate Governmental Authority.

3.1.33 No Default. No Default or Event of Default has occurred and is continuing.

3.1.34 Architect’s Contract. As of the date of the Initial Building Loan Advance, (i) the Architect’s Contract shall be in full force and effect; and (ii) Borrower shall cause Mortgage Borrower and (to the best of Borrower’s knowledge) Borrower’s Architect to be in compliance in all material respects with their respective obligations under the Architect’s Contract; (iii) the work to be performed by the Architect under the Architect’s Contract shall be the architectural services required to design the Project Improvements to be built in accordance with the Plans and Specifications and all architectural services required to complete the Project Improvements in accordance with the Plans and Specifications is provided for under the Architect’s Contract; and (iv) all work on the Project Improvements theretofore completed shall have been completed substantially in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects. Borrower shall from time to time, upon request by Lender, use commercially reasonable efforts to cause Borrower’s Architect to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

3.1.35 Plans and Specifications. Prior to the date of the Initial Advance, Borrower shall have caused Mortgage Borrower to have furnished Lender true and complete sets of the Plans and Specifications which will comply with all applicable Legal Requirements, all Governmental Approvals required for construction and renovation of the Project Improvements and will comply with the requirements of the Leases, if any, and all restrictions, covenants and easements affecting the Property, and which will have been approved by the Construction Manager, Guarantor, Borrower’s Architect, Mortgage Lender, First Mezzanine Lender, Lender and each such Governmental Authority required for construction and renovation of the Project Improvements.

3.1.36 Zoning. (a) The land use and zoning regulations which are in effect for the Land permit the construction and renovation of the Project Improvements thereon (and the Condominium Conversion, and the sale of residential apartment Units and Commercial Units as contemplated herein) and no further variance, conditional use permit, special use permit or other similar approval is required for such construction or conversion or sale, or for the use of the Improvements as currently used and as contemplated by the Plans and Specifications.

(b) All easements, restrictions, covenants or operating agreements which benefit or burden the Property are in full force and effect, and to the best of Borrower’s knowledge there are no material defaults thereunder beyond any applicable grace or cure periods by any party thereto.

3.1.37 Budget. The Project Costs Budget accurately reflects all anticipated Project Loan Costs. Upon the making of the Advances requested in Borrower’s Requisition in the manner set forth therein, and the Building Loan Advances request in Mortgage Borrower’s Requisition in the manner set forth therein, all materials and labor theretofor supplied or performed in connection with the Property will be paid for in full.

3.1.38 Feasibility. Each of the Construction Schedule and the Disbursement Schedule is accurate in all material respects to date.

3.1.39 Landmark Declaration. Mortgage Borrower is not in violation of the Landmark Declaration and the Landmark Preservations Commission of New York City has approved the Plans and Specifications.

3.1.40 Intentionally Deleted.

3.1.41 Condominium Documents. All Condominium Documents comply with all applicable State statutes (including, without limitation, condominium statutes), Federal and State Securities Laws, Federal and State Truth-in-Lending Statutes, HUD filings re: interstate sales (if applicable), and the requirements of any Governmental Authority having jurisdiction. Moreover, the Declaration of Condominium, once filed, will create a valid and conforming condominium under the laws of the State.

3.1.42 Unit Contracts. The Contracts submitted to Lender by Borrower and all future contracts relating to individual Units, assuming the existence and, if applicable, the competence, of the purchaser and the execution and delivery of the applicable Contract to Borrower by the purchaser, are and will be, subject to the terms and conditions therein contained and the terms of the Offering Plan, the valid and binding obligations of the purchaser and not rescindable for any reason except for any statutory rescission right under New York Law, failure to complete construction of the Project Improvements, failure to create a condominium pursuant to State law and failure to obtain mortgage financing within ninety (90) days after the execution of any such Bona Fide Sales Contracts in those instances where such Bona Fide Sales Contracts are subject to a financing contingency or upon the expiration of any such ninety (90) days mortgage financing contingency will be Bona Fide Sales Contracts as provided for herein.

3.1.43 Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not materially misleading in light of the circumstances under which they were made. There has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, rent rolls, reports, certificates or other documents submitted in connection with the Loan inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects, or is reasonably likely to materially and adversely affect, the Property, the Collateral, the First Mezzanine Collateral, Borrower, First Mezzanine Borrower, Mortgage Borrower or their respective business, operations or condition (financial or otherwise). In addition, there is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which materially adversely affects, or is reasonably likely to materially adversely affect, the Property, the Mortgage Borrower, Borrower, the Collateral, the First Mezzanine Collateral, First Mezzanine Borrower or its business, operations or condition (financial or otherwise).

3.1.44 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.45 Investment Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

3.1.46 Organizational Structure. Borrower’s organizational structure is accurately reflected on its organizational chart, which is annexed hereto as Exhibit B.

3.1.47 Management Agreement and Other Service Contracts. Borrower will not cause Mortgage Borrower or First Mezzanine Borrower to enter without the prior consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, into any management agreement or any other contract or agreement providing management and other services with respect to the Property, Mortgage Borrower, the Collateral, the First Mezzanine Collateral, First Mezzanine Borrower or Borrower.

3.1.48 Intentionally Deleted.

3.1.49 Mortgage Loan Representations and Warranties. All of the representations and warranties contained in the Mortgage Loan Documents are true and complete and are hereby incorporated into this Agreement for the benefit of Lender as if contained herein, shall be deemed made hereunder as and when made thereunder and shall remain incorporated without regard to any waiver, amendment or other modification thereof by Mortgage Lender or to whether the Mortgage Loan has been repaid or the related Mortgage Loan Documents have been otherwise terminated, unless otherwise consented to in writing by Lender.

3.1.50 Heritage Intercompany Loan. The outstanding principal balance of the Heritage Intercompany Loan is $701,512.31 and that Borrower, First Mezzanine Borrower and Mortgage Borrower have no obligation to repay any portion of such loan so long as the Building Loan remains outstanding.

3.1.51 Development Fee. Mortgage Borrower is responsible to pay $71,071.43 per month, up to a maximum amount of $995,000, to Heritage Partners, LLC with respect to the Development Fee, unless such fee is waived by Heritage Partners, LLC and Mortgage Borrower. The Deferred Development Fee shall be payable only upon satisfaction of the conditions precedent described in Section 1.1, the definition of “Deferred Development Fee.”

Section 3.2 Continuing Effectiveness and Survival of Representations. All representations and warranties contained in any documents furnished to Lender by or on behalf of Borrower, as part of or in support of the Loan application or pursuant to this Agreement or any of the other Loan Documents (and all representations and warranties contained in any documents furnished to Mortgage Lender by or on behalf of Mortgage Borrower, as part of or in support of the Mortgage Loan application or pursuant to the Mortgage Loan Documents and all representations and warranties contained in any documents furnished to First Mezzanine Lender by or on behalf of First Mezzanine Borrower, as part of or in support of the First Mezzanine Loan application or pursuant to the First Mezzanine Loan Documents) shall be deemed continuing and in effect at all times while Borrower remains indebted to Lender and shall be deemed to be incorporated by reference in each requisition for an Advance by Borrower, and each Draw Request submitted to Lender as provided in Section 2.9.1 hereof shall constitute an affirmation that the representations and warranties contained in Article III of this Agreement and in the other Loan Documents remain true and correct in all material respects as of the date of such Draw Request unless Borrower specifically notifies Lender of any material change therein; and unless Lender is notified to the contrary, in writing, prior to the disbursement of the requested Advance or any portion thereof, shall constitute an affirmation that the same remain true and correct in all material respects on the date of such disbursement unless Borrower specifically notifies Lender of any change therein. The representations and warranties set forth in Section 3.1 shall survive, and any covenants contained in Section 3.1 shall continue, for so long as any amount remains payable to Lender under this Agreement or any of the other Loan Documents.

IV. BORROWER COVENANTS

Section 4.1 Borrower Affirmative Covenants.

Borrower hereby covenants and agrees that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause Mortgage Borrower to cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply or cause compliance with all Legal Requirements applicable to Borrower, Mortgage Borrower, the First Mezzanine Borrower, the Property, the Collateral and the First Mezzanine Collateral in all material respects, including, without limitation, the Prescribed Laws.

4.1.2 Taxes and Other Charges. Borrower shall pay or cause Mortgage Borrower to pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay or cause Mortgage Borrower to pay Taxes shall be suspended for so long as Mortgage Borrower complies with the terms and provisions of Section 6.2 of the Building Loan Agreement and complies with the terms and provisions of Section 6.2 of the First Mezzanine Loan Agreement. Borrower shall furnish or cause to be furnished to Lender receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that Borrower is not required to furnish or cause to be furnished such receipts for payment of Taxes in the event that such Taxes have been paid by Mortgage Lender pursuant to the Mortgage Loan Documents (or by First Mezzanine Lender pursuant to the First Mezzanine Loan Documents). Borrower shall not permit or suffer and shall promptly discharge or cause to be discharged any Lien (other than Permitted Encumbrances) against the Property, by payment, bonding or otherwise. After prior notice to Lender, Borrower, at its own expense, may contest or cause to be contested by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges, provided that (i) no monetary Default or any Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof pay or cause to be paid the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of Taxes or Other Charges from the Property; and (vi) Borrower shall deposit or cause to be deposited with Lender cash, or other security as may be reasonably approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount less the amount paid, if any, in order to contest any payment of any such Tax or Other Charge that, as a Legal Requirement, is required to be paid to the applicable Governmental Authority, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (provided that the deposit required pursuant to this clause (vi) will be waived to the extent such deposit has been deposited with Mortgage Lender pursuant to the terms of the Mortgage Loan Documents or with First Mezzanine Lender pursuant to the terms of the First Mezzanine Loan Documents, and if the Mortgage Loan and the First Mezzanine Loan have been repaid in full, amounts on deposit with or for the benefit of Mortgage Lender and/or First Mezzanine Lender shall be transferred to the Lender). Upon prior notice to Borrower, Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when the entitlement of such claimant is established by the entry of a final non-appealable judgment in favor of such claimant by a court of competent jurisdiction.

4.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower, Mortgage Borrower or First Mezzanine Borrower which might materially adversely affect the Property or, the Collateral, the First Mezzanine Collateral, or Borrower’s or Mortgage Borrower’s or First Mezzanine Borrower’s ability to perform its Obligations hereunder or under the other Loan Documents or the Mortgage Loan Documents, or the First Mezzanine Loan Documents (as applicable).

4.1.4 Access to Property. Subject to the rights of Tenants, owners of Units and the Condominium Documents, Borrower shall cause Mortgage Borrower to permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice.

4.1.5 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Obligations of Borrower under the Loan Documents, as Lender may reasonably require;

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time; and

(c) furnish to Lender all instruments, documents, certificates, plans and specifications, appraisals, title and other insurance, reports and agreements and each and every other document and instrument reasonably required to be furnished by the terms of this Agreement or the other Loan Documents.

4.1.6 Financial Reporting. (a) Borrower shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP, reflecting the financial affairs of Borrower, Mortgage Borrower and First Mezzanine Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to Borrower to examine such books and records at the office of Borrower or other Person maintaining such books and records and to make such copies or extracts thereof as Lender shall desire.

(b) Borrower shall furnish or cause to be furnished to Lender annually, within ninety (90) days following the end of each Fiscal Year, a complete copy of Borrower’s, Mortgage Borrower’s and First Mezzanine Borrower’s annual financial statements audited by an Approved Accountant or prepared in accordance with GAAP, including statements of income and expense and cash flow for Borrower, Mortgage Borrower, First Mezzanine Borrower and the Property and a balance sheet for Borrower, Mortgage Borrower and First Mezzanine Borrower. Borrower’s annual financial statements shall be accompanied by an Officer’s Certificate stating that such annual financial statement presents fairly the financial condition and the results of operations of Borrower, Mortgage Borrower, First Mezzanine Borrower and the Property. Together with Borrower’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether to the best of Borrower’s knowledge there exists an event or circumstance which constitutes a Default or Event of Default by Borrower under the Loan Documents and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c) Borrower will furnish or cause to be furnished to Lender on or before the thirtieth (30th) day after the end of each fiscal quarter (based on Borrower’s Fiscal Year), the following items:

(i) quarterly and year-to-date statements of income and expense and cash flow prepared for such quarter with respect to the Property, with a balance sheet for such quarter for Borrower, Mortgage Borrower and First Mezzanine Borrower;

(ii) intentionally deleted;

(iii) a current rent roll for the Property, if applicable; and

(iv) a comparison of the budgeted income and expenses and the actual income and expenses for such month and year to date for the Property, together with a detailed explanation of any material variances between budgeted and actual amounts for such period and year to date.

(d) Borrower shall promptly provide or cause to be provided to Lender with a copy of any notice received from a Tenant threatening non-payment of Rent or other material default, alleging or acknowledging a default by landlord, requesting a termination of a Lease or a material modification of any Lease or notifying Borrower, First Mezzanine Borrower or Mortgage Borrower of the exercise or non-exercise of any option provided for in such Tenant’s Lease, or any other similar material correspondence received by or on behalf of Borrower, First Mezzanine Borrower or Mortgage Borrower from Tenants.

(e) Borrower shall submit or cause Mortgage Borrower to submit the Annual Budget to Lender for Lender’s approval not later than thirty (30) days prior to the commencement of each Fiscal Year.

(f) Borrower shall furnish or cause to be furnished to Lender within thirty (30) days following the end of each calendar month, the following items:

(i) an income and expense report for the preceding month;

(ii) a leasing status report for the Property and, following the date on which Borrower begins to market the Units for sale, a monthly sales report; and

(iii) all reports prepared by the condominium association created by the Condominium Documents.

(g) Borrower shall cause Guarantor to furnish to Lender within ninety (90) days following the end of each calendar year, a complete copy of Guarantor’s annual financial statements prepared by the Approved Accountant or other independent certified public accountant reasonably acceptable to Lender and certified as true and correct by Guarantor.

(h) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Borrower, Mortgage Borrower, First Mezzanine Borrower and/or Guarantor as may be reasonably requested by Lender.

(i) Borrower’s financial statements delivered pursuant to this Section 4.1.6 shall be accompanied by (i) an Officer’s Certificate (y) stating that such financial statements present fairly the financial condition and the results of operations of Borrower, First Mezzanine Borrower and Mortgage Borrower and (z) certifying as of the date thereof whether to the best of such Borrower’s knowledge there exists an event or circumstance which constitutes an Event of Default by Borrower under the Loan Documents, a default (after the expiration of all applicable cure periods) by Mortgage Borrower under the Mortgage Loan Documents or a default (after the expiration of all applicable cure periods) by First Mezzanine Borrower under the First Mezzanine Loan Documents and if such Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same and (ii) an explanation reconciling the discrepancies, if any, between unaudited financial statements and audited financial statements.

(j) Borrower agrees that Lender may disclose information regarding the Property, Borrower, Mortgage Borrower and First Mezzanine Borrower that is provided to Lender pursuant to this Section 4.1.6 in connection with any Securitization to such parties requesting such information in connection with such Securitization.

4.1.7 Title to the Collateral, Title to the Property. Borrower will warrant and defend the validity and priority of the Liens of the Pledge Agreement on the Collateral against the claims of all Persons whomsoever. Borrower will cause Mortgage Borrower to warrant and defend title to the Property as required in the Mortgage Loan Documents.

4.1.8 Estoppel Statement. (a) After request by Lender, Borrower shall within five (5) Business Days furnish Lender with a statement, duly acknowledged and certified, stating

(i) to Borrower’s knowledge, the unpaid principal amount of the Note, (ii) to Borrower’s knowledge, the Applicable Interest Rate of the Note, (iii) to Borrower’s knowledge, the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement, the Senior Loan Agreement, the Building Loan Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) Borrower shall use commercially reasonable efforts to deliver or cause to be delivered to Lender, upon Lender’s request, an estoppel certificate from each Tenant under any Lease; provided that such certificate may be in the form required under such Lease; provided, further, that Borrower shall not be required to deliver or cause to be delivered such certificates more frequently than two (2) times in any twelve (12) month period.

(c) After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Mortgage Loan, (ii) the date installments of the interest and/or principal were last paid, (iii) to Borrower’s knowledge, any offsets or defenses to the payment of the Mortgage Loan, if any, and (iv) that the Mortgage Loan Documents have not been modified or if modified, giving particulars of such modification. After request by Lender, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, stating (A) the unpaid principal amount of the First Mezzanine Loan, (B) the date installments of the interest and/or principal were last paid, (C) to Borrower’s knowledge, any offsets or defenses to the payment of the First Mezzanine Loan, if any, and (D) that the First Mezzanine Loan Documents have not been modified or if modified, giving particulars of such modification.

4.1.9 Leases. (a) All commercial Leases directly with Mortgage Borrower and all renewals of commercial Leases executed after the date hereof shall (i) provide for rental rates comparable to existing local market rates for similar properties, (ii) be on commercially reasonable terms, (iii) provide that such Lease is subordinate to the Mortgage and that, upon the foreclosure of the Mortgage, sale by power of sale thereunder or deed-in-lieu of foreclosure, the Tenant will attorn to the transferee of the Property, (iv) not contain any terms which would materially adversely affect Lender’s rights under the Loan Documents and (v) be subject to Lender’s prior approval, which approval, with respect to the lease of any Commercial Unit or space, shall not be unreasonably withheld, conditioned or delayed. No Residential Units shall be leased without Lender’s prior consent in its sole discretion.

(b) Borrower (i) shall cause Mortgage Borrower to observe and perform the obligations imposed upon the lessor under the Leases to which Borrower is a party in a commercially reasonable manner; (ii) shall cause Mortgage Borrower to enforce the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; provided, however, Borrower shall not permit Mortgage Borrower to terminate or accept a surrender of any Lease without Lender’s prior approval; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not permit Mortgage Borrower to execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (v) shall not permit Mortgage Borrower to (without Mortgage Lender’s consent which shall not be unreasonably withheld, conditioned or delayed) alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the lessee or increase the obligations of lessor.

(c) Upon request, Borrower shall furnish Lender with executed copies of all Leases.

4.1.10 Alterations. After the Completion of the Improvements (a) Lender’s prior approval shall be required in connection with any alterations to any Improvements that may (i) have a material adverse effect on Borrower’s, Mortgage Borrower’s or First Mezzanine Borrower’s financial condition or the value of the related Property, (ii) result in a material reduction of the square footage of the related Improvements, (iii) adversely affect the use or operation of the related Improvements and/or (iv) require an amendment to the Offering Plan or the Declaration of Condominium. If the total unpaid amounts incurred and to be incurred with respect to any such alterations to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s Obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations or (iii) other securities reasonably acceptable in all respects to Lender and that the applicable Rating Agencies have confirmed in writing will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or any class thereof in connection with any Securitization (provided that such collateral will not be required to the extent such collateral has been deposited with Mortgage Lender pursuant to the terms of the Mortgage Loan Documents or with First Mezzanine Lender pursuant to the terms of the First Mezzanine Loan Documents). Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold.

(b) Notwithstanding anything contained herein to the contrary, the construction, renovation and alteration of the Improvements in accordance with the Plans and Specifications shall not constitute “alterations” to the Improvements and will not be subject to the terms of this Section 4.1.10.

4.1.11 Intentionally Reserved.

4.1.12 Updated Appraisal. Upon the written request of Lender, Borrower shall promptly reimburse Lender for the cost of an updated FIRREA appraisal of the Property as Lender may require, in form and substance and conducted by an appraiser satisfactory to Lender and its internal appraisal staff in all respects; provided, however, that Borrower shall not be required to reimburse Lender for an updated FIRREA appraisal of the Property except in connection with the election of Borrower to extend the term of the Loan in accordance with Section 2.1.13 or if such updated FIRREA appraisal is obtained by Lender in connection with an Event of Default; and provided, further, that Borrower’s obligation to pay for an appraisal hereunder shall not be duplicative of any obligation of Borrower to pay for an appraisal as provided in Section 4.1.12 of the Senior Loan Agreement, Section 4.1.12 of the Building Loan Agreement or as provided in the Mezzanine Loan Documents.

4.1.13 Heritage Intercompany Loan. Borrower hereby covenants and agrees that it shall not (nor cause Mortgage Borrower to) pay off all or any portion of the Heritage Intercompany Loan so long as the Building Loan, Senior Loan, First Mezzanine Loan and the Loan remains outstanding.

4.1.14 Intentionally Deleted.

4.1.15 Construction Manager’s Agreement. Borrower shall or shall cause Mortgage Borrower to (a) enforce the Construction Manager’s Agreement in the best interests of the Improvements using sound business judgment, (b) waive none of the material obligations of any of the parties thereunder, (c) do no act which would relieve the Construction Manager from its material obligations to construct the Project Improvements according to the Plans and Specifications, (d) make no amendments to or change orders under the Construction Manager’s Agreement, except as permitted under Section 4.1.26, without the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed, (e) ensure that the work to be performed by Construction Manager under the Construction Manager’s Agreement is the work called for by the Plans and Specifications; and (f) ensure that all work on the Improvements shall be completed in accordance with the Plans and Specifications in a good and workmanlike manner and shall be free of any defects. Borrower shall from time to time, upon request by Lender, use reasonable efforts to cause Construction Manager to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

4.1.16 Architect’s Contract. Borrower shall or shall cause Mortgage Borrower to (a) enforce the Architect’s Contract in the best interests of Borrower consistent with the construction of the Project Improvements using sound business judgment, (b) waive none of the material obligations of Borrower’s Architect thereunder, (c) not do any act which would relieve Borrower’s Architect from its material obligations under the Architect’s Contract and (d) make no amendments to the Architect’s Contract without the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Borrower shall, or shall cause Mortgage Borrower to from time to time, upon request by Lender, cause Borrower’s Architect to provide Lender with reports in regard to the status of construction of the Project Improvements, in such form and detail as reasonably requested by Lender.

4.1.17 Insurance. Borrower shall maintain or cause Mortgage Borrower to maintain in effect at all times while Borrower is indebted to Lender the Policies required by this Agreement. The proceeds of any insurance shall be applied in accordance with the terms of Section 5.3 of the Building Loan Agreement and this Agreement. Borrower shall also furnish Lender with or cause Lender to be furnished with evidence or certificates from insurance companies indicating that Borrower’s Architect, the Other Design Professionals, the Major Contractors and the Major Subcontractors responsible for the design or construction of the Project Improvements are covered by professional liability insurance or other liability insurance, as applicable, as required by the applicable contract approved by Mortgage Lender; such evidence or certificates to be delivered to Lender (i) on or before the date of this Agreement, with respect to the Borrower’s Architect, such Other Design Professionals, those Major Contractors and Major Subcontractors whose contracts are then in effect and (ii) within thirty (30) days after execution, with respect to any Major Contracts executed after the date of this Agreement.

4.1.18 Application of Loan Proceeds. Borrower shall use the proceeds of the Advances under the Loan solely and exclusively for the purposes of paying Soft Costs incurred in connection with constructing the Project Improvements in accordance herewith and in accordance with the Project Budget which shall not be subject to change except as permitted hereby. Except as expressly set forth in Section 2.1.8, Borrower will receive the Advances to be made hereunder and will hold the right to receive the same as a trust fund for the purpose of paying for the Soft Costs and it will apply the same first to such payment before using any part thereof for any other purpose.

4.1.19 Project Loan Costs\. Borrower shall promptly pay when due all Project Loan Costs.

4.1.20 Fees. Borrower shall pay when due the following fees and expenses: (a) the reasonable fees of the Construction Consultant and the inspecting architects and engineers in connection with any documentation delivered to Lender as required hereunder, (b) the reasonable fees of any environmental consultants used by Lender in connection with the Property as provided in the Environmental Indemnity, (c) the reasonable costs and expenses of any appraisal which Borrower is required to pay for pursuant to Section hereof, (d) the reasonable and customary costs and expenses which have been incurred by Lender in connection with the preparation and execution of the Loan Documents and the closing and funding of the Loan, including, without limitation, filing fees and charges, abstract fees, UCC policy fees, escrow fees, and reasonable attorneys’ fees, (e) the reasonable costs and expenses which may be incurred by Lender in connection with the administration of the Loan, including, without limitation, any extension, amendment or modification thereof, (f) the costs of enforcement of the Pledge Agreement, the Note, and the other Loan Documents, including, without limitation, reasonable attorneys’ fees in any action for the foreclosure of the Pledge Agreement and the collection of the Loan, and all such fees incurred in connection with any bankruptcy or insolvency proceeding, and (g) the reasonable costs and expenses incurred by Lender in connection with the release of Units; provided, however that, with respect to all costs and expenses set forth in items (a), (b), (c), (d) and (g), such costs and expenses are not intended to be duplicative of any costs or expenses payable by Mortgage Borrower pursuant to Section 4.1.20 of the Mortgage Loan Agreement or any fees or costs payable by First Mezzanine Borrower pursuant to the First Mezzanine Loan Documents and to the extent duplicative, compliance by Mortgage Borrower with the provisions of Section 4.1.20 of the Mortgage Loan Agreement or compliance by First Mezzanine Borrower with the applicable provisions of the First Mezzanine Loan Documents shall be deemed to be compliance by Borrower with the provisions this Section 4.1.20. In addition, Borrower hereby agrees to pay all costs and fees charged by the servicer of the Loan in connection with the servicing of the Loan. Borrower will, within thirty (30) days after demand by Lender (together with reasonable evidence of incurrence of such expenses), reimburse Lender for all such reasonable expenses which have been incurred; and Borrower will indemnify and hold harmless Lender from and against, and reimburse it for all claims, demands, liabilities, losses, damages, judgments, penalties, costs, and expenses (including, without limitation, reasonable attorneys’ fees) which are actually imposed upon, asserted against, or incurred or paid by Lender by reason of, on account of or in connection with any bodily injury or property damage occurring in or upon or in the vicinity of the Property through any cause whatsoever or asserted against Lender or Borrower on account of any act performed or omitted to be performed hereunder by Borrower or on account of any transaction arising out of or in any way connected with the Property, or with this Agreement or any of the indebtedness evidenced by the Note, provided that the foregoing indemnity shall not apply to any such liabilities, losses, damages and expenses of Lender to the extent arising from the willful misconduct or gross negligence of Lender. In addition, the foregoing indemnity shall not apply with respect to any costs, fees or expenses incurred by Lender after the transfer of title to the Collateral by foreclosure. The foregoing indemnity shall be subject to the procedures of Section 10.13. All amounts incurred or paid by Lender under this Section 4.1.20, together with interest thereon at the Default Rate from the date the same are required to be paid by Borrower to Lender until paid by Borrower, shall be added to the Debt and shall be secured by the lien of the Pledge Agreement.

4.1.21 Completion of Construction. Borrower shall cause Mortgage Borrower to diligently pursue construction of the entire Project Improvements to completion and obtain a temporary or permanent certificate of occupancy (and to the extent the same are conditional or require performance by Mortgage Borrower, satisfy all conditions to the issuance of and/or performed all obligations required for the continued validity of the same) for the Property on or prior to the Completion Date in accordance with the Plans and Specifications (except for changes in accordance with Section 4.1.26) and in compliance with all restrictions, covenants and easements affecting the Property, all applicable Legal Requirements, and all Governmental Approvals, and with all terms and conditions of the Loan Documents and Building Loan Documents. Borrower shall pay or cause to be paid all sums and perform such duties as may be necessary to complete such construction of the Project Improvements substantially in accordance with the Plans and Specifications (except for changes in accordance with Section 4.1.26) and in compliance with all restrictions, covenants and easements affecting the Property, all applicable Legal Requirements and all Governmental Approvals, and with all terms and conditions of the Loan Documents and Building Loan Documents, all of which shall be accomplished on or before the Completion Date, free from any liens, claims or assessments (actual or contingent) asserted against the Property for any material, labor or other items furnished in connection therewith unless bonded and removed as a Lien on the Property. The renovation of the Project Improvements shall include all work necessary to put the Property in conformity with, and eliminate any breaches from, the ADA. Evidence of satisfactory compliance with the ADA, reasonably acceptable to Lender shall be furnished by Borrower to Lender on or before the Completion Date. If such certificate of occupancy or other Governmental Approvals are temporary in nature, Borrower shall cause Mortgage Borrower to diligently pursue procuring final Governmental Approvals. In addition, Borrower shall cause Mortgage Borrower to diligently pursue construction of the entire Project Improvements to Final Completion after the Completion Date.

4.1.22 Inspection of Property. Subject to the rights of Tenants, the owners of Units, and the Condominium Documents, as applicable, Borrower shall cause Mortgage Borrower to permit Lender, the Construction Consultant and their respective representatives, to enter upon the Property, inspect the Project Improvements and all materials to be used in the construction and renovation thereof and to examine the Plans and Specifications which are or may be kept at the construction site at all reasonable times and with reasonable advance notice and will cooperate, and use reasonable efforts to cause the Construction Manager, the Major Contractors and the Major Subcontractors to cooperate with the Construction Consultant to enable him or her to perform his or her functions hereunder; provided that such cooperation shall not unreasonably hinder or delay the construction/renovation of the Property.

4.1.23 Construction Consultant. Borrower acknowledges that (i) the Construction Consultant has been retained by Mortgage Lender and Lender to act as a consultant and only as a consultant to Mortgage Lender and Lender in connection with the construction of the Project Improvements and has no duty to Borrower, (ii) the Construction Consultant shall in no event have any power or authority to give any approval or consent or to do any other act or thing which is binding upon Lender, (iii) Lender reserves the right to make any and all decisions required to be made by Lender under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Lender under this Agreement and to accept or not accept any matter or thing required to be accepted by Lender under this Agreement, and without being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by the Construction Consultant with respect thereto and (iv) Lender reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Lender or any other person or party. Mortgage Lender and Lender shall retain the same Construction Consultant.

4.1.24 Construction Consultant/Duties and Access. Borrower shall cause Mortgage Borrower to permit Mortgage Lender to retain the Construction Consultant at reasonable cost of Mortgage Borrower to perform the following services on behalf of Mortgage Lender and Lender:

(a) To review and advise Lender and Mortgage Lender whether, in the opinion of the Construction Consultant, the Plans and Specifications are satisfactory;

(b) To review Draw Requests and change orders; and

(c) To make periodic inspections in accordance with Section 4.1.22 (approximately at the date of each Draw Request) for the purpose of assuring that construction of the Project Improvements to date is in accordance with the Plans and Specifications and to approve Borrower’s then current Draw Request as being consistent with Borrower’s Obligations under this Agreement, including inter alia, an opinion as to Borrower’s continued compliance with the provisions of Section 2.8.1(j).

Subject to the Mezzanine Lender’s obligations to make advances under the Mezzanine Loan, Lender shall cause Mortgage Borrower to pay the fees of the Construction Consultant within thirty (30) days after billing therefor and expenses incurred by Lender on account thereof shall be reimbursed to Lender within thirty (30) days after request therefor, but neither Lender nor the Construction Consultant shall have any liability to Borrower on account of (i) the services performed by the Construction Consultant, (ii) any neglect or failure on the part of the Construction Consultant to properly perform its services or (iii) any approval by the Construction Consultant of construction of the Project Improvements. Neither Lender nor the Construction Consultant assumes any obligation to Borrower or any other Person concerning the quality of construction of the Project Improvements or the absence therefrom of defects.

4.1.25 Correction of Defects. Borrower shall cause Mortgage Borrower to promptly correct all material defects in the Project Improvements or any material departure from the Plans and Specifications not previously approved by Lender to the extent required hereunder. Borrower agrees that the advance of any proceeds of the Loan whether before or after such defects or departures from the Plans and Specifications are discovered by, or brought to the attention of, Lender shall not constitute a waiver of Lender’s right to require compliance with this covenant.

4.1.26 Approval of Change Orders. Borrower shall permit no deviations (and shall cause Mortgage Borrower not to permit any deviations) from the Plans and Specifications during construction without the prior approval of Lender which approval shall not be unreasonably withheld conditioned or delayed; provided, however, that Borrower may or may allow Mortgage Borrower to make changes without Lender’s prior approval so long as (a) such changes do not exceed ten percent (10%) of the amount of the applicable contract, (b) such changes do not exceed in the aggregate $1,200,000.00, (c) such changes do not cause any Line Item in the Project Cost Budget to be exceeded (after taking into account use of the Building Loan Contingency to the extent permitted under and reallocations under Section 2.1.7(a) of the Building Loan Agreement, reallocations attributable to cost savings under Section 2.1.7(b) of the Building Loan Agreement, and other reallocations approved by Lender in its sole discretion), (d) Borrower uses reasonable efforts to deliver, or to cause Mortgage Borrower to deliver, to Lender and Construction Consultant prior notice of such change orders or, if Borrower is unable to deliver prior notice, Borrower shall, or shall cause Mortgage Borrower to submit to Lender and Construction Consultant copies of all change orders entered into with respect to the Project Improvements within fifteen (15) days after the same are entered into, irrespective of whether the same require the prior approval of Lender and Construction Consultant pursuant to this Agreement and/or the Building Loan Agreement, and (e) such changes will not materially change the net rentable square feet of commercial space to be contained in the Improvements or the net rentable or saleable square feet of residential space to be contained in the Improvements, or the basic layout of the Improvements, or involve the use of materials, furniture, fixtures and equipment that will not be at least equal in quality to the materials, furniture, fixtures and equipment originally specified in or required by the approved Plans and Specifications, and (f) such changes are non-material field changes, which do not affect the scope of the Project Improvements. If Lender’s approval is necessary with respect to any change order, Borrower shall give Lender a written request for such approval. If Lender fails to either approve or disapprove of such request within five (5) days of receipt thereof, such change order shall be deemed approved if Lender fails to respond within five (5) days of receipt of a second request by Borrower, which request shall be in an envelope labeled “Priority” and delivered to Lender by overnight delivery and which request shall state at the top of the first page in bold lettering “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER.”

4.1.27 Books and Records. Borrower shall keep and maintain or cause to be kept and maintained, detailed, complete and accurate books, records and accounts reflecting all items of income and expense of Borrower and Mortgage Borrower in connection with the Property and the construction of the Project Improvements and the results of the operation thereof; and, upon the request of Lender, to make such books, records and accounts available to Lender for inspection or independent audit at reasonable times during business hours and upon reasonable advance notice to Borrower. Any independent audit conducted hereunder shall be at Lender’s expense unless such audit shall uncover a material error in statements previously delivered to Lender, in which case Borrower shall pay all reasonable costs related thereto. Lender hereby agrees to keep, and to use reasonable efforts to cause its agents, employees and consultants to keep, any information acquired hereby confidential unless already known to the general public or as required by law.

4.1.28 Indebtedness. Borrower shall (i) duly and promptly pay all of Borrower’s indebtedness to Lender according to the terms of this Agreement, the Note and the other Loan Documents, and (ii) except as otherwise expressly permitted hereunder, incur no other Indebtedness in any form, whether direct, indirect, primary, secondary, or contingent, without Lender’s prior written consent, other than such Indebtedness contemplated under the Loan Documents in connection with the construction and operation of the Improvements and the Indebtedness created under the Mortgage Loan Documents and Indebtedness created under the First Mezzanine Loan Documents, which other Indebtedness is paid on a timely basis. Lender hereby consents to the Heritage Intercompany Loan and Borrower hereby agrees that it shall not pay all or any portion of the amount owed to Heritage Partners, LLC with respect to such Heritage Intercompany Loan so long as the Loan is outstanding.

4.1.29 Maintain Existence. Borrower shall maintain its existence in good standing and make no changes in its organization, except to the extent permitted under Article VIII; shall not convey, transfer, or lease any substantial part of its property, assets, or business to any other person or entity except as provided under Article VIII; shall not engage in any business enterprise other than as provided in this Agreement; shall not merge or consolidate with or into any other Person or enter into any partnership or joint venture with any other Person; and shall not make any loans or advances to any other Person, except extensions of credit in the normal course of business.

4.1.30 Bonds. Borrower shall furnish or cause Mortgage Borrower to furnish to Lender and maintain such Payment and Performance Bonds with respect to the obligations of Construction Manager, as applicable, to the extent required under the Building Loan Agreement.

4.1.31 Financing Publicity. Borrower shall permit and shall cause Mortgage Borrower to permit Lender to obtain publicity in connection with the construction of the Project Improvements through press releases and participation in such events as ground breaking and opening ceremonies, subject to Borrower’s prior approval, which approval shall not be unreasonably withheld or delayed, and to give Lender ample advance notice of such events and to give Lender such assistance as is reasonable in connection with obtaining such publicity as Lender may reasonably request.

4.1.32 Intentionally Deleted.

4.1.33 Laborers, Subcontractors and Materialmen. Borrower shall or shall cause Mortgage Borrower to notify Lender promptly, and in writing, if Borrower or Mortgage Borrower receives any default notice, notice of lien or demand for past due payment, written or oral, from any laborer, subcontractor or materialmen.

4.1.34 Ownership of Personalty. Borrower shall furnish or shall cause Mortgage Borrower to furnish to Lender, if Lender so reasonably requests, photocopies of the fully executed contracts, bills of sale, receipted vouchers and agreements, or any of them, under which Borrower claims title to the materials, articles, fixtures and other personal property used or to be used in the construction or operation of the Improvements.

4.1.35 Comply with Other Loan Documents. Borrower shall perform all of Borrower’s Obligations under the Note and the other Loan Documents. Borrower shall cause Mortgage Borrower to perform all of Mortgage Borrower’s Obligations under the Building Loan Documents.

4.1.36 Purchase of Material Under Conditional Sale Contract. Borrower shall not and shall not cause Mortgage Borrower to permit any materials, equipment, fixtures or any other part of the Improvements to be purchased or installed under any security agreement or other arrangements wherein the seller reserves or purports to reserve the right to remove or to repossess any such items or to consider them personal property after their incorporation in the Property, unless authorized by Lender in writing and in advance.

4.1.37 Further Assurance of Title. If at any time Lender has reason to believe in its reasonable opinion that any Advance is not secured or will or may not be secured by the Pledge Agreement as a first priority lien or security interest on the Collateral, subject only to the Permitted Encumbrances, then Borrower shall or shall cause Mortgage Borrower, within ten (10) days after written notice from Lender, to do all things and matters reasonably necessary (including execution and delivery to Lender of all further documents and performance of all other acts which Lender reasonably deems necessary or appropriate) to assure to the reasonable satisfaction of Lender that any Advance previously made hereunder or to be made hereunder is secured or will be secured by the Pledge Agreement as a first priority lien or security interest with respect to the Collateral. Lender, at Lender’s option, may decline to make further Advances hereunder until Lender has received such assurance.

4.1.38 Landmark Declaration. Borrower hereby covenants and agrees that it shall cause Mortgage Borrower to comply in all material respects with the Landmark Declaration.

4.1.39 Reserved.

4.1.40 Condominium. Borrower shall cause Mortgage Borrower to perform and comply with the provisions of Section 4.1.40 of the Building Loan Agreement in connection with the Condominium Conversion, which are hereby incorporated by reference as if fully set forth herein.

(a) Borrower has submitted or caused Mortgage Borrower an offering plan and all documents related thereto (as the same may be amended from time to time, (the

“Offering Plan”), for the establishment of a condominium form of ownership of the Property to the New York State Department of Law for review and acceptance for filing on May 20, 2005 and obtained acceptance for filing of the Offering Plan, as so amended or supplemented as required by Legal Requirements to the New York State Department of Law, by the New York State Department of Law on September 2, 2005. Borrower shall submit to Lender all amendments and supplements to the Offering Plan for approval, which approval shall not be unreasonably withheld, conditioned or delayed, prior to submitting all amendments and supplements to the Offering Plan to the New York State Department of Law for review and acceptance for filing. If Lender disapproves an amendment, it shall furnish Borrower with a written statement setting forth the reasons for such disapproval. Notwithstanding the foregoing, Lender’s consent shall not be required for price change amendments which increase prices, provided Lender receives notice of any such amendment.

(b) Borrower has submitted to Lender for its reasonable approval and Lender has approved the form of contract of sale for the Units (each, a “Contract”) contained in the Offering Plan (which Lender acknowledges shall be subject to non-material changes without Lender’s consent made pursuant to bona fide arms-length negotiations in connection with the sale of Units).

(c) Borrower shall cause the Condominium Documents to comply with all applicable Legal Requirements in all material respects.

(d) Borrower shall comply and cause compliance with all Legal Requirements in all material respects in connection with the offering and sale of Units and the grant of parking licenses in the Parking Facility.

(e) Borrower shall cause Mortgage Borrower to cause any deposits in connection with any Contract to be held in an account maintained with “escrow agent” (as designated under the Offering Plan) (the “Escrow Agent”), or another escrow agent reasonably acceptable to Lender, and shall not permit Mortgage Borrower to withdraw such deposits for any purpose except as expressly provided in the applicable Contract, or in accordance with applicable Legal Requirements or the Condominium Documents. Borrower shall cause Mortgage Borrower to assign its rights therein to Lender pursuant to a form reasonably acceptable to Lender. If requested by Lender and permitted under applicable law, Borrower shall cause Mortgage Borrower to require that such Escrow Agent hold such deposits in an account maintained with Mortgage Lender or an Affiliate of Mortgage Lender. Without limiting the foregoing, Borrower shall not permit Mortgage Borrower to permit the proceeds of any such deposits to be used to pay for construction or other costs related to the Improvements.

(f) If the purchaser under any Contract shall default in performance of its obligations thereunder beyond all applicable grace, notice and cure periods and Mortgage Borrower shall retain the deposit thereunder as liquidated damages, then Borrower shall or cause Mortgage Borrower to give prompt notice to Lender of such retention and shall prepay the Mortgage Loan and/or the Mezzanine Loan in accordance with the provisions of Section 4.1.40(i)(iii) of the Building Loan Agreement, commencing at subsection (F) of the waterfall, in an amount equal to such deposit (without any prepayment penalty or fee or Exit Fee and net of expenses incurred by Borrower or Mortgage Borrower in connection with such Contract and the collection of such deposit).

(g) Without the prior written consent of Lender (which consent or non-consent Lender shall deliver to Borrower within ten (10) Business Days of request therefor and, with respect to clause (i) only, shall not be unreasonably withheld, conditioned or delayed), Borrower shall not permit Mortgage Borrower to:

(i) amend, modify, supplement or terminate any of the Condominium Documents other than an amendment, modification or supplement which merely increases the price of any Unit or combines any two (2) Units into one (1) Unit, but, in any case, Lender shall be given notice of any such amendment, modification or supplement;

(ii) sell or offer for sale any Units and/or grant any parking licenses in the Parking Facility except in compliance with the Condominium Documents and all applicable Legal Requirements;

(iii) enter into any Contract unless (A) the sale price is payable in full by bank or certified check or wire transfer of immediately available funds at closing, (B) the Offering Plan has been accepted for filing with the New York State Department of Law, (C) such Contract shall require the purchaser to deposit with the Escrow Agent a cash amount equal to not less than ten percent (10%) of the purchase price plus any additional deposits that may be made and shall provide that such amount shall be retained by Borrower as liquidated damages upon default beyond all applicable grace, notice and cure periods by the purchaser of its purchase obligation under such Contract and (D) such Contract shall be subject to no conditions (other than financing contingencies which must be eliminated within ninety (90) days after the date of such Contract in order for it to be considered and as a condition for being considered a Bona Fide Contract) upon the purchaser’s obligation (except for customary title conditions, completion of the Improvements and rights of rescission required by law);

(iv) (A) amend, modify or supplement any Contract in any material manner or in any manner which would materially adversely affect Borrower, Lender or the Property, or terminate any Contract (except for default on the part of a purchaser thereto but with prompt notice to Lender), or permit any of the foregoing actions to be taken or (B) release any deposit under any Contract, except in each case, in accordance with the terms of such Contract and this Agreement;

(v) abandon or materially change its plan for submission of the Property to the condominium form of ownership;

(vi) (A) lease any Residential Unit without Lender’s approval in its sole discretion, (B) lease any Commercial Unit or space contained therein without Lender’s approval, which approval shall not be unreasonably withheld, conditioned or delayed or (C) lease or any portion of the Parking Facility without Lender’s approval and, if Lender approves of any such Lease or Leases, Borrower shall, at Lender’s election, enter into a cash management agreement and lock box agreement in form and substance reasonably satisfactory to Lender, with a deposit bank which shall be an Eligible Institution; or

(vii) sell or offer for sale more than two (2) Units and grant or offer to grant more than two (2) parking licenses to Affiliates. Any Unit sold and/or parking license granted to an Affiliate shall be at a purchase price or license fee, as applicable, equal to or exceeding the fair market price for such Unit and/or parking license.

(viii) Upon payment and satisfaction of the Building Loan, the First Mezzanine Loan and the Senior Loan, Borrower shall have the right to permit Mortgage Borrower to sell Units subject to the following conditions for so long as any portion of the Loan remains outstanding:

(A) Borrower shall have fully complied with the provisions of subsections (a) through (d) of this Section 4.1.40;

(B) with respect to the sale of any Unit, Mortgage Borrower shall have entered into Bona Fide Sales Contract (under which any and all financing contingencies and any rescission right of purchaser under New York law shall have expired) and with respect to the first sale of a Unit, Mortgage Borrower shall have entered into a Bona Fide Sales Contract with respect to ten (10) Units which Bona Fide Sales Contracts are no longer subject to any right of rescission by operation of law or otherwise in favor of the purchaser thereunder;

(C) Lender shall have received a copy of an executed Bona Fide Sales Contract with reference to such Unit;

(D) Lender shall have received not less than five (5) Business Days’ prior written notice of the proposed sale accompanied by a pro forma settlement statement signed by Mortgage Borrower and reflecting the projected Gross Sale Proceeds and the projected Net Sale Proceeds;

(E) such sale of such Unit shall be pursuant to an approved Bona Fide Sales Contract;

(F) the Unit to be sold will constitute one or more tax lots separate and distinct from the tax lot or lots applicable to the remaining portion of the Property;

(G) the conveyance to the transferee of such Unit will not violate any applicable zoning or subdivision laws;

(H) Lender shall have received in cash or by wire transfer of immediately available funds or by certified or bank check payable to Lender the Net Sale Proceeds for such Unit sold and the Net Sale Proceeds for the grant of any parking license; and

(I) So long as Lender has provided notice to Borrower of such requirement at least three (3) days prior to closing, Lender shall have received such other documents, certificates, instruments, opinions or assurances as Lender may reasonably request.

(ix) Net Sale Proceeds received by Lender under this Section 4.1.40(g)(ix) on a date other than a Monthly Payment Date may be held by Lender as additional collateral for the Loan (and shall earn interest at the rate offered Lender) until the next succeeding Monthly Payment Date at which time such amounts held by Lender (plus any interest earned thereon) shall be applied in accordance with subsection (x) below and shall not be deemed a payment until such time.

(x) Amounts received by Lender under this subsection shall be applied (without premium or penalty other than Additional Costs) in the following order of priority;

(A) first, to the servicer of the Loan for any reasonable servicing and consulting fees due to the servicer as of such date;

(B) second, in an amount needed to fund the Tax Funds and Insurance Premium Funds as required pursuant to Article VI below so that on any date when Taxes or Insurance Premiums are due and payable, servicer shall have sufficient funds to make such payments;

(C) third, in an amount needed to pay Borrower all Lender approved Operating Expenses;

(D) fourth, in an amount needed to pay the Exit Fee with respect to such sales;

(E) fifth, to Lender, to be applied to any accrued and unpaid interest currently payable with respect to the Loan on such scheduled payment date; and

(F) sixth, to Lender, to be applied to all remaining principal due under the Loan until the same is reduced to zero.

Notwithstanding the foregoing, at any time that an Event of Default has occurred and is continuing, Lender may apply sums then present in any of the above referenced accounts and all Net Sale Proceeds or other sums thereafter deposited in any such account to the payment of the Obligations or any other sums payable pursuant to this Agreement or the other Loan Documents in such order, proportion and priority as Lender may determine in its sole and absolute discretion. Lender’s right to withdraw and apply amounts in accounts shall be in addition to all other rights and remedies provided to Lender under this Agreement, the other Loan Documents, and at law or in equity.

(h) Intentionally Deleted.

(i) Borrower shall cause Mortgage Borrower to comply in all material respects with all of the terms, covenants and conditions of the Condominium Documents and any rules and regulations that may be adopted for the Condominium, as the same shall be in force and effect from time to time.

(j) Borrower shall pay, or cause Mortgage Borrower to pay, all assessments for common charges and expenses made against the Unit(s) owned by Mortgage Borrower pursuant to the Condominium Documents as the same shall become due and payable.

(k) Borrower shall pay or reimburse Lender for all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, legal fees and costs) in connection with Section 4.1.40(i)(A) above.

4.1.41 Mortgage Covenants; First Mezzanine Loan Covenants. Borrower shall cause Mortgage Borrower to perform all the covenants (and comply in all material respects with all obligations which Mortgage Borrower has covenanted to comply with) under the Mortgage Loan Documents, unless otherwise consented to in writing by Lender. Borrower shall cause First Mezzanine Borrower to perform all the covenants (and comply in all material respects with all obligations which the First Mezzanine Borrower has covenanted to comply with) under the First Mezzanine Loan Documents, unless otherwise consented to in writing by Lender.

Section 4.2 Borrower Negative Covenants.

Borrower covenants and agrees that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests. Borrower shall not permit or suffer any Transfer without the prior written consent of Lender except as specifically permitted by Article VIII and except for transfers of Units pursuant to Bona Fide Sales Contracts in conjunction with a release of such Units from the liens of the Mortgage pursuant to Section 4.1.40(i).

4.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or the Collateral except Permitted Encumbrances (or allow Mortgage Borrower or First Mezzanine Borrower to create, incur, assume or suffer to exist any Lien on any portion of the Property, the Collateral or the First Mezzanine Collateral, except for Permitted Encumbrances) or on any Bona Fide Sales Contracts or on any other collateral for the Loan.

4.2.3 Dissolution. Borrower shall not engage (or permit Mortgage Borrower or First Mezzanine Borrower to engage) in any dissolution, liquidation or consolidation or merger with or into any other business entity, Borrower shall not transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower except to the extent expressly permitted by the Loan Documents; Borrower shall not permit Mortgage Borrower to transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Mortgage Borrower except to the extent expressly permitted by the Mortgage Loan Documents; and Borrower shall not permit First Mezzanine Borrower to transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of First Mezzanine Borrower except to the extent expressly permitted by the First Mezzanine Loan Documents.

4.2.4 Change in Business. Borrower shall not cause or permit Mortgage Borrower or First Mezzanine Borrower, to enter into any line of business other than, in the case of the Mortgage Borrower, the ownership, management, development and operation of the Property, the sale of the Units and the construction of the Project Improvements and, in the case of the First Mezzanine Borrower, the ownership of the First Mezzanine Collateral. Borrower shall not enter into any line of business other than the ownership of the Collateral.

4.2.5 Debt Cancellation. Unless approved by Lender, Borrower shall not cause or permit Mortgage Borrower or First Mezzanine Borrower to cancel or otherwise forgive or release any claim or debt (other than termination of Leases or Bona Fide Sales Contracts in accordance herewith and the Mortgage Loan Documents) owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Mortgage Borrower’s business. Borrower shall not cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, shall not permit the First Mezzanine Borrower to cancel or otherwise forgive or release any claim or debt owed to First Mezzanine Borrower by any Person, and shall not permit the Mortgage Borrower to cancel or otherwise forgive or release any claim or debt owed to Mortgage Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s, First Mezzanine Borrower’s or Mortgage Borrower’s business, respectively.

4.2.6 Affiliate Transactions. Except as otherwise expressly permitted herein, Borrower shall not enter into, or be a party to, any transaction with an Affiliate of Borrower or any of the constituent members of Borrower except in the ordinary course of business on terms which are fully disclosed to Lender in advance and are no less favorable to Borrower or such Affiliate than would be obtained in a comparable arm’s-length transaction with an unrelated third party. Borrower shall not amend or permit or allow Mortgage Borrower to amend or permit the amendment of any Affiliate Contracts without the prior consent of Lender.

4.2.7 Zoning. Borrower shall not initiate or consent to or cause Mortgage Borrower to initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender. Borrower will promptly notify Lender of any anticipated or proposed change in the zoning for the Property or any portion thereof or any other property with respect to which a change in zoning would affect the zoning or Mortgage Borrower’s use and enjoyment of the Property, or any part thereof, promptly upon its learning of any such anticipated or proposed change. Lender shall have the right to participate (at Lender’s sole cost and expense) in any and all proceedings, judicial, administrative or otherwise, with respect to or in any way affecting the Property, including, without limitation, zoning, environmental and other matters using counsel of Lender’s choosing (and Borrower shall cause Mortgage Borrower to consent to such participation).

4.2.8 Assets. Borrower shall not own any assets other than the Collateral. Borrower shall not cause or permit First Mezzanine Borrower to purchase or own any assets other than the First Mezzanine Collateral. Borrower shall not cause or permit Mortgage Borrower to purchase or own any assets other than the Property.

4.2.9 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (i) with any other real property constituting a tax lot separate from the Property, and (ii) with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.

4.2.10 Principal Place of Business. Borrower shall not change its chief executive office or chief place of business or jurisdiction of organization set forth on Schedule IV without first giving Lender ten (10) days’ prior notice. Borrower shall not cause or permit First Mezzanine Borrower to change its chief executive officer or principal place of business or jurisdiction of organization set forth on Schedule IV of the First Mezzanine Loan Agreement or cause Mortgage Borrower to change its chief executive officer or principal place of business or jurisdiction of organization as set forth on Schedule IV of the Mortgage Loan Agreement without first giving Lender ten (10) days’ prior notice.

4.2.11 ERISA. (a) Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Building Loan Note, this Agreement or the other Building Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender in its sole discretion, that (A) Borrower is not and does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) Borrower is not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (C) one (1) or more of the following circumstances is true with respect to Borrower:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. § 2510.3-101(f)(2); or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. § 2510.3-101(c) or (e).

4.2.12 No Distributions. Borrower shall not make any distributions or other disbursements to its partners, shareholders, members or Persons owned by or related to any of its partners, shareholders or members until the Loan has been repaid in full except for payments made pursuant to the Affiliate Contracts and except as otherwise expressly provided in the Reserve and Security Agreement. Borrower shall use any and all Rents collected from the Property to pay operating expenses of and real property taxes on the Property.

4.2.13 Other Limitations. Prior to the payment in full of the Debt, neither Borrower nor any of its Affiliates shall, without the prior written consent of Lender (which may be furnished or withheld at its sole and absolute discretion) give its consent or approval to, or effectuate, any of the following actions or items:

(a) except as permitted by Lender herein (i) any refinance of the Mortgage Loan or the First Mezzanine Loan or (ii) any prepayment in full or in part of the Mortgage Loan or the First Mezzanine Loan except in connection with the release and sale of individual Units pursuant to the Mortgage Loan Documents and the First Mezzanine Loan Documents;

(b) any modification, amendment, consolidation, spread, restatement, waiver or termination (except repayment in full in accordance with clause (a)(ii) above) of any of the Mortgage Loan Documents or any of the First Mezzanine Loan Documents (or of any agreement or other instrument or action that cannot pursuant to the terms of the foregoing be amended, terminated or waived or taken without the consent or approval of the Mortgage Lender or First Mezzanine Lender, as applicable), except for any of the foregoing that are required under the Mortgage Loan Documents or the First Mezzanine Loan Documents, and any such modification, amendment, consolidation, spread, restatement, waiver, termination or action shall be prohibited without the consent of Lender, and any of the foregoing taken without Lender’s consent shall not be effective as against Lender;

(c) following completion of the Project Improvements, approve the terms of any Annual Budget (it being understood that the Lender shall reasonably approve any such Annual Budget, provided that the Mortgage Lender has approved such Annual Budget in accordance with the terms of the Mortgage Loan Documents);

(d) the settlement of any claim against Mortgage Borrower or First Mezzanine Borrower, other than a fully insured third party claim, in any amount greater than $1,000,000; or

(e) except as permitted or required by the Mortgage Loan Documents or the First Mezzanine Loan Documents, any determination to restore the Property after a Casualty or Condemnation.

4.2.14 Intentionally Deleted.

4.2.15 Operating Agreements. (a) In the event that the Mortgage Loan has been repaid in full, Borrower shall cause Mortgage Borrower not to consent to or permit any amendment to Section 9(j) of Mortgage Borrower’s operating agreement, without Lender’s prior consent.

V. INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance. (a) Borrower shall cause Mortgage Borrower to maintain at all times during the term of the Loan the Policies required under Section 5.1 of the Building Loan Agreement, including, without limitation, meeting all insurer requirements thereunder. In addition, Borrower shall cause Lender to be named as an additional named insured under each of the Policies described and required in Section 5.1.1 of the Building Loan Agreement. In addition, Borrower shall cause such Policies to provide for at least thirty (30) days’ prior notice to Lender in the event of policy cancellation or material charges. Borrower shall provide Lender with evidence of all such insurance required hereunder on or before the date on which Mortgage Borrower is required to provide such evidence to Mortgage Lender pursuant to the Building Loan Agreement.

(b) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Lender shall have the right (but not the obligation), upon notice to Borrower, to take such action as Lender deems necessary to protect Lender’s interest in the Collateral, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate and all Insurance Premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Loan Documents and shall bear interest at the Default Rate.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Property is located and having a claims paying ability rating of “A-X” or better by A.M. Best Company, Inc. and “A” or better (and the equivalent thereof) by at least two (2) of the Rating Agencies rating the Securities (one of which shall be S&P if they are rating the Securities and one of which will be Moody’s if they are rating the Securities), or if only one (1) Rating Agency is rating the Securities, then only by such Rating Agency.

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If the Property shall sustain a Casualty, Borrower shall give prompt notice of such Casualty to Lender and, provided that, if Mortgage Borrower is required to, restore the Property under the Mortgage Loan Documents, and if Mortgage Lender makes the Net Proceeds available to Mortgage Borrower in accordance with the provisions of the Mortgage Loan Documents, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute to completion the Restoration of the Property. Borrower shall cause Mortgage Borrower to pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Mortgage Borrower. Lender acknowledges that Mortgage Borrower’s rights to any Net Proceeds are subject to the terms of the Mortgage Loan Documents.

5.2.2 Condemnation. Borrower shall give Lender prompt notice of any actual or (if known to Borrower) threatened Condemnation by any Governmental Authority of all or any part of the Property and shall deliver to Lender a copy of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and

Borrower shall from time to time deliver or cause to be delivered to Lender all instruments requested by Lender to permit such participation. Borrower shall, at its expense, diligently prosecute or cause to be prosecuted any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Lender acknowledges that Mortgage Borrower’s Rights to any Award are subject to the terms of the Mortgage Loan Documents. If the Property or any portion thereof is taken by any Governmental Authority, provided that, if Mortgage Borrower is required to restore the Property under the Mortgage Loan Documents, and if Mortgage Lender makes the Net Proceeds available to Mortgage Borrower in accordance with the provisions of the Mortgage Loan Documents, Borrower shall cause Mortgage Borrower to promptly commence and diligently prosecute the Restoration of the Property and otherwise comply with the provisions of Section 5.3 of the Building Loan Agreement. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt, subject to Mortgage Lender’s and First Mezzanine Lender’s rights with respect thereto under the Mortgage Loan Documents and the First Mezzanine Loan Documents, respectively.

The provisions of Section 5.2.1 and Section 5.2.2 hereof are subject to the terms and conditions of the Condominium Documents relating to casualty and condemnation and if there is any inconsistency between the terms and provisions of the Condominium Documents and the provisions hereof, the Condominium Documents shall control.

Lender shall have no obligation to make any Advances after a Condemnation or a Casualty unless and until the Property is restored as required hereunder.

Section 5.3 Restoration. Borrower shall, or shall cause Mortgage Borrower to deliver to Lender all reports, plans, specifications, documents and other materials that are delivered to Mortgage Lender under the Mortgage Loan Documents in connection with the Restoration of the Property after a Casualty or Condemnation.

VI. RESERVE FUNDS

Section 6.1 Debt Service Funds.

6.1.1 Deposit of Debt Service Funds. On or prior to the Closing Date, Borrower shall deposit with Lender, an amount equal to Two Million One Hundred Thousand and No/100 Dollars ($2,100,000.00) (such amount so deposited shall hereinafter be referred to as the “Debt Service Funds”).

6.1.2 Release of Debt Service Funds. Lender shall apply the Debt Service Funds to payments of the aggregate amount of Debt Service through the Maturity Date. If at any time the amount of the Debt Service Funds shall exceed the amounts due for Debt Service on the Loan for the period beginning from such time through the Maturity Date, so long as no Event of Default shall then exist, Lender shall return any excess to Borrower.

6.1.3 Application of Debt Service Funds. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw all the Debt Service Funds and may apply the Debt Service Funds either to the payment of Debt Service and to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Debt Service Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.2 Tax Funds.

6.2.1 Deposits of Tax Funds. Commencing on the first Monthly Payment Date after the first sale of a Unit or Units and on each Monthly Payment Date thereafter, Borrower shall deposit or cause to be deposited with Lender an amount equal to one-twelfth (1/12) of the Taxes that Lender estimates will be payable by Borrower for the next succeeding twelve (12) calendar months (such amounts so deposited shall hereinafter be referred to as the “Tax Funds”). If at any time Lender reasonably determines that the Tax Funds will not be sufficient to pay the Taxes for such twelve (12) month period, Lender shall notify Borrower of such determination and Borrower shall deposit with Lender the amount that Lender estimates is sufficient to make up the deficiency within ten (10) Business Days of such notice.

6.2.2 Release of Tax Funds. Subject to Section 6.2.3, Lender shall apply the Tax Funds to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower.

6.2.3 Application of Tax Funds. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw all the Tax Funds and may apply the Tax Funds either to the payment of Taxes or to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Tax Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

6.2.4 Waiver of Tax Funds. Notwithstanding the other provisions of this Section 6.2 and subject to Section 6.5 below, Borrower shall be relieved of its obligation to make deposits of Tax Funds under Section 6.2.1 above, provided that (a) Mortgage Borrower is required to and does make deposits to the Tax Fund under the Mortgage Loan Documents and (b) Lender receives evidence acceptable to it of the making of such deposits and of the payment of all such Taxes.

Section 6.3 Insurance Premium Funds.

6.3.1 Deposits of Insurance Premium Funds. Commencing on the first Monthly Payment Date after the first sale of a Unit or Units and each Monthly Payment Date thereafter, Borrower shall deposit or cause to be deposited with Lender one-twelfth (1/12) of an amount equal to the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof through the succeeding twelve (12) calendar months (such amounts so deposited shall hereinafter be referred to as the “Insurance Premium Funds”). If at any time Lender reasonably determines that the Insurance Premium Funds will not be sufficient to pay the Insurance Premiums with respect to the applicable twelve (12) month period, Lender shall notify Borrower of such determination and Borrower shall deposit with Lender the amount that Lender estimates is sufficient to make up the deficiency within ten (10) Business Days of such notice

6.3.2 Release of Insurance Premium Funds. Subject to Section 6.3.3, Lender shall apply the Insurance Premium Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its Lender, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Premium Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower.

6.3.3 Application of Insurance Premium Funds. Upon the occurrence and during the continuance of an Event of Default, Lender at its option may withdraw the Insurance Premium Funds and may apply the Insurance Premium Funds to the payment of Insurance Premiums or to the payment of the Debt in such order, proportion and priority as Lender shall determine in its sole discretion. Lender’s right to withdraw and apply the Insurance Premium Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

6.3.4 Waiver of Insurance Premium Funds. Notwithstanding the other provisions of this Section 6.3 and subject to Section 6.5 below, Borrower shall be relieved of its obligation to make deposits of Insurance Premium Funds under Section 6.3.1 above, provided that (a) Mortgage Borrower is required to and does make deposits to the Insurance Premium Fund under the Mortgage Loan Documents and (b) Lender receives evidence acceptable to it of the making of such deposits and of the payment of all such Insurance Premiums.

Section 6.4 Income Tax Funds.

6.4.1 Deposits of Income Tax Funds. After the Senior Loan and the Building Loan are paid in full then, in connection with the sale of a Unit and grants of parking licenses, as applicable, Borrower shall deposit with Lender an amount equal to the Income Taxes, as determined by Lender in its reasonable discretion (such amount so deposited shall hereinafter be referred to as the “Income Tax Funds”).

6.4.2 Release of Income Tax Funds. At Borrower’s option, Borrower may use the Income Tax Funds to pay for Income Taxes or to prepay the Building Loan and the First Mezzanine Loan. Upon written direction by Borrower to Lender, Lender shall either release all or a portion of the Income Tax Funds to Borrower to pay for Income Taxes or Lender shall treat such Income Tax Funds as Net Sale Proceeds and distribute the same in accordance with the provisions of Section 4.1.40(i)(C), subject to the satisfaction of the following conditions with respect to a release of Income Tax Funds for the Payment of Income Taxes: (a) no Event of Default shall have occurred and be continuing, (b) at least twenty (20) Residential Units shall have been sold by Mortgage Borrower in accordance with the terms and provisions of the

Mortgage Loan Documents, the First Mezzanine Loan Documents and the Loan Documents, and (c) Borrower delivers to Lender an Officer’s Certificate (i) setting forth the aggregate amount of Income Taxes due and the parties to whom such Income Taxes are to be paid (together with the corresponding amounts due to each party) and (ii) certifying that such requested amount shall be expended for such Income Taxes.

6.4.3 Application of Income Tax Funds. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw all the Income Tax Funds and may apply the Income Tax Funds either to the payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Income Tax Funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.

Section 6.5 Transfer of Reserve Funds Under Mortgage Loan. If the Mortgage Loan is refinanced with Lender’s consent or paid off in full and the funds described in Section 6.1.1 that are required hereunder are not required under the new mortgage loan and First Mezzanine Loan is paid off or First Mezzanine Lender is not requiring this transfer under Section 6.5 of the First Mezzanine Loan Agreement, if any, then Borrower shall cause any amounts that would have been deposited into any reserves or escrow accounts in accordance with the terms of the Mortgage Loan Documents to be transferred to and deposited with Lender in accordance with the terms of this Article VI (under a substitute cash management and lockbox arrangement in form substantially similar to the then existing arrangements), and, if any letters of credit have been substituted by Mortgage Borrower for any such reserves or escrows as may be specifically permitted by the Mortgage Loan Documents, then Borrower shall also cause such letters of credit to be transferred to Lender and to be held by Lender upon the same terms and provisions as set forth in the Mortgage Loan Documents.

Section 6.6 Intentionally Deleted.

Section 6.7 Security Interest in Funds.

6.7.1 Grant of Security Interest. Borrower shall be the owner of the Net Proceeds, if any, deposited with Lender after a Casualty or Condemnation, the Debt Service Funds, Tax Funds, the Insurance Premium Funds and the Income Tax Funds, amounts deposited by Borrower pursuant to Section 2.1.10 and the Net Sale Proceeds received by Lender pursuant to Section 4.1.40 (collectively, the “Funds”). Borrower hereby pledges, assigns and grants a security interest to Lender, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Building Loan Documents on Borrower’s part to be paid and performed, in all of Borrower’s right, title and interest in and to the Funds. The Funds shall be under the sole dominion and control of Lender.

6.7.2 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Funds, if any.

6.7.3 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Lender, further pledge, assign or grant any security interest in the Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC 1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

6.7.4 Application of Funds. Upon the occurrence and during the continuance of an Event of Default, Lender, at its option, may withdraw the Funds and apply the Funds to payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Funds shall be in addition to all other rights and remedies provided to Lender or Lenders under the Loan Documents.

Section 6.8 Letters of Credit.

6.8.1 Delivery of Letters of Credit. (a) In lieu of making the payments of the Funds pursuant to Section 2.1.10, Borrower may deliver to Lender a Letter of Credit in accordance with the provisions of this Section 6.8. The aggregate amount of any Letter of Credit and cash on deposit with respect to the Funds shall at all times be at least equal to the aggregate amount which Borrower is required to have on deposit in such Funds pursuant to this Agreement.

(b) Borrower shall give Lender no less than ten (10) days’ notice of Borrower’s election to deliver a Letter of Credit and Borrower shall pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Borrower shall not be entitled to draw from any such Letter of Credit. Upon ten (10) days’ notice to Lender, Borrower may replace a Letter of Credit with a cash deposit. Upon receipt of such cash deposit, Lender shall return the Letter of Credit to Borrower together with a letter authorizing the issuer of the Letter of Credit to cancel the Letter of Credit. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered.

6.8.2 Security for Debt. Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Total Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Total Debt in such order, proportion or priority as Lender may determine.

6.8.3 Additional Rights of Lender. In addition to any other right Lender may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit: (a) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (b) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (c) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (d) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and within fifteen (15) Business Days after Lender notifies Borrower in writing of such circumstance, Borrower shall fail to deliver to Lender a substitute Letter of Credit issued by an Eligible Institution. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in (a), (b), (c) or (d) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

VII. PROPERTY MANAGEMENT

Section 7.1 Management Agreement. Borrower shall not cause Mortgage Borrower to enter into the Management Agreement without the prior consent of Lender, (not to be unreasonably withheld, conditioned or delayed), provided that such consent may be conditioned upon the manager under such management agreement and Borrower or Mortgage Borrower executing an Assignment of Management Agreement, substantially in the form then used by Lender. If Borrower enters or causes Mortgage Borrower to enter into a Management Agreement, Borrower shall or shall cause Mortgage Borrower to (i) diligently perform and observe in all material respects all of the terms, covenants and conditions of such Management Agreement on the part of Borrower or Mortgage Borrower to be performed and observed, and (ii) promptly notify Lender of any notice to Borrower or Mortgage Borrower of any default by Borrower or Mortgage Borrower in the performance or observance of any of the terms, covenants or conditions of such Management Agreement on the part of Borrower or Mortgage Borrower to be performed and observed. The Management Agreement shall be in compliance with all applicable Legal Requirements.

Section 7.2 Prohibition Against Termination or Modification. Neither Borrower nor Mortgage Borrower shall surrender, terminate, cancel, materially modify, renew or extend the Management Agreement, if one exists, or enter into any other agreement relating to the management or operation of the Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, with respect to a new manager such consent may be conditioned upon such new manager and Borrower or Mortgage Borrower executing an Assignment of Management Agreement fees in the form then used by Lender.

Section 7.3 Replacement of Manager. If there is a Management Agreement at any time during the term of the Loan, Lender shall have the right to require Borrower to cause Mortgage Borrower to replace the Manager with a Person chosen by Borrower and approved by Lender, or at Lender’s option, selected by Lender in its sole discretion, upon the occurrence of any one or more of the following events: (i) at any time during the existence of an event of default under the Management Agreement and (ii) at any time that the Manager or Mortgage Borrower has engaged in (x) gross negligence, (y) malfeasance or (z) willful misconduct.

Section 7.4 Parking Management Agreement. Borrower shall not enter into the Parking Management Agreement without the prior consent of Lender (not to be unreasonably withheld, conditioned or delayed), provided that such consent may be conditioned upon the parking manager under such parking management agreement and Borrower or Mortgage Borrower, as applicable, executing an assignment of parking management agreement and a subordination of parking management fees, substantially in the form then used by Lender. If Borrower enters into a Parking Management Agreement, Borrower, or allows Mortgage Borrower to enter, into a Parking Management Agreement, Borrower or Mortgage Borrower, as applicable, shall (i) diligently perform and observe in all material respects all of the terms, covenants and conditions of such Parking Management Agreement on the part of Borrower or Mortgage Borrower, as applicable, to be performed and observed, and (ii) promptly notify Lender of any notice to Borrower or Mortgage Borrower, as applicable, of any default by Borrower or Mortgage Borrower, as applicable, in the performance or observance of any of the terms, covenants or conditions of such Parking Management Agreement on the part of Borrower to be performed and observed. The Parking Management Agreement shall be in compliance with all applicable Legal Requirements.

Section 7.5 Prohibition Against Termination or Modification of Parking Management Agreement. Borrower shall not nor cause Mortgage Borrower to surrender, terminate, cancel, materially modify, renew or extend the Parking Management Agreement, if one exists, or enter into any other agreement relating to the management or operation of the Parking Facility with Parking Manager or any other Person, or consent to the assignment by the Parking Manager of its interest under the Parking Management Agreement, in each case without the express consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, with respect to a new manager such consent may be conditioned upon such new manager and Mortgage Borrower executing an Assignment of Parking Management Agreement fees in the form then used by Lender.

Section 7.6 Replacement of Parking Manager. If there is a Parking Management Agreement at any time during the term of the Loan, Lender shall have the right to require Borrower to cause Mortgage Borrower to replace the Parking Manager with a Person chosen by Borrower and approved by Lender, or at Lender’s option, selected by Lender in its sole discretion, upon the occurrence of any one or more of the following events: (i) at any time during the existence of an event of default under the Parking Management Agreement and (ii) at any time that the Parking Manager has engaged in (x) gross negligence, (y) malfeasance or (z) willful misconduct.

Section 7.7 Rights of Mortgage Lender and First Mezzanine Lender. The rights of Lender pursuant to this Article VII shall be subject to the rights of the Mortgage Lender under the Mortgage Loan Documents and subject to the rights of First Mezzanine Lender under the First Mezzanine Loan Documents.

VIII. TRANSFERS

Section 8.1 Lender’s Reliance. Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its sole member and principals in owning and operating properties such as the Property in agreeing to enter into this Agreement and make the Building Loan and the Senior Loan, and will continue to rely on Borrower’s ownership of the Collateral as a means of maintaining the value of the Collateral (and through it the value of the Property) as security for repayment of the Debt and the performance of Borrower’s Obligations under the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Collateral (and through it the value of the Property) so as to ensure that, should Borrower default in the repayment of the Debt or the performance of Borrower’s Obligations under the Loan Documents, Lender can recover the Debt by a sale of the Collateral.

Section 8.2 No Transfers. Except as otherwise provided in Section 8.3, Borrower shall not Transfer the Collateral or any part thereof or permit or suffer the Property or any part thereof to be Transferred or permit any other Transfer to occur, unless Lender shall consent thereto in writing, in Lender’s sole and absolute discretion.

Section 8.3 Permitted Transfers. The restrictions on Transfers set forth in Section 8.2 shall not apply to the following Transfers (“Permitted Transfers”):

(a) Transfers of Units pursuant to Bona Fide Sales Contracts in conjunction with a sale of Units pursuant to Section 4.1.40(i);

(b) The pledges of ownership interests in First Mezzanine Borrower, Mortgage Borrower or Borrower to secure the Loan, the First Mezzanine Loan, and the Second Mezzanine Loan; and

(c) A Transfer by Guarantor of his indirect ownership interests in Mortgage Borrower, Borrower or First Mezzanine Borrower (1) to a trust established by Guarantor for his immediate family members (meaning for the purpose hereof, a parent, a spouse, a child or a grandchild) provided Guarantor controls (which shall not preclude the transferee from having consent rights with respect to major decisions) Borrower, First Mezzanine Borrower and Mortgage Borrower or (2) to an immediate family member by will or intestacy on the death of Guarantor, or (3) to Guarantor’s immediate family members provided Guarantor controls (which shall not preclude the transferee from having consent rights with respect to major decisions) Borrower, Mortgage Borrower and First Mezzanine Borrower.

As used herein the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

IX. DEFAULTS

Section 9.1 Events of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any portion of the Debt is not paid in full on the Maturity Date, (B) the Debt Service or any required deposits to the Funds are not paid in full on or before the related Monthly Payment Date or (C) any other portion of the Debt is not paid within five (5) days of when due;

(ii) if any of the Taxes or Other Charges are not paid when due, unless any such amount is not paid when due solely as a result of the failure of Mortgage Lender to cause such amount to be paid out of the Tax and Insurance Account (as defined in the Reserve and Security Agreement) when required hereunder provided that sufficient amounts have been deposited therein for the payment of such amount pursuant to the Building Loan Agreement and no other Event of Default then exists;

(iii) if the Policies are not kept in full force and effect;

(iv) if Borrower breaches or permits or suffers a breach of Article 6 of the Building Loan Mortgage or Article 6 of the Senior Loan Mortgage;

(v) if any material representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender shall have been false or misleading in any material respect as of the date the representation or warranty was made;

(vi) Intentionally Reserved;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Mortgage Borrower, First Mezzanine Borrower or any Guarantor or if Borrower, Mortgage Borrower, First Mezzanine Borrower or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Mortgage Borrower, First Mezzanine Borrower or any Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Mortgage Borrower, First Mezzanine Borrower or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Mortgage Borrower, First Mezzanine Borrower or such Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if any Lease, to which Mortgage Borrower is a party, is modified, amended, supplemented, restated, extended, surrendered, terminated or entered into without the prior written consent of Lender, to the extent that such consent is required pursuant to the provisions of Section 4.1.9;

(x) if Borrower breaches in any material respect any representation, warranty or covenant contained in Section 3.1.24;

(xi) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (x) above or in subsections (xii) to (xxiv) below, for ten (10) days after notice to Borrower from

Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such 30-day period; and provided, further, that Borrower shall have commenced to cure such Default within such 30-day period and thereafter diligently and expeditiously proceeds to cure the same, such 30-day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed sixty (60) days;

(xii) if there shall be a default under any of the covenants or other obligations under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt;

(xiii) if the Project Improvements are not completed in accordance with the Mortgage Loan Documents or Section 4.1.21 hereof on or prior to the Completion Date, subject to Force Majeure;

(xiv) if any voucher or invoice is fraudulently submitted by Borrower in connection with any Advance for services performed or for materials used in or furnished for the Property;

(xv) if there is any cessation at any time in construction of the Project Improvements for more than twenty (20) consecutive Business Days except if due to a Force Majeure Event;

(xvi) if Mortgage Borrower expressly confesses in writing to Mortgage Lender its inability to continue or complete construction of the Project Improvements in accordance with the Building Loan Agreement;

(xvii) if Lender, the Construction Consultant or their representatives are not permitted at all reasonable times upon not less than three (3) Business Days’ notice to enter upon the Property, inspect the Improvements and the construction thereof and all materials, fixtures and articles used or to be used in the construction and to examine all the Plans and Specifications, or if Borrower shall fail to furnish to Lender or its authorized representative, when requested upon not less than five (5) Business Days’ notice, copies of the Plans and Specifications;

(xviii) if a material adverse change in Borrower’s financial condition shall occur which would, in Lender’s reasonable determination, materially and adversely affect Borrower’s ability to perform its Obligations under this Agreement or any other document evidencing or securing the Loan beyond any applicable notice and grace periods expressly set forth in the Loan Documents;

(xix) if Mortgage Borrower shall be in default in any of its material obligations beyond any applicable notice and cure period under any material Condominium Documents;

(xx) if Mortgage Borrower shall fail to pay the common area charges on the condominium Units covered by the Mortgage within the applicable grace or cure period provided in the by-laws of the condominium;

(xxi) except with respect to any matters covered by the Guaranteed Obligations (as defined in the Guaranty of Recourse Obligations), if one or more final, unappealable judgments or decrees shall be entered against Borrower, First Mezzanine Borrower and/or Mortgage Borrower involving in the aggregate a liability in excess of $250,000 and not bonded or dismissed within sixty (60) days (or not fully covered by insurance satisfactory to Lender, Mortgage Lender or First Mezzanine Lender), or if one (1) or more final, unappealable judgments or decrees shall be entered against Guarantor involving in the aggregate a liability in excess of $1,000,000.00 and not bonded or dismissed within sixty (60) days or not fully covered by insurance satisfactory to Lender;

(xxii) if Guarantor shall fail to provide any personal financial statements on an annual basis in accordance with the terms hereof after sixty (60) days’ notice from Lender of Guarantor’s failure to provide such personal financial statements;

(xxiii) Mortgage Borrower shall fail to comply, in any material respect, with the Landmark Declaration;

(xxiv) if Borrower shall fail to comply with the covenants as to Prescribed Laws set forth in Section 4.1.1;

(xxv) if a Mortgage Loan Default shall occur; or

(xxvi) if a First Mezzanine Loan Default shall occur.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clause (vii) or (viii) above) and at any time thereafter for so long as such Event of Default is continuing Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and the Collateral, including without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clause (vii) or (viii) above, the Debt and all other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 9.2 Rights and Remedies of Lender.

9.2.1 Remedies. (a) Upon the occurrence and during the continuation of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Collateral and the Pledge Agreement has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) Lender shall have the right from time to time following the occurrence and during the continuation of an Event of Default to partially foreclose upon the Collateral in any manner and for any amounts secured by the Pledge Agreement then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal (if any) and interest, Lender may foreclose upon the Collateral to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose upon the Collateral to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Pledge Agreement as Lender may elect. Notwithstanding one or more partial foreclosures, the Collateral shall remain subject to the Pledge Agreement to secure payment of sums secured by the Pledge Agreement and not previously recovered.

(c) Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, pledges and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. To that end, subject to the terms of this Agreement, Borrower, upon written request of Lender, shall execute, acknowledge and deliver to Lender and/or its designee or designees substitute Notes and security instruments provided that (i) the aggregate principal amount of the substitute Notes is not more than the then unpaid principal amount of the Note, and (ii) the weighted average interest rate of all such component notes on the date created shall equal the interest rate which was applicable to the Loan immediately prior to the creation of the component notes and (iii) the other terms, provisions and clauses of each of the component notes shall be identical in substance and substantially similar in form to those contained herein and in the Note, and such other documents and instruments as may be reasonably required by Lender; provided, however, that no such modification, new notes or new provisions, when considered in the aggregate with all other Loan Documents, shall result in no economic change and no more than a de minimis adverse change to Borrower with respect to any other provision of the Loan or increase Borrower’s obligations or liabilities (to more than a de minimis extent) or decrease Borrower’s right (to more than a de minimis extent) or expand Borrower’s representations and warranties under the Loan Documents (to more than a de minimis extent). Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance; provided, however, Lender shall not make or execute any such documents under such power until ten (10) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power and Borrower has failed to do so during such ten (10) day period. Except if an Event of Default is continuing or as may be required in connection with a Securitization pursuant to Section 12.1 hereof, Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties, covenants or other material provisions not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date or as otherwise required pursuant to this Agreement. Lender agrees upon execution and delivery by Borrower of component Notes, Lender agrees to deliver the original Note to Borrower.

(d) Any amounts recovered from the Collateral or any other collateral for the Loan after the occurrence and during the continuation of an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(e) Upon the occurrence and during the continuation of an Event of Default, Lender may declare its obligations to make Advances hereunder to be terminated, whereupon the same shall terminate, and/or declare all unpaid principal of and accrued interest on the Note, together with all other sums payable under the Loan Documents, to be immediately due and payable, whereupon same shall become and be immediately due and payable, anything in the Loan Documents to the contrary notwithstanding, and without presentation, protest or further demand or notice of any kind, all of which are expressly hereby waived by Borrower; provided, however, that Lender may make Advances or parts of Advances thereafter without thereby waiving the right to demand payment of the Note, without becoming liable to make any other or further Advances, and without affecting the validity of or enforceability of the Loan Documents. Notwithstanding and without limiting the generality of the foregoing or anything else to the contrary contained in this Agreement, upon the occurrence and during the continuation of an Event of Default, Lender’s obligations to make Advances hereunder shall automatically terminate.

(f) Upon the occurrence and during the continuation of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. In such case, Borrower shall cause Mortgage Borrower to permit Lender to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in the next sentence, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender. Upon the occurrence and during the continuance of a First Mezzanine Loan Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower or First Mezzanine Borrower and without releasing First Mezzanine Borrower from any obligation under the First Mezzanine Loan Documents or being deemed to have cured any First Mezzanine Loan Default, make, do or perform any obligation of First Mezzanine Borrower under the First Mezzanine Loan Documents in such manner and to such extent as Lender may deem necessary. All such costs and expenses incurred by Lender in remedying such First Mezzanine Loan Default or such failed payment or act shall bear interest at the Default Rate, for the period after such cost or expense was incurred until the date of payment to Lender. All such costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefor.

9.2.2 Power of Attorney. Upon the occurrence and during the continuation of an Event of Default, for the purposes of carrying out the provisions and exercising the rights, powers and privileges granted by or referred to in this Agreement, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact, with full power of substitution, to execute, acknowledge and deliver any instruments and do and perform any acts which are referred to in this Agreement, in the name and on behalf of Borrower. The power vested in such attorney-in-fact is, and shall be deemed to be, coupled with an interest and irrevocable.

9.2.3 Intentionally Reserved.

9.2.4 Annulment of Defaults. An Event of Default shall not be deemed to be in existence for any purpose of this Agreement or any Loan Document if Lender shall have waived such Event of Default in writing or stated that the same has been cured to its reasonable satisfaction, but no such waiver shall extend to or affect any subsequent Event of Default or impair any of the rights of Lender upon the occurrence thereof.

9.2.5 Waivers. Except as otherwise expressly set forth herein, Borrower hereby waives to the extent not prohibited by applicable law (a) all presentments, demands for payment or performance, notices of nonperformance (except to the extent required by the provisions hereof or of any other Building Loan Documents), protests and notices of dishonor, (b) any requirement of diligence or promptness on Lender’s part in the enforcement of its rights (but not fulfillment of its obligations) under the provisions of this Agreement or any other Building Loan Document, and (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law and are not otherwise required to be given hereunder or under any other Loan Document, to the fullest extent permitted by applicable law.

9.2.6 Course of Dealing, Etc. No course of dealing and no delay or omission by Lender or Borrower in exercising any right or remedy hereunder shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver or consent shall be binding upon Lender unless it is in writing and signed by Lender. Lender’s exercise of Lender’s right to remedy any default by Borrower to Lender or any other Person shall not constitute a waiver of the default remedied, a waiver of any other prior or subsequent default by Borrower or a waiver of the right to be reimbursed for any and all of its expenses in so remedying such default. The making of an Advance hereunder during the existence of an Event of Default shall not constitute a waiver thereof. All rights and remedies of Lender hereunder are cumulative. No Advance of Loan proceeds hereunder, no increase or decrease in the amount of any Advance, and no making of all or any part of an Advance prior to the due date thereof shall constitute an approval or acceptance by Lender of the work theretofore done or a waiver of any of the conditions of Lender’s obligation to make further Advances, nor in the event Borrower is unable to satisfy any such condition, shall any such failure to insist upon strict compliance have the effect of precluding Lender from thereafter refusing to make an Advance and/or declaring such inability to be an Event of Default as hereinabove provided. All Advances shall be deemed to have been made pursuant hereto and not in contravention of the terms of this Agreement.

Section 9.3 Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon the occurrence and continuation of an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

X. MISCELLANEOUS

Section 10.1 Successors and Assigns. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever, pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law, Jurisdiction and Agent for Service. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS WERE NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WILL BE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND LENDER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

STROOCK & STROOCK & LAVAN LLP

180 MAIDEN LANE

NEW YORK, NEW YORK 10038

ATTN: KAREN SCANNA, ESQ.

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR OR REFUSES TO CONSENT TO SUCH DESIGNATION AS AUTHORIZED AGENT FOR BORROWER PURSUANT TO A WRITTEN CONSENT IN FORM AND SUBSTANCE SATISFACTORY TO LENDER.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 10.6. The parties hereto shall use commercially reasonable efforts to provide copies of notices rendered hereunder to the additional parties specified below, but the failure to effect any such Notice to such additional party shall not affect the validity and full force and effect of such Notice upon Borrower, as applicable. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed), (b) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), and (c) on the next Business Day if sent by an overnight commercial courier, in each case addressed to the parties as follows:

If to Lender:	AIG Mortgage Capital, LLC
1999 Avenue of the Stars, 38th Floor
Century City
Los Angeles, California 90067-6022
Attention: Director-Mortgage Lending and Real Estate
Facsimile No.: (310) 772-6584

With a copy to:	Cadwalader, Wickersham & Taft LLP
One World Financial Center
New York, New York 10281
Attention: Melissa C. Hinkle, Esq.
Facsimile No. (212) 504-6666

If to Borrower:	415 Greenwich Mezzanine Owner LLC
c/o Heritage Partners, LLC
155 East 55th Street, Suite 6D
New York, New York 10022
Attention: Joel Silver
Facsimile No.(212) 223-6427

415 Greenwich Mezzanine Owner LLC
c/o Heritage Partners, LLC
1350 Broadway, Suite 612
New York, New York 10018
Attention: Ethan Eldon
Facsimile No.(212) 967-2747

With a copy to:	Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Karen Scanna, Esq.
Facsimile No.: (212) 806-6006

Section 10.7 Trial by Jury. BORROWER AND LENDER EACH HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER

AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Any expedited procedure legally available with such a declaratory judgment action or action for injunctive relief may be utilized to the extent possible.

Section 10.13 Expenses; Indemnity. (a) Borrower shall pay or, if Borrower fails to pay, to reimburse Lender upon receipt of notice from Lender, for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Lender’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, in connection with the making of any Advances after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, whether at trial or not, including appeals therefrom, in response to third party claims or the prosecuting or defending of any action or proceeding, mediation, arbitration or other litigation or administrative proceeding, in each case against, under or affecting Mortgage Borrower, Borrower, Guarantor, this Agreement, the other Loan Documents, the Property, the Collateral or any other security given for the Loan; and (vi) enforcing any Obligations of or collecting any payments due from Borrower and/or Guarantor under this Agreement, the other Loan Documents or with respect to the Property or the Collateral in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to Lender to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender.

(b) Borrower shall indemnify, defend and hold harmless Lender, each participant in the Loan, and their respective officers, directors, partners, employees and agents (each, an “Indemnified Party”) from and against, and shall reimburse the affected Indemnified Party for, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto) (collectively, “Losses”), that are actually imposed on, incurred by, or asserted against such Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its Obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, (ii) the use or intended use of the proceeds of the Loan or (iii) any other matter arising from this Agreement or the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to such Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party or to the extent that such Indemnified Liabilities relate to the Collateral and arise after title to the Collateral has been transferred by foreclosure. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by such Indemnified Party.

(c) In case any such claim, action or proceeding (a “Claim”) is brought against an Indemnified Party in respect of which indemnification may be sought by such Indemnified Party pursuant hereto, Lender shall give prompt written notice thereof to Borrower, which notice shall include all documents and information in the possession of or under the control of Lender and such Indemnified Party relating to such Claim and shall specifically state that indemnification for such Claim is being sought under this Section 10.13; provided, however, that the failure of Lender to so notify Borrower shall not limit or affect such Indemnified Party’s rights to be indemnified pursuant to this Section 10.13 except to the extent Borrower is materially prejudiced by such failure. Upon receipt of such notice of Claim (together with such documents and information from Lender and such Indemnified Party), Borrower shall, at its sole cost and expense, in good faith defend any such Claim with counsel reasonably satisfactory to Lender and such Indemnified Party (it being understood that counsel selected by Borrower’s insurance carrier shall be deemed to be acceptable to Lender and such Indemnified Party, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Lender as an insurer), which counsel may, without limiting the rights of Lender and such Indemnified Party pursuant to the next succeeding sentence of this Section 10.13, also represent Borrower in such investigation, action or proceeding. In the alternative, such Indemnified Party may elect to conduct its own defense through counsel of its own choosing and at the reasonable expense of Borrower, if (A) such Indemnified Party reasonably determines that the conduct of its defense by Borrower would be reasonably expected to be materially prejudicial to its interests, (B) Borrower refuses to defend, or (C) Borrower shall have failed, in such Indemnified Party’s reasonable judgment, to defend the Claim in good faith (unless such Claim is being defended by Borrower’s insurance carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Lender as an insurer). Borrower may settle any Claim against such Indemnified Party without such Indemnified Party’s consent, provided (i) such settlement is without any liability, cost or expense whatsoever to such Indemnified Party, (ii) the settlement does not include or require any admission of liability or culpability by such Indemnified Party under any federal, state or local statute or regulation, whether criminal or civil in nature and (iii) Borrower obtains an effective written release of liability for such Indemnified Party from the party to the Claim with whom such settlement is being made, which release must be reasonably acceptable to such Indemnified Party, and a dismissal with prejudice with respect to all claims made by the party against such Indemnified Party in connection with such Claim. Lender and such Indemnified Party shall reasonably cooperate with Borrower, at Borrower’s sole cost and expense, in connection with the defense or settlement of any Claim in accordance with the terms hereof. If Borrower refuses to defend any Claim or fails to defend such Claim in good faith (other than a Claim that is being defended by Borrower’s carrier, provided such insurer is an acceptable insurer under the Loan Documents or otherwise was accepted by Lender as an insurer) and such Indemnified Party elects to defend such Claim by counsel of its own choosing Borrower shall be responsible for any good faith settlement of such Claim entered into by such Indemnified Party. If such Indemnified Party reasonably determines that the conduct of its defense by Borrower would be reasonably expected to be materially prejudicial to its interests and elects to defend such Claim by counsel of its own choosing, Borrower shall be responsible for any reasonable settlement of such Claim entered into by such Indemnified Party. Except as provided in the preceding two (2) sentences, no

Indemnified Party may pay or settle any Claim and seek reimbursement therefor under this Section 10.13. Nothing contained herein shall be construed as requiring Lender or any Indemnified Party to expend funds or incur costs to defend any Claim in connection with the matters for which Lender or any Indemnified Party is entitled to indemnification pursuant to this Section 10.13. The Obligations of Borrower hereunder shall specifically include the obligation to expend its own funds, to incur costs in its own name and to perform all actions as may be necessary to protect Lender or any other Indemnified Party from the necessity of expending its own funds, incurring cost or performing any actions in connection with the matters for which Lender or such other Indemnified Party is entitled to indemnification hereunder.

(d) After a Securitization, Borrower covenants and agrees to pay for or to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby solely for the purpose of obtaining the consent, approval, waiver or confirmation of such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

Section 10.14 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower or Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender any right to insist upon or to enforce the performance or observance of any of the Obligations contained herein or therein. All conditions to the obligations of Lender to make Advances of the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make Advances of the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so. In addition, Lender is not the agent or representative of Borrower and this Agreement shall not make Lender liable to materialmen, contractors, craftsmen, laborers or others for goods delivered to or services performed by them upon the Property, or for debts or claims accruing to such parties against Borrower and there is no contractual relationship, either express or implied, between Lender and any materialmen, subcontractors, including Major Contractors, craftsmen, laborers, or any other person supplying any work, labor or materials for the Improvements.

Section 10.17 Publicity. (a) All news releases, publicity or advertising by Borrower, Mortgage Borrower or their Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents shall be subject to the prior approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed.

(b) Lender shall have the right to issue news releases, and publicize and/or advertise the fact that it has provided financing with respect to the Property and in connection therewith Lender shall have the right to photograph and use pictures of the Property in any such advertisements, brochures, print, media and other copy.

(c) At Lender’s request, during renovation of the Improvements Borrower shall erect a suitable sign or signs at the Property in a location clearly visible to the public which shall indicate that financing for the Property is being provided by Lender and otherwise publicize Lender’s role as construction lender. Borrower shall provide or cause to be provided to Lender with a sign diagram showing the design plans and specifications for such sign, and same shall be subject to Lender’s prior written approval not to be unreasonably withheld, conditioned or delayed. Lender shall coordinate the placement and maintenance of signs on the Property.

(d) Notwithstanding the foregoing provisions of this Section 10.17, Borrower shall have the right to consent to any publicity contemplated in this Section 10.17, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that no such consent right shall apply to any marketing of the Loan relating to any Securitization of all or any portion of the Loan.

Section 10.18 Participants. As of the Closing Date, Lender anticipates participating a portion of its interest in the Loan, including the entire obligation to fund the Advances pursuant to this Agreement and the other Loan Documents (the “Funding Obligations”) to one or more participants (each, together with its successors and assigns, a “Participant”). Lender and/or any Participant may assign, transfer or sell all or any portion of its Funding Obligations and shall thereafter be relieved of such Funding Obligations provided that such assignee assumes such Funding Obligations in writing in a manner directly enforceable by Borrower and such assumption is delivered to Borrower and Owner. At such time as Lender has so transferred all of the Funding Obligations pursuant to this Section 10.18, the named Lender hereunder shall have no Funding Obligations hereunder. For purposes of Sections 2.2.4, 2.2.5, 2.2.6, 2.2.7, and 2.2.8 hereof, Lender shall have the right to exercise the rights and remedies of Lender thereunder on behalf of any Participant.

Notwithstanding anything to the contrary contained in this Agreement and the other Loan Documents, if Lender sells the Loan or participates the Loan to one or more participants, Lender agrees that Borrower shall only be obligated to go to a single entity or administrative agent for purposes of obtaining Advances and Lender approvals hereunder.

Section 10.19 Intentionally Deleted.

Section 10.20 Waiver of Offsets/Defenses/Counterclaims. Borrower hereby waives the right to assert a counterclaim in any action or proceeding brought against it by Lender or its agents or otherwise to offset any obligations to make the payments to Lender as required by the Loan Documents, except to the extent expressly provided hereunder. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make to Lender under any of the Loan Documents. The Obligations of Borrower to Lender under this Agreement and the other Loan Documents shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Borrower, or any other party, against any Participant by reason of such Participant’s failure to perform its obligations under this Agreement, including, without limitation, the failure of any Participant to fund any Advance.

Section 10.21 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.22 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement except for Cooper-Horowitz, Inc. Borrower is responsible to pay any fees or commissions charged by Cooper-Horowitz, Inc. in connection with this transaction. In addition, Borrower shall indemnify, defend and hold each Indemnified Party and its officers and directors harmless from and against any Losses in any way relating to or arising from a Claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.22 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.23 Certain Additional Rights of Lender (VCOC). Notwithstanding anything which may be contained in this Agreement to the contrary, Lender shall have:

(a) the right to routinely consult with Borrower’s management regarding the significant business activities and business and financial developments of Borrower. Consultation meetings should occur at Lender’s request on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any time upon reasonable notice;

(c) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other assets; and

(d) the right, in accordance with the terms of this Agreement, including, without limitation, Section 4.1.6, to receive monthly, quarterly and year end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness.

The rights described above may be exercised by any entity which owns and controls, directly or indirectly, substantially all of the interests in Lender.

Section 10.24 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Commitment Letter dated January 31, 2006 between Mortgage Borrower and Mortgage Lender (as amended), are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.25 Exculpation. (a) Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the Obligations contained in the Note, this Agreement, the Pledge Agreement, or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or any of its direct or indirect constituents, members, partners, and/or shareholders, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Pledge Agreement and the other Loan Documents, or in the Collateral, the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Collateral, the Property, the Rents and in any other collateral given to Lender, Lender by accepting the Note, this Agreement, the Pledge Agreement and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Pledge Agreement or the other Loan Documents. The provisions of this Section 10.25 shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Pledge Agreement; (c) affect the validity or enforceability of any guaranty or indemnification agreement made in connection with the Loan or any of the rights and remedies of Lender; (d) intentionally reserved; (e) impair the enforcement of the Pledge Agreement; (f) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize on any security given by Borrower in connection with the Loan or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against such security; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual loss, damage, cost, expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:

(i)	material misrepresentation by Borrower or any guarantor in connection with the Loan;

(ii)	the intentional material physical waste of the Property, First Mezzanine Collateral or Collateral by Borrower, First Mezzanine Borrower or Mortgage Borrower;

(iii)	the misapplication or conversion by Borrower, First Mezzanine Borrower or Mortgage Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Rents, security deposits, advance deposits or any other deposits collected with respect to the Property;

(iv)	failure by Borrower, First Mezzanine Borrower or Mortgage Borrower to pay charges for labor or materials or other charges that can create Liens on any portion of the Property, First Mezzanine Collateral or Collateral;

(v)	failure by Borrower to cause Mortgage Borrower to fulfill its obligations as seller under any Bona Fide Sales Contract for the sale of a Unit or as lessor under any leasing agreement for the lease of a Unit, resulting in Lender remedying such failure;

(vi)	failure by Borrower, First Mezzanine Borrower or Mortgage Borrower to maintain the Policies in full force and effect at any time; and

(vii)	current pending litigation by Carlton and/or its affiliates against Heritage Partners, LLC, Daewoo Development Delaware Corporation, Daewoo America Development, Inc., Daewoo Engineering & Construction, Ltd., 415 Greenwich LLC, Borrower and by Beta Capital, LLC and/or its affiliates against Guarantor, Heritage Partners, LLC, 415 Greenwich, LLC and 415 Greenwich Fee Owner LLC.

With respect to subparagraphs (iv) and (vi) above, Borrower shall not be liable as provided herein if (x) no Event of Default then exists, and (y) the failure to comply with subparagraphs (iv) and (vi) arise solely from Lender’s, Mortgage Lender’s or First Mezzanine Lender’s, as applicable, failure to fund an Advance or Building Loan Advance, as applicable, after receipt by Lender, Mortgage Lender and/or First Mezzanine Lender, as applicable, of a Draw Request in compliance with the requirements set forth in this Agreement, Building Loan Agreement or the First Mezzanine Loan Agreement, as applicable, and Borrower’s compliance with all conditions to Building Loan Advances set forth in Section 2.9 of the Building Loan Agreement and/or Advances set forth in Section 2.8 of this Agreement and the First Mezzanine Loan Agreement, as applicable.

(b) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower, First Mezzanine Borrower or Mortgage Borrower fails to obtain Lender’s prior consent to any assignment, transfer, or conveyance of the Property, the First Mezzanine Collateral and/or Collateral or any interest therein as required by the Pledge Agreement, the First Mezzanine Pledge Agreement or this Agreement; (ii) fraud or intentional material misrepresentation by Borrower or any Guarantor in connection with the Loan; (iii) any attempt by Borrower, First Mezzanine Borrower or Mortgage Borrower or an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower, to materially delay any foreclosure proceeding or other action commenced by Lender for the enforcement of Lender’s rights and remedies under any of the Loan Documents with respect to the Property, First Mezzanine Collateral or Collateral (including, but not limited to, (1) filing by First Mezzanine Borrower, Borrower or Mortgage Borrower of a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (2) filing by an Affiliate, officer, director, or representative which controls, directly or indirectly, Borrower, First Mezzanine Borrower or Mortgage Borrower, or joining by such Person in the filing of an involuntary petition against Borrower, First Mezzanine Borrower or Mortgage Borrower under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting by such Person or causing by such Person to be solicited petitioning creditors for any involuntary petition against Borrower, First Mezzanine Borrower or Mortgage Borrower from any person; (3) filing by Borrower, First Mezzanine Borrower or Mortgage Borrower of an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causing by Borrower, First Mezzanine Borrower or Mortgage Borrower to be solicited petitioning creditors for any involuntary petition from any Person; (4) consenting to or acquiescing in or joining in, by any Affiliate, officer, director, or representative which controls Borrower, an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any portion of the Property, First Mezzanine Collateral or the Collateral; or (5) making by Borrower, First Mezzanine Borrower or Mortgage Borrower of an assignment for the benefit of creditors, or admitting by Borrower, in writing or in any legal proceeding, of its insolvency or inability to pay its debts as they become due); or (iv) any claim that any Loan Documents is invalid or unenforceable to an extent that would preclude foreclosure or other exercise of remedies.

Section 10.26 Reserved.

Section 10.27 Intentionally Deleted.

Section 10.28 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute together but one and the same agreement.

Section 10.29 Officers and Directors Not Liable. No principal, member, partner, manager, director, officer, agent, affiliate, beneficiary, trustee or employee of Borrower (except as set forth in the Guaranty of Recourse Carveouts in accordance with the terms of the Guaranties) shall be personally liable for the Obligations.

XI. RESERVED

XII. SPECIAL PROVISIONS

Section 12.1 Special Provisions.

12.1.1 Sale of Note and Securitization. Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which any Lender customarily adheres or which be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(i) provide additional and/or updated Provided Information, together with appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;

(ii) assist in preparing descriptive materials for presentations to any or all of the Rating Agencies, and work with, and if requested, supervise, third-party service providers engaged by Borrower and its Affiliates to obtain, collect, and deliver information requested or required by Lender or the Rating Agencies;

(iii) deliver (A) updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Collateral, the First Mezzanine Collateral the Property, Borrower, First Mezzanine Borrower, Mortgage Borrower and their Affiliates and the Loan Documents, including, without limitation, a so-called “10b-5” opinion and (B) revised Organizational Documents for Borrower, First Mezzanine Borrower and Mortgage Borrower which counsel opinions and Organizational Documents shall be reasonably satisfactory to Lender and the Rating Agencies;

(iv) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements or other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;

(v) make such representations and warranties as of the closing date of the Securitization with respect to the First Mezzanine Collateral, Collateral, Property, Borrower, First Mezzanine Borrower, Mortgage Borrower, Guarantor and the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties as they exist on the date thereof, including the representations and warranties made in the Loan Documents;

(vi) execute such amendments to the Loan Documents as may be reasonably requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace the original note or modify the original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note) such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan or the portion thereof subject to the Securitization;

(vii) if requested by Lender, review any information regarding the Property, the Collateral, Guarantor, Borrower, Mortgage Borrower and the Loan which is contained in a preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any Affiliate thereof; and

(viii) supply to Lender such documentation, financial statements and reports in form and substance reasonably required in order to comply with any applicable securities laws.

12.1.2 Mezzanine Loans. (a) Notwithstanding the provisions of Section 12.1.1 to the contrary, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to establish different interest rates for each of the Mortgage Loan and the Mezzanine Loans between each other and to require the payment of the Mortgage Loan and the Mezzanine Loans in such order of priority as may be designated by Lender and Mortgage Lender; provided, that the initial weighted average spread of the Mortgage Loan and the Mezzanine Loan following any such reallocation or modification shall not be changed from the initial weighted average spread in effect immediately preceding such reallocation or modification.

(b) Notwithstanding the provisions of Section 12.1.1 to the contrary, Borrower covenants and agrees that after the Closing Date and prior to a Securitization, Lender shall have the right to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate principal balances of each of the Mortgage Loan, the Mezzanine Loan and any New Mezzanine Loan(s) amongst each other and to require the payment of the Mortgage Loan, the Mezzanine Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) in no event shall the weighted average spread of the Mortgage Loan, the Mezzanine Loan and any New Mezzanine Loan(s) following any such reallocation or modification change from the weighted average spread for all in effect immediately preceding such reallocation, modification or creation of any New Mezzanine Loan(s), (ii) such New Mezzanine Loan(s) will not, in the reasonable judgment of Borrower, increase Borrower’s obligations and liabilities (other than to a de minimis extent) under the Loan Documents or decrease the rights of Borrower (other than to a de minimis extent) under the Loan Documents, (iii) the Building Loan and the Senior Loan shall all have the same interest rate and (iv) there shall be no material economic change with respect to any provision of the Senior Loan, Building Loan, or Mezzanine Loan. Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 12.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies, including, without limitation, in connection with the creation of any New Mezzanine Loan, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents and the Mezzanine Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan. In addition, Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as reasonably required by Lender in order to serve as the borrower under any New Mezzanine Loan (each, a “New Mezzanine Borrower”) and the applicable Organizational Documents of Borrower and Mezzanine Borrower shall be amended and modified as necessary or reasonably required in the formation of any New Mezzanine Borrower. Further, in connection with any New Mezzanine Loan, Borrower shall deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents and Mezzanine Loan Documents, as amended and an additional non-consolidation opinion for the Loan and the Mezzanine Loan and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender and/or the Rating Agencies.

12.1.3 Component Notes. Lender shall at any time have the right to establish “component” notes of the Loan (including senior and junior notes) provided that (i) the aggregate principal amount of such “component” notes shall equal the outstanding principal balance of the Loan immediately prior to the creation of such “component” notes, (ii) the weighted average interest rate of all such “component” notes on the date created shall equal the interest rate which was applicable to the Loan immediately prior to the creation of such “component” notes, (iii) the other terms and provisions of each of the “component” notes shall be identical in substance and substantially similar in form to the Note and (iv) except as modified as described herein, all other terms, conditions and covenants contained in the Loan Documents shall not be modified other than to a de minimis extent. Borrower shall cooperate with all reasonable requests of Lender in order to establish the “component” notes and shall execute and deliver such documents as shall reasonably be required by Lender in connection therewith.

12.1.4 Re-Dating. In connection with a Securitization or other sale of all or a portion of the Loan, Lender shall have the right to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc) under the Loan Documents, by up to ten (10) days (e.g., if the Monthly Payment Date is on the first (1st) of the month, it could be changed to any day out until the 11th of the month) (such action and all related action is a “Re-Dating”). Borrower shall cooperate with Lender, at Lender’s sole cost and expense, to implement any Re-Dating (including obtaining a modification of the Interest Rate Cap Agreement). If Borrower fails to cooperate with Lender within ten (10) Business Days of written request by Lender, Lender is hereby appointed as Borrower’s attorney in fact to execute any and all documents necessary to accomplish the Re-Dating, including, without limitation, obtaining a modification of the Interest Rate Cap Agreement. In addition, in connection with a change in the Monthly Payment Date, if such amended Monthly Payment Date shall fall on a date other than a Business Day, such Monthly Payment Date shall be deemed to be the Business Day immediately preceding the Monthly Payment Date and not immediately succeeding the Monthly Payment Date.

12.1.5 Payment of Costs and Expenses. All reasonable third party costs and expenses incurred by Borrower and Guarantors in connection with Borrower’s complying with requests made under Section 12.1.1, Section 12.1.2, Section 12.1.3 and Section 12.1.4 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender other than Borrower’s legal fees which shall be paid by Borrower.

12.1.6 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note, which is the subject of the prospective Securitization, in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.

(b) Borrower agrees to provide, in connection with any Securitization, an indemnification agreement (i) certifying that (A) Borrower has carefully examined the Disclosure Documents, including, without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Pledge Agreements,” “Description of the Collateral” and “The Borrower,” and (B) such sections and such other information in the Disclosure Documents (to the extent such information relates to or includes any Provided Information or any information regarding the Property, the Collateral, the First Mezzanine Collateral, Mortgage Borrower, Borrower, the First Mezzanine Borrower and/or the Loan) (collectively with the Provided Information, the “Covered Disclosure Information”) do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (ii) jointly and severally indemnifying Lender (whether or not it is the Lender that is the holder of the Note which is the subject of the Securitization), any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any actual losses, claims, damages, liabilities, costs or expenses (including, without limitation, reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”)) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (iii) agreeing to reimburse each Indemnified Person for any reasonable legal or other actual, out-of-pocket expenses incurred by such Indemnified Person in connection with defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (ii) and (iii) above shall be effective whether or not an indemnification agreement described in clause (i) above is provided.

(c) In connection with filings under the Exchange Act, Borrower agrees to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any reasonable legal or other actual, out-of-pocket expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against Borrower, notify Borrower in writing of the claim or the commencement of that action; provided, however, that the failure to notify Borrower shall not relieve it from any liability which it may have under the indemnification provisions of this Section 12.1.6 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify Borrower shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 12.1.6. If any such claim or action shall be brought against an Indemnified Person, Borrower shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from Borrower to the Indemnified Person of its election to assume the defense of such claim or action, Borrower shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both Borrower, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to Borrower, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which Borrower is required hereunder to indemnify such Indemnified Person. Borrower shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior consent of Lender (which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given Lender reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as Borrower has complied with its obligations to defend and indemnify hereunder, Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of Borrower (which consent shall not be unreasonably withheld).

(f) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 12.1.6 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 12.1.6), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 12.1.6, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) Borrower agrees that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees (by underwriting discount or otherwise) actually received by the Indemnified Persons in connection with the closing of the Loan or the Securitization.

(g) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 12.1.6 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 12.1.6.

(h) The liabilities and obligations of the Indemnified Persons and Borrower under this Section 12.1.6 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have not any obligation to act as depositor with respect to the Loan or any portion thereof which is the subject of any Securitization or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 12.2 Intentionally Omitted.

Section 12.3 Lender’s Extension Option. (a) In the event, on the Maturity Date or the Extended Maturity Date, as applicable, Borrower fails to pay the Loan in full, First Mezzanine Borrower fails to pay the First Mezzanine Loan in full and Mortgage Borrower fails to pay the Mortgage Loan in full, Lender shall have the right, in Lender’s sole option and discretion, to extend the term of the Loan (the “Lender’s Extension Option”) for an additional period of five (5) years (“Lender’s Extension Period”) and the Loan shall be subject to the following terms and conditions, notwithstanding anything to the contrary contained in this Agreement or any other Loan Documents:

(i) Borrower may prepay the principal balance of the Note in whole, but not in part, upon no less than seven (7) days’ prior irrevocable written notice to Lender, provided that: Borrower pays to Lender all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period ending prior to the Monthly Payment Date next occurring following the date of such prepayment;

(ii) Lender shall have the right to reset the Applicable Spread to a rate per annum equal to the greater of (A) eight and a half percent (8.5%) or (B) Lender’s then prevailing spread for floating interest rate loans secured by properties similar to the Property, as determined by Lender in its sole discretion.

(iii) Net Sales Proceeds received by Lender under Section 4.1.40 shall be deposited as Debt Service Funds. In addition, any Rents or other income from the Property (“Operating Income”) shall become part of the Debt Service Funds. If, at any time, the amount of Debt Service Funds exceeds an amount equal to three (3) months of Total Debt Service and Mezzanine Debt Service, Lender shall apply the excess to the prepayment of the Loan and the Mezzanine Loans in the following order of priority without prepayment penalty or premium other than Additional Costs:

(i) first, to payment of the Exit Fee due with respect to the sale of such Unit or Units; and

(ii) second, to the reduction of the Loan, until such time as the principal balance of the Loan has been reduced to zero.

(iv) During Lender’s Extension Period, Lender shall have the right to require Borrower to make monthly deposits with Lender in an amount equal to one-twelfth (1/12th) of the Taxes that Lender estimates will be payable for the next succeeding twelve (12) month period.

(v) During Lender’s Extension Period, Lender shall have the right to require Borrower to make monthly deposits with Lender of an amount equal to one-twelfth (1/12th) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies for the next succeeding twelve (12) month period.

(vi) Borrower shall furnish to Lender, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of the Property and the financial affairs of Mortgage Borrower, First Mezzanine Borrower, and Borrower, as shall be reasonably requested by Lender;

(vii) Lender shall have the right to require Borrower to deposit cash security for interest, necessary during the Lender’s Extension Period which cash security can be drawn upon to pay such expenses;

(b) Borrower shall pay all fees and expenses incurred by Lender in connection with Lender’s exercise of Lender’s Extension Option pursuant to this Section 12.3.

(c) Borrower shall execute any and all documents reasonably requested by Lender to evidence and secure the Loan, as extended and shall provide Lender with any UCC Title Insurance Policy or endorsement to UCC Title Insurance Policy requested by Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

415 GREENWICH MEZZANINE OWNER LLC,
a Delaware limited liability company

By:	/s/ Joel Silver
Name:	Joel Silver
Title:	Vice President

Heritage Partners, LLC hereby acknowledges and agrees that the Heritage Intercompany Loan and the Development Fee are each subordinate to the Loan. At Lender’s request, Heritage Partners, LLC hereby agrees to execute a subordination agreement with respect to the Development Fee and a subordination and standstill agreement with respect to the Heritage Intercompany Loan, in form and substance reasonably satisfactory to Lender. In addition, Heritage Partners, LLC acknowledges and agrees that, in connection with valid Advances under the Loan, Lender and its successors and assigns, shall be responsible to pay the Development Fee.

HERITAGE PARTNERS, LLC,
a New York limited liability company

By:	/s/ Joel Silver
Joel Silver
Managing Member

LENDER:

AIG MORTGAGE CAPITAL, LLC,
a Delaware limited liability company

By:	/s/ Keith C. Honig
Name:	Keith C. Honig
Title:	Senior Vice President